   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997



                                                      REGISTRATION NO. 333-34863

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             POST PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             GEORGIA                             6513                            58-1550675
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                       3350 CUMBERLAND CIRCLE, SUITE 2200
                             ATLANTA, GEORGIA 30339
                                 (770) 850-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                 JOHN T. GLOVER

                     PRESIDENT AND CHIEF OPERATING OFFICER
                             POST PROPERTIES, INC.
                       3350 CUMBERLAND CIRCLE, SUITE 2200
                             ATLANTA, GEORGIA 30339
                                 (770) 850-4400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

       JOHN J. KELLEY III                 MICHELLE P. GOOLSBY                 J. GREGORY MILMOE
         KING & SPALDING            WINSTEAD SECHREST & MINICK P.C.         SKADDEN, ARPS, SLATE,
      191 PEACHTREE STREET              5400 RENAISSANCE TOWER               MEAGHER & FLOM LLP
     ATLANTA, GEORGIA 30303                 1201 ELM STREET                   919 THIRD AVENUE
         (404) 572-4600                DALLAS, TEXAS 75270-2199           NEW YORK, NEW YORK 10022
                                            (214) 745-5400                     (212) 735-3000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


============================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS                 AMOUNT TO         OFFERING PRICE         AGGREGATE            AMOUNT OF
     OF SECURITIES TO BE REGISTERED          BE REGISTERED        PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...    1,100,000(2)            $39.91            $43,901,000           $13,304(3)
============================================================================================================================


(1) Determined pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended.

(2) Includes 1,100,000 shares of common stock of the registrant that are expected to be issued in connection with the transactions described herein. An additional 8,500,000 shares have previously been registered in connection with the transactions described herein.


(3) A filing fee of $94,660 has previously been paid with respect to the 8,500,000 shares previously registered.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS OF SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          [POST PROPERTIES LETTERHEAD]


                                                              September 24, 1997

Dear Shareholder:


     You are cordially invited to attend an important Special Meeting of the shareholders of Post Properties, Inc. ("Post") to be held on Friday, October 24, 1997, at 9:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303.



     At this meeting, you will be asked to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 1, 1997 among Post, Columbus Realty Trust ("Columbus") and Post LP Holdings, Inc., a wholly owned subsidiary of Post ("Merger Sub"), which provides for the acquisition of Columbus by Post (the "Merger") and the issuance of shares of common stock, par value $.01 per share, of Post (the "Post Common Stock") in connection therewith (the "Stock Issuance") and (ii) a proposal to amend Post's Employee Stock Plan in connection with the Merger (the "Employee Stock Plan Amendment"). Pursuant to the Merger Agreement, Columbus would be merged with and into Merger Sub. If the Merger is consummated, each outstanding common share of beneficial interest, par value $.01 per share, of Columbus ("Columbus Common Shares") will be converted into the right to receive 0.615 shares (the "Exchange Ratio") of Post Common Stock with cash being paid in lieu of fractional shares of Post Common Stock. The accompanying Joint Proxy Statement/Prospectus contains additional information regarding the proposed acquisition of Columbus by Post.


     The Merger Agreement has been approved and adopted by the Board of Directors of Post and the Board of Trust Managers of Columbus. The Merger Agreement, the Stock Issuance and the Employee Stock Plan Amendment are subject to approval by the holders of Post Common Stock, and the Merger Agreement is subject to approval by the holders of Columbus Common Shares. Approval of the proposals being presented at the Special Meeting requires that a greater number of votes be cast in favor of each matter than the number of votes cast opposing such matter. Post's Board of Directors has received an opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of August 1, 1997, the Exchange Ratio is fair, from a financial point of view, to Post.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF POST AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, THE STOCK ISSUANCE AND THE EMPLOYEE STOCK PLAN AMENDMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE STOCK ISSUANCE AND THE EMPLOYEE STOCK PLAN AMENDMENT.

     Details of the background and reasons for the proposed Merger appear in and are explained in the accompanying Joint Proxy Statement/Prospectus. Additional information regarding Columbus and Post also is set forth in the Joint Proxy Statement/Prospectus and incorporated therein by reference to other documents.

     It is important that your shares be represented at the Special Meeting either in person or by proxy. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                                    Sincerely,

                                          /s/ JOHN A. WILLIAMS
                                          ----------------------------------
                                                     John A. Williams
                                             Chairman of the Board and Chief
                                                    Executive Officer

                             POST PROPERTIES, INC.
                             3350 CUMBERLAND CIRCLE
                                   SUITE 2200
                             ATLANTA, GEORGIA 30339
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 24, 1997

                             ---------------------


     Notice is hereby given that a Special Meeting of Shareholders of Post Properties, Inc. ("Post") will be held on Friday, October 24, 1997, at 9:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, for the following purposes:



          (1) To consider and vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger ("Merger Agreement") dated as of August 1, 1997 among Post, Columbus Realty Trust ("Columbus") and Post LP Holdings, Inc., a wholly owned subsidiary of Post ("Merger Sub"), pursuant to which Columbus will be merged with and into Merger Sub (the "Merger") and (b) approve the issuance (the "Stock Issuance") of shares of common stock, par value $.01 per share, of Post ("Post Common Stock") pursuant to the Merger.



          (2) To consider and act upon a proposal to amend Post's Employee Stock Plan to increase the number of shares of Post Common Stock reserved for issuance thereunder from 1,200,000 to 3,500,000 shares. The proposal to so amend Post's Employee Stock Plan is conditioned upon approval of the Merger Agreement and the Stock Issuance described in (1) above.



          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.


     The Board of Directors has fixed the close of business on September 12, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof. A list of shareholders entitled to vote at the Special Meeting will be available at the Special Meeting for examination by any shareholder, his agent or his attorney.

     Your attention is directed to the Joint Proxy Statement/Prospectus submitted with this Notice.

                                          By order of the Board of Directors

                                          /s/ Sherry W. Cohen
                                          Sherry W. Cohen
                                          Senior Vice President and Secretary

Atlanta, Georgia

September 24, 1997


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                       [COLUMBUS REALTY TRUST LETTERHEAD]


                                                              September 24, 1997


Dear Shareholder:


     You are cordially invited to attend an important Special Meeting of the shareholders of Columbus Realty Trust ("Columbus") to be held on Friday, October 24, 1997, at 9:00 a.m., local time, at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270.


     At this meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 1, 1997 by and among Columbus, Post Properties, Inc. ("Post"), and Post LP Holdings, Inc., a wholly owned subsidiary of Post ("Merger Sub"), which provides for the acquisition of Columbus by Post. Pursuant to the Merger Agreement, Columbus would be merged with and into Merger Sub (the "Merger"). If the Merger is consummated, each outstanding common share of beneficial interest, par value $.01 per share, of Columbus ("Columbus Common Shares"), will be converted into the right to receive 0.615 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Post (the "Post Common Stock"), with cash being paid in lieu of fractional shares of Post Common Stock (the "Merger Consideration"). The accompanying Joint Proxy Statement/Prospectus contains additional information regarding the proposed acquisition of Columbus by Post.

     The Merger Agreement has been unanimously approved and adopted by the Board of Trust Managers of Columbus and the Board of Directors of Post, and the Merger Agreement and the Merger are subject to approval by the holders of two-thirds of the outstanding shares of Columbus Common Shares. Columbus' Board of Trust Managers has received an opinion of its financial advisor, Prudential Securities Incorporated, to the effect that, as of August 1, 1997, and based upon and subject to certain assumptions, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Columbus.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF TRUST MANAGERS HAS DETERMINED THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF COLUMBUS AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     Details of the background and reasons for the proposed Merger appear in and are explained in the accompanying Joint Proxy Statement/Prospectus. Additional information regarding Columbus and Post is also set forth in the Joint Proxy Statement/Prospectus and incorporated therein by reference to other documents.

     It is important that your shares be represented at the Special Meeting either in person or by proxy. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ ROBERT L. SHAW
                                          ------------------------------
                                          Robert L. Shaw
                                          Chief Executive Officer

                                   [ADDRESS]

                             COLUMBUS REALTY TRUST
                              15851 DALLAS PARKWAY
                                   SUITE 855
                              DALLAS, TEXAS 75248
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 24, 1997

                             ---------------------


     Notice is hereby given that a Special Meeting of Shareholders of Columbus Realty Trust ("Columbus") will be held on Friday, October 24, 1997, at 9:00 a.m., local time, at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, for the following purposes:


          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 1, 1997 among Columbus, Post Properties, Inc. ("Post") and Post LP Holdings, Inc., a wholly owned subsidiary of Post ("Merger Sub"), pursuant to which (i) Columbus will be merged with and into Merger Sub (the "Merger") and (ii) each outstanding common share of beneficial interest, par value $.01 per share, of Columbus will be converted into the right to receive 0.615 shares of common stock, par value $.01 per share, of Post, with cash being paid in lieu of fractional shares. The terms of the Merger are described in the accompanying Joint Proxy Statement/Prospectus.

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Trust Managers has fixed the close of business on September 23, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof.

     Your attention is directed to the Joint Proxy Statement/Prospectus submitted with this Notice.

                                          By order of the Board of Trust
                                          Managers

                                          /s/ RICHARD R. REUPKE
                                          -------------------------------------
                                          Richard R. Reupke
                                          Chief Financial Officer and Secretary

Dallas, Texas

September 24, 1997


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             JOINT PROXY STATEMENT
POST PROPERTIES, INC.                                      COLUMBUS REALTY TRUST
SPECIAL MEETING TO BE HELD                            SPECIAL MEETING TO BE HELD

ON OCTOBER 24, 1997                                          ON OCTOBER 24, 1997


                                   PROSPECTUS
                             POST PROPERTIES, INC.
                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                             ---------------------

     This Joint Proxy Statement/Prospectus is being furnished to shareholders (the "Post Shareholders") of Post Properties, Inc., a Georgia corporation (together with its subsidiaries, "Post"), and shareholders (the "Columbus Shareholders") of Columbus Realty Trust, a Texas real estate investment trust (together with its subsidiaries, "Columbus"), in connection with the solicitation of proxies by the Board of Directors of Post (the "Post Board") for use at the Special Meeting of Post Shareholders (including any adjournments or postponements thereof) (the "Post Special Meeting") and by the Board of Trust Managers of Columbus (the "Columbus Board") for use at the Special Meeting of Columbus Shareholders (including any adjournments or postponements thereof) (the "Columbus Special Meeting" and, together with the Post Special Meeting, the "Special Meetings"), each to be held on Friday, October 24, 1997 at the time and place set forth in the accompanying notices.


     The purpose of the Special Meetings is to consider and vote upon an Agreement and Plan of Merger, dated as of August 1, 1997 (the "Merger Agreement"), among Post, Post LP Holdings, Inc. ("Merger Sub"), a Georgia corporation and a wholly owned subsidiary of Post, and Columbus. The Merger Agreement is attached to this Joint Proxy Statement/ Prospectus as Annex A and is incorporated herein by this reference.

     The Merger Agreement provides that Columbus will merge with and into Merger Sub (the "Merger," which term includes, where the context so indicates, the other transactions contemplated by the Merger Agreement). Upon consummation of the Merger, each common share of beneficial interest, $.01 par value per share, of Columbus (the "Columbus Common Shares") will be converted into the right to receive 0.615 shares (the "Exchange Ratio") of common stock, $.01 par value per share, of Post (the "Post Common Stock"), with cash in lieu of fractional shares of Post Common Stock (the "Merger Consideration"). The Exchange Ratio is fixed and will not increase or decrease by reason of fluctuations in the market price of Post Common Stock or Columbus Common Shares.


     Based on the closing price of Post Common Stock on the New York Stock Exchange (the "NYSE") of $40.00 per share on September 23, 1997, if the Merger Agreement is approved and the Merger is consummated, the total market value of Post (not including units of limited partnership of the Operating Partnership) would be approximately $1,221,406,000. Based on the number of shares of Post and Columbus outstanding on that date, approximately 28% of the shares of Post expected to be outstanding after the Merger would be issued to Columbus Shareholders. Based on the Exchange Ratio and the closing price of Post Common Stock on the NYSE on September 23, 1997, each Columbus Shareholder will receive in the Merger Post Common Stock worth $24.60 for each Columbus Common Share owned on that date. For a description of the Merger Agreement, see "The Merger."


     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Post relating to the issuance of shares of Post Common Stock to Columbus Shareholders pursuant to the terms of the Merger Agreement. Post has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Post Common Stock to be issued in connection with the Merger.


     This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Post and Columbus on or about September 25, 1997.


     FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 19.

    THE SHARES OF POST COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


    The date of this Joint Proxy Statement/Prospectus is September 24, 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this Joint Proxy Statement/Prospectus are forward looking statements within the meaning of the federal securities laws. Although Post and Columbus believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Factors that could cause actual results to differ materially from Post's and Columbus' current expectations include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities and the other risks detailed herein under the heading "Risk Factors" and included from time to time in Post's and Columbus' reports filed with the Commission, including the reports on Form 10-K and, in the case of Columbus, Form 10-K/A for the year ended December 31, 1996.

                             AVAILABLE INFORMATION

     Both Post and Columbus are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed with the Commission by Post and Columbus can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of documents electronically filed with the Commission also may be obtained at the Commission's Internet address at "http://www.sec.gov". Shares of Post and Columbus are listed on the NYSE, and copies of documents filed with the Commission can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM, IN THE CASE OF POST, SHERRY W. COHEN, SECRETARY, POST PROPERTIES, INC., 3350 CUMBERLAND CIRCLE, SUITE 2200, ATLANTA, GEORGIA 30339; TELEPHONE NUMBER (770) 850-4400 AND, IN THE CASE OF COLUMBUS, J. MICHAEL LEWIS, COLUMBUS REALTY TRUST, 15851 DALLAS PARKWAY, SUITE 855, DALLAS, TEXAS 75248; TELEPHONE NUMBER (972) 387-1492. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY SUCH REQUEST SHOULD BE MADE BY OCTOBER 17, 1997.


     Post has filed with the Commission the Registration Statement under the Securities Act. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to Post and the shares of Post Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     All information contained in this Joint Proxy Statement/Prospectus with respect to Post, Post Apartment Homes, L.P. (the "Operating Partnership") and Post's subsidiaries has been supplied by Post, and all information with respect to Columbus and its subsidiaries has been supplied by Columbus.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER OF POST COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POST, COLUMBUS OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE POST COMMON STOCK IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SUCH POST COMMON STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                      (ii)

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
Special Note Regarding Forward-Looking Statements...........     ii
Available Information.......................................     ii
Incorporation of Certain Documents by Reference.............      v
Summary.....................................................      1
  Parties to the Merger Agreement...........................      1
  The Special Meetings......................................      1
  Record Date; Votes Required...............................      2
  Recommendations...........................................      3
  Exchange Ratio............................................      4
  Structure of the Merger...................................      4
  Opinions of Financial Advisors............................      4
  Exchange for Post Common Stock............................      5
  Terms of the Merger Agreement.............................      5
  Interests of Certain Persons in the Merger................      7
  Anticipated Accounting Treatment..........................      8
  Resales of Post Common Stock..............................      8
  Regulatory Approval.......................................      8
  Federal Income Tax Consequences...........................      8
  Dissenters' Rights........................................      9
  Differences in the Rights of Security Holders.............      9
  Amendment of Employee Stock Plan..........................      9
  Markets and Market Prices.................................     10
  Comparative Per Share Information.........................     11
  Summary Historical and Pro Forma Financial Data...........     12
Risk Factors................................................     19
  Stock Price Fluctuations..................................     19
  Status of Merger as Tax-Free Reorganization...............     19
  Benefits to Certain Directors and Officers of Columbus;
     Possible Conflicts of Interest.........................     19
  Loss of Rights by Columbus Shareholders...................     20
  Termination Payments if Merger Fails to Occur.............     20
  Real Estate Investment Risks..............................     20
  No Limitation on Amount of Debt that May be Incurred and
     Possible Inability to Repay Debt.......................     21
  Adverse Consequences of Failure to Qualify as a REIT......     21
The Special Meetings........................................     22
The Merger..................................................     24
  Background of and Reasons for the Merger..................     24
  Opinions of Financial Advisors............................     32
  Exchange Ratio and Exchange for Post Common Stock.........     42
  Structure of the Merger...................................     43
  Terms of the Merger Agreement.............................     43
  Interests of Certain Persons in the Merger................     51
  Anticipated Accounting Treatment..........................     53
  Resale of Post Common Stock...............................     53
  Columbus Shareholders Rights Plan.........................     53
  Dissenters' Rights........................................     53
  Regulatory Approval.......................................     53
Post Properties, Inc. Unaudited Pro Forma Combined Balance
  Sheet.....................................................     54
Post Properties, Inc. Unaudited Pro Forma Combined
  Statements of Operations..................................     56
Notes to Unaudited Pro Forma Balance Sheet and Statements of
  Operations................................................     59


                                      (iii)

                                                              PAGE
                                                              -----
Comparative Rights of Shareholders..........................     62
Certain Federal Income Tax Consequences.....................     70
Policies of Post with Respect to Certain Activities.........     82
Policies of Columbus with Respect to Certain Activities.....     85
Certain Relationships and Related Transactions..............     86
Amendment of Employee Stock Plan............................     86
Post Executive Compensation.................................     89
Common Stock Ownership by Management and Principal
  Shareholders..............................................     92
Experts.....................................................     95
Legal Opinions..............................................     95
Shareholder Proposals.......................................     95
Other Matters...............................................     95
Annex A:  Merger Agreement..................................    A-1
Annex B:  Fairness Opinion of Merrill Lynch, Pierce, Fenner
  & Smith, Incorporated.....................................    B-1
Annex C:  Fairness Opinion of Prudential Securities
  Incorporated..............................................    C-1


                                      (iv)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Post are incorporated by reference into this Joint Proxy Statement/Prospectus:

          (i) Post's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Post 1996 Annual Report");

          (ii) The portions of the Post Proxy Statement for the Annual Meeting of Shareholders held May 22, 1997 that have been incorporated by reference into the Post 1996 Annual Report;

          (iii) Post's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;


          (iv) Post's Current Reports on Form 8-K filed on February 27, 1997, August 5, 1997 and September 16, 1997; and


          (v) The description of the Post Common Stock included in Post's Registration Statement on Form 8-A, dated July 22, 1993.

     The following documents previously filed with the Commission by Columbus are incorporated by reference into this Joint Proxy Statement/Prospectus:

          (i) Columbus' Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Columbus' Form 10-K/A (the "Columbus 1996 Annual Report");

          (ii) The portions of the Columbus Proxy Statement for the Annual Meeting of Shareholders held May 23, 1997 that have been incorporated by reference into the Columbus 1996 Annual Report;

          (iii) Columbus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          (iv) Columbus' Current Reports on Form 8-K filed on June 5, 1997 and August 5, 1997; and

          (v) The description of the Columbus Common Shares included in Columbus' Registration Statement on Form 8-A, dated December 16, 1993.

     All documents filed by Post or Columbus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded.

                                       (v)

                                    SUMMARY

     The following summary is not intended to be a complete description of all material facts regarding Post and Columbus and the matters considered at the Special Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the annexes hereto and the documents referred to herein.

                                   THE MERGER

PARTIES TO THE MERGER AGREEMENT

     Post. Post is a self-administered and self-managed equity real estate investment trust (a "REIT") and one of the largest developers and operators of upscale multifamily apartment communities in the Southeastern United States. As of June 30, 1997, Post owned 49 stabilized communities (the "Post Communities") containing 17,648 apartment units located primarily in metropolitan Atlanta, Georgia and Tampa, Florida. In addition, as of June 30, 1997, Post had under construction or in initial lease-up ten new communities and additions to two existing communities in the Atlanta, Georgia; Tampa, Florida; Nashville, Tennessee and Charlotte, North Carolina metropolitan areas that will contain an aggregate of 4,025 apartment units when completed. For the six months ended June 30, 1997, the average economic occupancy rate of the 48 Post Communities stabilized for the entire period was 94.3%. The average monthly rental rate per apartment unit at these Post Communities for the same period was $800. Post also manages through affiliates one community with 260 apartment units under the Post(R) brand name for a third party and approximately 7,800 additional apartment units owned by third parties. Post is a fully-integrated organization with multifamily development, acquisition, operation and asset management expertise and has approximately 1,200 employees.

     Post conducts all of its operations through Post Apartment Homes, L.P. (the "Operating Partnership") and its subsidiaries. Post is the sole general partner of, and controls a majority of the limited partnership interests in, the Operating Partnership. As of June 30, 1997, Post owned 80.9% of the outstanding partnership interests in the Operating Partnership.

     Post is a Georgia corporation that was founded in 1971. The Operating Partnership is a Georgia limited partnership that was formed in 1993. Post's and the Operating Partnership's executive offices are located at 3350 Cumberland Circle, Suite 2200, Atlanta, Georgia 30339, and their telephone number is (770) 850-4400.

     Columbus. Columbus is a self-administered and self-managed REIT which develops, owns and operates upscale multifamily residential properties primarily in urban communities in the Southwestern United States. As of June 30, 1997, Columbus owned 39 total properties: 28 completed multifamily residential properties containing an aggregate of 6,045 apartment units located primarily in the Dallas/Fort Worth metropolitan area, two industrial properties, one retail property, six multifamily development sites in various stages of construction and two sites acquired for future development. The average economic occupancy for the stabilized residential properties during the six months ended June 30, 1997 was 96.0%, with an average collected rent per unit of $761 per month.

     Columbus was formed on October 12, 1993, pursuant to the Texas Real Estate Investment Trust Act (the "TRA"). Columbus' executive offices are located at 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248, and its telephone number is (972) 387-1492.

THE SPECIAL MEETINGS


     Post. The Post Special Meeting will be held on Friday, October 24, 1997 at 9:00 a.m. local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. At the Post Special Meeting, holders of Post Common Stock will be asked to consider and vote upon a proposal to (i) approve and adopt the Merger Agreement, (ii) approve the issuance of Post Common Stock in connection with the Merger (the "Stock Issuance") and (iii) approve a proposal to amend Post's Employee Stock Plan in connection with the Merger ( the "Employee Stock Plan Amendment"). See "The Special Meetings -- Post Special Meeting."

     Columbus. The Columbus Special Meeting will be held on Friday, October 24, 1997 at 9:00 a.m. local time, at the offices of Winstead, Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270. At the Columbus Special Meeting, holders of Columbus Common Shares will be asked to consider and vote upon a proposal to approve the Merger Agreement. See "The Special Meetings -- Columbus Special Meeting."


RECORD DATE; VOTES REQUIRED


     Post. Only holders of record of shares of Post Common Stock at the close of business on September 12, 1997 (the "Post Record Date") are entitled to notice of and to vote at the Post Special Meeting. As of such date, there were 22,127,782 shares of Post Common Stock issued and outstanding held by approximately 1,276 holders of record. Holders of record of Post Common Stock on the Post Record Date are entitled to one vote per share on any matter that may properly come before the Post Special Meeting.


     The presence in person or by proxy of the holders of a majority of the shares of Post Common Stock outstanding on the Post Record Date will constitute a quorum for the transaction of business at the Post Special Meeting or any adjournment thereof. The approval of the matters being presented to the Post Shareholders at the Post Special Meeting require a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter. Shares of Post Common Stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote.


     As of the Post Record Date, the executive officers and directors of Post owned an aggregate of 1,392,549 shares of Post Common Stock which such persons were entitled to vote (not including 3,143,952 units of limited partnership of the Operating Partnership held by such persons), or approximately 6.3% of the shares of Post Common Stock then outstanding. See "The Special Meetings -- Post Special Meeting."



     Columbus. Only holders of record of Columbus Common Shares at the close of business on September 23, 1997 (the "Columbus Record Date") are entitled to notice of and to vote at the Columbus Special Meeting. As of such date, there were 13,410,522 Columbus Common Shares issued and outstanding held by approximately 658 holders of record. Holders of record of Columbus Common Shares on the Columbus Record Date are entitled to one vote per share on any matter that may properly come before the Columbus Special Meeting.


     The presence in person or by proxy of the holders of a majority of the Columbus Common Shares outstanding as of the Columbus Record Date is necessary to constitute a quorum at the Columbus Special Meeting or any adjournment thereof. The affirmative vote of the holders of two-thirds of the shares of Columbus Common Shares outstanding and entitled to vote as of the Columbus Record Date is necessary to approve the Merger Agreement. Pursuant to the Amended and Restated Bylaws of Columbus, as amended (the "Columbus Bylaws"), abstentions and broker non-votes will be included in the determination of the number of Columbus Common Shares present at the Columbus Special Meeting for quorum purposes. Also pursuant to the Columbus Bylaws, abstentions and broker non-votes will not be deemed to be entitled to vote and therefore will not be counted in the tabulations of votes cast on proposals presented to the Columbus Shareholders.


     As of the Columbus Record Date, the executive officers and trust managers of Columbus owned an aggregate of 935,572 shares of Columbus Common Shares which such persons were entitled to vote, or approximately 7.0% of the shares of Columbus Common Shares then outstanding. See "The Special Meetings -- Columbus Special Meeting."

RECOMMENDATIONS

     The Post Board, the Columbus Board and the Board of Directors of Merger Sub have approved and adopted the Merger Agreement, and each Board recommends a vote FOR approval of the Merger Agreement. See "The Special Meetings" and "The Merger."

     In determining to recommend the Merger, the Post Board considered the following expected benefits from the Merger: (i) entry into new Southwestern growth markets; (ii) access to Columbus' development experience in other markets and increased development opportunities; (iii) favorable positioning for future portfolio acquisitions; (iv) increased geographic diversification of Post's portfolio; (v) elimination of redundant activities in the combined organization and the resulting savings in costs and expenses; (vi) the potential for accretion to Post's funds from operations per share ("FFO"); (vii) increased size and increased liquidity in Post Common Stock and related improvement in access to equity and debt capital and (viii) the opinion of Post's financial advisor that the Exchange Ratio (as hereinafter defined) is fair to Post from a financial point of view. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") to mean net income (computed in accordance with generally accepted accounting principles) ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities as defined by GAAP and should not be considered as an alternative to net income as an indication of Post's operating performance. See "The Merger -- Background of and Reasons for the Merger -- Post's Reasons for the Merger."

     The Post Board also considered the following potential adverse consequences of the Merger: (i) expansion into a new region and new markets with which Post has little prior experience; (ii) the potential current imbalance between supply of and demand for apartments in certain of these new markets; (iii) the potential difficulties of integrating Columbus' operations into Post; (iv) the higher risk associated with increased development activities; (v) increased debt to market capitalization and encumbrances of assets; (vi) the significant costs involved in connection with consummating the Merger; (vii) the substantial time and effort of Post management required to effectuate the Merger, integrate the business of Columbus into Post and manage the increased and more diverse property portfolio and (viii) the risk that the anticipated benefits of the Merger might not be fully realized. The Post Board believes that the benefits and advantages of the Merger far outweigh the negative factors and risks.

     If the Merger is not consummated for any reason, Post will continue to execute its strategic objective of being a leading apartment owner and developer in major Sunbelt markets. To the extent such opportunities are available, it would likely consider other potential combinations with public or private apartment owners that the Post Board and management believe add value and enhance the future earnings of Post and otherwise are in the best interests of the Post Shareholders.

     In determining to recommend the Merger, the Columbus Board considered the following factors which were material to its decision to approve the Merger: (i) Post's lower cost of capital and the increased access of the combined companies to the debt and equity capital markets; (ii) the long-term prospects for growth of the combined companies and increase in shareholder value; (iii) savings in general and administrative costs as certain redundant functions are eliminated;
(iv) the economic and other terms of the Merger including the stock-for-stock, tax-free nature of the transaction; (v) immediate geographic diversification;
(vi) long-term development opportunities based upon the combined expertise of the companies and (vii) the opinion of Columbus' financial advisor that the Merger Consideration is fair to the Columbus Shareholders from a financial point of view. See "The Merger -- Background of and Reasons for the Merger -- Columbus' Reasons for the Merger."

     The Columbus Board also considered the following potentially adverse consequences of the Merger: (i) the fact that, because the Exchange Ratio is fixed, a decline in the value of Post Common Stock would reduce the value of the consideration to be received by the Columbus Shareholders in the Merger; (ii) the current level of supply and demand for multifamily properties in Atlanta, Post's primary market; (iii) the significant costs involved in connection with the consummation of the Merger; (iv) the risk that the anticipated benefits of the Merger may not be realized and (v) the terms of the Merger Agreement prohibiting

Columbus from soliciting another transaction which could be more attractive to the Columbus Shareholders. The Columbus Board believes that the benefits and advantages of the Merger far outweigh the negative factors and risks.

     If the Merger is not consummated for any reason, Columbus intends to continue to expand its development program within its existing markets as well as new markets. To the extent opportunities are available in the future for strategic alliances or mergers, Columbus would likely consider such opportunities to the extent consistent with its goals of maximizing long-term value to the Columbus Shareholders.

EXCHANGE RATIO

     At the Effective Time of the Merger, each outstanding share of Columbus Common Shares will be converted into the right to receive 0.615 shares of Post Common Stock (the "Exchange Ratio"), with cash in lieu of fractional shares of Post Common Stock. See "The Merger -- Exchange Ratio and Exchange for Post Common Stock."


     Based on the closing price of Post Common Stock on the NYSE of $40.00 per share on September 23, 1997, if the Merger Agreement is approved and the Merger is consummated, the total market value of Post (not including units of limited partnership of the Operating Partnership) would be approximately $1,221,406,000. Based on the number of shares of Post and Columbus outstanding on that date, approximately 28% of the shares of Post expected to be outstanding after the Merger would be issued to Columbus Shareholders. Based on the Exchange Ratio and the closing price of Post Common Stock on the NYSE on September 23, 1997, each Columbus Shareholder will receive in the Merger Post Common Stock worth $24.60 for each Columbus Common Share owned on that date. For a description of the Merger Agreement, see "The Merger."


STRUCTURE OF THE MERGER

     The Merger Agreement provides for a merger of Columbus with and into Merger Sub, a wholly owned subsidiary of Post. At the Effective Time of the Merger (as hereinafter defined), each outstanding share of Columbus Common Shares will be converted into the right to receive 0.615 shares of Post Common Stock, with cash being paid in lieu of fractional shares of Post Common Stock. See "The
Merger -- Exchange Ratio and Exchange for Post Common Stock."

     Prior to the closing date of the Merger (the "Closing Date"), Post will contribute its existing limited partnership interests in the Operating Partnership to Merger Sub, a newly organized, wholly owned corporate qualified REIT subsidiary of Post. Post will contribute its 1% general partner interest to Post GP Holdings, Inc. ("GP Sub"), a newly organized wholly owned corporate qualified REIT subsidiary. Pursuant to the Merger Agreement, Columbus will be merged with and into Merger Sub at the Effective Time and Merger Sub will be the surviving corporation in the Merger.


     Following the Merger, Post intends to form a new wholly owned qualified REIT subsidiary ("LP Sub") to which Post will contribute 100% of the capital stock of Merger Sub. After such contribution, Merger Sub will be a wholly owned, indirect subsidiary of Post. Post then intends to cause Merger Sub to be merged with and into the Operating Partnership in exchange for limited partnership interests. In addition, Merger Sub intends to convert some or all of the wholly owned qualified REIT subsidiaries of Columbus into single member limited liability companies with 100% of the beneficial interests held by the Operating Partnership.


OPINIONS OF FINANCIAL ADVISORS

     Post. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial advisor to Post, has rendered an opinion to the Post Board that the Exchange Ratio is fair to Post from a financial point of view. A copy of the fairness opinion, dated as of August 1, 1997, setting forth the information reviewed, assumptions made and matters considered, is attached hereto as Annex B. The fairness opinion of Merrill Lynch should be read in its entirety.

     Merrill Lynch is an internationally recognized investment banking firm and continually is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. Post selected Merrill Lynch as its financial advisor because of Merrill Lynch's reputation and substantial experience in transactions such as the Merger and Merrill Lynch's familiarity with Post and its business.

     Post has agreed to pay Merrill Lynch certain fees to reimburse Merrill Lynch for certain of its reasonable out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities, including liabilities under the federal securities laws.

     For additional information concerning Merrill Lynch and its opinion, see "The Merger -- Opinions of Financial Advisors -- Post" and Merrill Lynch's opinion, dated as of August 1, 1997, attached hereto as Annex B.

     Columbus. Prudential Securities Incorporated ("Prudential Securities"), financial advisor to Columbus, rendered an opinion dated August 1, 1997 to the Columbus Board to the effect that as of such date, the Merger Consideration is fair to the Columbus Shareholders from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached hereto as Annex C. The fairness opinion of Prudential Securities should be read in its entirety.

     Prudential Securities is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and other purposes, and has substantial experience in transactions similar to the Merger. Columbus selected Prudential Securities as its financial advisor because of Prudential Securities' reputation and substantial experience in transactions such as the Merger and Prudential Securities' familiarity with Columbus and its business.

     Columbus has agreed to pay Prudential Securities certain fees, to reimburse Prudential Securities for certain of its reasonable out-of-pocket expenses and to indemnify Prudential Securities against certain liabilities, including liabilities under the federal securities laws. For additional information concerning Prudential Securities and its opinion, see "The Merger -- Opinions of Financial Advisors -- Columbus" and Prudential Securities' opinion, dated as of August 1, 1997, attached hereto as Annex C.

EXCHANGE FOR POST COMMON STOCK

     As soon as reasonably practicable after the Effective Time, instructions and a letter of transmittal will be furnished to all Columbus Shareholders for use in exchanging the certificates evidencing the Columbus Common Shares held by them for certificates evidencing the shares of Post Common Stock they will be entitled to receive as a result of the Merger. COLUMBUS SHAREHOLDERS SHOULD NOT SUBMIT THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTIONS AND A LETTER OF TRANSMITTAL ARE RECEIVED.

TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that Columbus will be merged with and into Merger Sub at the Effective Time. Merger Sub, a wholly owned subsidiary of Post, will be the surviving company in the Merger. As a result of the Merger, the separate existence of Columbus will cease. See "The Merger -- Terms of the Merger Agreement -- General."

     Conversion of Shares. Upon the Effective Time, each Columbus Common Share issued and outstanding will be converted into the right to receive from Post
0.615 of a fully paid and nonassessable share of Post Common Stock. Cash will be paid in lieu of fractional shares of Post Common Stock in an amount equal to the fractional proportion of the arithmetic mean of the closing sales prices of a share of Post Common Stock on the NYSE over the ten trading days immediately preceding the Closing Date.

     Effective Time of the Merger. The Merger will become effective upon the filing of the articles of merger or other appropriate documents relating thereto (the "Articles of Merger") with the office of the County Clerk of Dallas County, Texas and the Secretary of State of Georgia, or such later time as the parties have agreed upon and designated in such filings (the "Effective Time"). The Merger Agreement provides that the parties thereto will file the Articles of Merger as soon as practicable following the satisfaction or waiver of each of the conditions to consummation of the Merger.

     Conditions to the Merger. Consummation of the Merger is subject to satisfaction or waiver of certain conditions, including, among other things, obtaining the requisite approval of the Post Shareholders and the Columbus Shareholders, and receipt by Post and Columbus of either (i) a ruling from the Internal Revenue Service ("IRS") or (ii) opinions of their respective counsel that the Merger should qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that the surviving company will constitute a qualified REIT subsidiary under Section 856(i) of the Code. See "The Merger -- Terms of the Merger
Agreement -- Conditions to the Merger."

     No Solicitation; Board Action. The Merger Agreement provides that neither Post nor Columbus will, directly or indirectly, solicit or, with certain exceptions, facilitate mergers, sales of significant assets, tender offers or similar transactions with other persons prior to the Effective Time. See "The Merger -- Terms of the Merger Agreement -- No Solicitation; Board Action."

     Conduct of Business Pending the Merger. Each of Post and Columbus has agreed in the Merger Agreement to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party, except as otherwise permitted by the Merger Agreement. See "The Merger -- Terms of the Merger Agreement -- Conduct of Business Pending the Merger."

     Board of Directors. Post has agreed to take all steps necessary to cause the appointment as of the Effective Time of Mr. Robert L. Shaw, Vice Chairman and Chief Executive Officer of Columbus, to the Post Board, or such other person as shall be selected prior to the Effective Time by the Columbus Board and as shall be acceptable to Post. See "The Merger -- Terms of the Merger
Agreement -- Board of Directors."

     Indemnification Obligations. Post has agreed in the Merger Agreement to indemnify the officers, directors and trust managers of Columbus for a period of six years from the Effective Time against liabilities arising prior to the Effective Time, including all liabilities arising out of, or pertaining to, the Merger Agreement and the transactions contemplated thereby. See "The
Merger -- Terms of the Merger Agreement -- Indemnification Obligations."

     Amendment. The Merger Agreement may be amended by the parties in writing by action of the Post Board and the Columbus Board at any time before or after the approvals of the Post Shareholders and the Columbus Shareholders are obtained and prior to the filing of the Articles of Merger. After the approvals of the Post Shareholders and the Columbus Shareholders are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Columbus Shareholders or alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the Columbus Shareholders or the Post Shareholders. See "The Merger -- Terms of the Merger Agreement -- Amendment."

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the Post Shareholders and the Columbus Shareholders, under certain circumstances. See "The Merger -- Terms of the Merger Agreement -- Termination."

     Termination Fees and Expenses. The Merger Agreement provides for the payment by Columbus of a termination fee up to $10,000,000 if the Merger is terminated by Post or Columbus under certain circumstances. The Merger Agreement also provides for the reimbursement of expenses by Columbus of up to $1,500,000 if the Merger is terminated by Post or Columbus under certain circumstances. The Merger Agreement provides for the payment by Post of a termination fee up to $10,000,000 if the Merger is terminated by Post or Columbus under certain circumstances. The Merger Agreement also provides for the reimbursement of expenses by Post of up to $1,500,000 if the Merger is terminated by Post or Columbus under certain circumstances. See "The Merger -- Terms of the Merger Agreement -- Termination Fees and Expenses."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, holders of Post Common Stock and Columbus Common Shares should be aware that the Columbus Shareholders and certain executive officers and trust managers of Columbus have certain interests in the Merger that may present them with potential conflicts of interests with respect to the Merger.


     In connection with the Merger, Post will employ Mr. Robert L. Shaw, Vice Chairman and Chief Executive Officer of Columbus. For a description of the terms of his employment, see "The Merger -- Terms of the Merger Agreement -- Interests of Certain Persons in the Merger -- Future Employment." In addition, Post has agreed to take all steps necessary to cause the appointment as of the Effective Time of Mr. Shaw to the Post Board, or such other person as shall be selected prior to the Effective Time by the Columbus Board and as shall be acceptable to Post. Under existing employment agreements previously approved by the Columbus Board, certain officers of Columbus, including Mr. Richard L. Bloch, Chairman of the Board of Columbus, Mr. Shaw, Vice Chairman, Chief Executive Officer and a Trust Manager of Columbus, Mr. Will Cureton, Chief Operating Officer and a Trust Manager of Columbus, Mr. J. Michael Lewis, Treasurer and Senior Vice President of Columbus, and Mr. Richard R. Reupke, Chief Financial Officer and Secretary of Columbus, will be entitled to receive certain cash payments and Columbus Common Shares in connection with the consummation of the Merger. For a summary of these payments, see "The Merger -- Interests of Certain Persons in the
Merger -- Existing Employment Agreements."


     Pursuant to the Merger Agreement, Post has agreed to take certain actions with respect to, and to provide certain benefits to Columbus employees under, its stock incentive plans. Pursuant to the Merger Agreement, Post has also agreed to take certain actions with respect to certain restricted stock awards and Columbus Common Shares. See "The Merger -- Interests of Certain Persons in the Merger -- Stock Incentive Plans."

     From and after the Effective Time, Post has agreed to indemnify, to the fullest extent permitted under the TRA and the Georgia Business Corporation Code ("GBCC"), as applicable, each officer and trust manager of Columbus against all losses, claims, damages, liabilities, costs, expenses, liabilities or judgments (including attorneys' fees) arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such officers or trust managers. Such indemnification rights of each Columbus officer and trust manager are in addition to any other rights that such officers and trust managers may have under the Columbus Declaration of Trust (the "Columbus Charter") or the Columbus Bylaws, under the GBCC or otherwise. Post shall also either extend Columbus' existing directors' and officers' liability insurance policy as of the date of the Merger Agreement against any liabilities for acts or omissions occurring prior to the Effective Time arising out of or pertaining to the transactions contemplated by the Merger Agreement or add such persons to Post's existing directors' and officers' liability insurance policy for a period of six years after the date of the Merger Agreement to the fullest extent permitted under applicable law. Notwithstanding the previous sentence, in no event shall Post or Merger Sub be required to expend, on average over such six year period, in excess of 125% of the annual premium currently paid by Columbus for such coverage.

     After the Effective Time, Post will provide benefits to the employees of Columbus and the Columbus subsidiaries that are not less favorable to such employees than those provided to similarly situated employees of Post and the Post subsidiaries.


     Simultaneously with the execution of the Merger Agreement, Columbus, Armada Homes, Inc. ("Armada"), a non-qualified REIT subsidiary of Columbus, Robert L. Shaw and Will Cureton, executive officers of Columbus, and John A. Williams and John T. Glover, executive officers of Post, entered into a Stock Purchase Agreement (the "Armada Stock Purchase Agreement") providing for the sale by Messrs. Shaw and Cureton of all the issued and outstanding voting stock of Armada owned by Messrs. Shaw and Cureton to Messrs. Williams and Glover for a purchase price of $100 in cash. Armada, which conducts Columbus' condominium development business, is an affiliate of Columbus in which Columbus owns 90% of the beneficial interest, with the remaining 10% owned by Messrs. Shaw and Cureton.


     Simultaneously with the execution of the Merger Agreement, Columbus, Addison Circle Access, Inc. ("Addison"), a non-qualified REIT subsidiary of Columbus, Messrs. Shaw, Cureton, Williams and Glover entered into a Stock Purchase Agreement (the "Addison Stock Purchase Agreement" and collectively, with the Armada Stock Purchase Agreement, the "Stock Purchase Agreements") providing for the sale by Messrs. Shaw and Cureton of all the issued and outstanding voting stock of Addison owned by Messrs. Shaw and Cureton to Messrs. Williams and Glover for a purchase price of $5,000 in cash. Addison, which holds certain rights in connection with the supply of utilities to the Addison developments, is an affiliate of Columbus in which Columbus owns 91% of the beneficial interest, with the remaining 9% owned by Messrs. Shaw and Cureton.


ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting, as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof, pursuant to which the assets and liabilities of Columbus will be adjusted to their respective fair values and included with those of Post as of the Effective Time. Net income of Post subsequent to the Effective Time will include net income of Columbus, and the historical results of operations of Post for periods prior to the Effective Time will not be restated. See "The Merger -- Anticipated Accounting Treatment."

RESALES OF POST COMMON STOCK

     Shares of Post Common Stock received in the Merger will be freely transferable by the holders thereof except for those shares held by holders who may be deemed to be "affiliates" (generally including trust managers, directors, certain executive officers and ten percent or more shareholders) of Post or Columbus under applicable federal securities laws. Columbus has agreed to use commercially reasonable efforts to provide to Post the written agreements of certain "affiliates" of Columbus that they will not dispose of Post Common Stock received by them in the Merger except in compliance with the Securities Act. See "The Merger -- Resales of Post Common Stock."

REGULATORY APPROVAL

     In connection with the Merger, the following filings with, or approvals of, governmental authorities are required: (i) the Commission's declaring effective the Registration Statement containing this Prospectus/Joint Proxy Statement;
(ii) approvals in connection with compliance with applicable Blue Sky or state securities laws; (iii) the filing of the Articles of Merger with the office of the County Clerk of Dallas County, Texas and the Secretary of State of the State of Georgia; (iv) the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and other related transactions and (v) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined in the Merger Agreement).

FEDERAL INCOME TAX CONSEQUENCES


     Post and Columbus believe that the Merger should qualify as a tax-free reorganization for federal income purposes and, accordingly no gain or loss should be recognized by Columbus Shareholders, except in respect of cash received in lieu of fractional shares. The obligation of each of Post and Columbus, respectively, to consummate the Merger is conditioned upon the receipt of either (i) a ruling from the Internal Revenue Service or (ii) opinions dated as of the Closing Date from King & Spalding, counsel to Post, and Winstead Sechrest & Minick P.C. and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Columbus, to the effect that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and that, accordingly, no gain or loss should be recognized by Columbus or Post as a result of the Merger and no gain or loss should be recognized by a Columbus Shareholder who receives Post Common Stock for Columbus Common Shares exchanged therefor (except with respect to any cash received in lieu of a fractional interest in Post Common Stock). See "Certain Federal Income Tax Consequences."


     King & Spalding, counsel to Post, will also deliver an opinion to Columbus that for its taxable year ended December 31, 1993 and for all subsequent taxable years ending on or before the Closing Date, Post was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Post's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. Winstead Sechrest & Minick P.C., counsel to Columbus, will deliver an opinion to Post that for its taxable year ended December 31, 1993 and for all subsequent taxable years ending on or before the Closing Date, Columbus was organized and has operated in conformity with the requirements for qualification as a REIT under the Code.

     Each Columbus Shareholder should consult with such shareholder's own tax advisor regarding the tax consequences of the Merger.

DISSENTERS' RIGHTS

     Columbus Shareholders will not have dissenters' rights under the TRA with respect to the Merger, and Post Shareholders will not have dissenters' rights under the GBCC with respect to the Merger. See "The Merger -- Dissenters' Rights."

DIFFERENCES IN THE RIGHTS OF SECURITY HOLDERS

     Post is incorporated under the laws of the State of Georgia, and Columbus is a real estate investment trust formed under the laws of the State of Texas. Columbus Shareholders will, upon consummation of the Merger, become Post shareholders, and their rights as such will be governed by Georgia law and Post's Articles of Incorporation (the "Post Charter") and Amended and Restated Bylaws (the "Post Bylaws"). See "Comparative Rights of Shareholders."

                        AMENDMENT OF EMPLOYEE STOCK PLAN


     If the Merger Agreement is approved by the Post Shareholders and the Columbus Shareholders and the Merger is consummated, the employee stock options held by employees of Columbus will be converted into employee stock options of Post issued under Post's Employee Stock Plan. To accommodate the issuance of options to employees of Columbus pursuant to the Merger Agreement and to provide additional options to be granted to employees after the Effective Time, the Post Shareholders will be asked to approve an amendment to the Employee Stock Plan to increase the shares of Post Common Stock that are reserved for issuance thereunder. The Post Board has approved the Employee Stock Plan Amendment and recommends a vote FOR approval of the Employee Stock Plan Amendment. Approval of the Employee Stock Plan Amendment by the Post Shareholders is conditioned upon approval of the Merger Agreement and Stock Issuance by the Post Shareholders. See "Amendment of Employee Stock Plan."

                           MARKETS AND MARKET PRICES

POST COMMON STOCK


     Post Common Stock is listed on the NYSE under the symbol "PPS." As of September 23, 1997, there were approximately 1,276 holders of record of Post Common Stock. The following table sets forth for the calendar quarter indicated the high and low closing prices per share of Post Common Stock as reported on the NYSE through September 23, 1997.



                                                                                   DIVIDENDS
QUARTER ENDED                                                   HIGH       LOW     DECLARED
-------------                                                 --------   -------   ---------
1995:
First Quarter...............................................  $31.875    $28.500    $0.49
Second Quarter..............................................   32.250     28.750     0.49
Third Quarter...............................................   32.000     29.625     0.49
Fourth Quarter..............................................   32.250     29.250     0.49
1996:
First Quarter...............................................  $33.125    $30.875    $0.54
Second Quarter..............................................   35.375     32.000     0.54
Third Quarter...............................................   37.000     33.875     0.54
Fourth Quarter..............................................   40.250     36.500     0.54
1997:
First Quarter...............................................  $43.375    $37.625    $0.595
Second Quarter..............................................   42.000     37.250     0.595
Third Quarter (through September 23)........................   40.3125    37.000     0.595



     On August 1, 1997, the last trading date prior to the public announcement of the Merger, the closing sale price of Post Common Stock, as reported on the NYSE, was $39.9375 per share. On September 23, 1997, the last trading day before mailing this Joint Proxy Statement/Prospectus, the closing sale price of Post Common Stock, as reported on the NYSE was $40.00. Shareholders of Post and Columbus are urged to obtain current market quotations for shares of Post Common Stock.


COLUMBUS COMMON SHARES


     Columbus Common Shares are listed on the NYSE under the symbol "CLB." As of September 23, 1997, there were approximately 658 holders of record of Columbus Common Shares. The following table sets forth for the calendar quarter indicated the high and low closing prices per share of Columbus Common Shares as reported on the NYSE through September 23, 1997.



                                                                                  DIVIDENDS
QUARTER ENDED                                                  HIGH       LOW     DECLARED
-------------                                                 -------   -------   ---------
1995:
First Quarter...............................................  $18.875   $16.000    $0.375
Second Quarter..............................................   20.000    17.625     0.375
Third Quarter...............................................   20.125    18.125     0.375
Fourth Quarter..............................................   19.875    17.750     0.375
1996:
First Quarter...............................................  $20.750   $18.875    $0.375
Second Quarter..............................................   20.125    18.250     0.395
Third Quarter...............................................   20.750    18.750     0.395
Fourth Quarter..............................................   23.250    20.375     0.395
1997:
First Quarter...............................................  $23.750   $20.000    $0.395
Second Quarter..............................................   23.500    20.000     0.395
Third Quarter (through September 23)........................   24.375    22.500     0.395


     On August 1, 1997, the last trading date prior to the public announcement of the Merger, the closing sale price of Columbus Common Shares, as reported on the NYSE, was $23.5625 per share.

                       COMPARATIVE PER SHARE INFORMATION

     The following summary presents selected comparative unaudited per share information for Post and Columbus on a historical basis and Post and Columbus on a pro forma combined basis assuming the combination had been effective throughout the periods presented. Columbus pro forma equivalent per share amounts are presented with respect to pro forma information. Such per share amounts allow comparison of historical information with respect to the value of one share of Columbus Common Shares to the corresponding information with respect to the pro forma value of one share of Columbus Common Shares as a result of the Merger and are computed by multiplying the pro forma amounts by the Exchange Ratio.

     For each of Post and Columbus, income statement information for the year ended December 31, 1996 and balance sheet information as of December 31, 1996 are based on, and should be read in conjunction with, the consolidated audited financial statements of Post and Columbus incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The remaining financial information is based on the respective historical consolidated unaudited financial statements of Post and Columbus and the notes thereto. In the opinion of the respective managements of Post and Columbus, all adjustments necessary to present a fair statement of results of interim periods of Post and Columbus (which adjustments were of a normal recurring nature) have been included. Results for Post and Columbus for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.


                                                                            PER SHARE
                                                          ---------------------------------------------
                                                          INCOME          CASH            BOOK VALUE
                                                          (LOSS)   DIVIDENDS DECLARED   (END OF PERIOD)
                                                          ------   ------------------   ---------------
Post -- Historical
  Year ended December 31, 1996..........................  $1.95          $2.16              $18.20
  Six months ended June 30, 1997........................   1.10           1.19               18.17
Columbus -- Historical
  Year ended December 31, 1996..........................  $0.94          $1.56              $13.79
  Six months ended June 30, 1997........................   0.50           0.79               13.64
Post and Columbus -- Pro Forma Combined
  Year ended December 31, 1996..........................  $1.80          $2.16
  Six months ended June 30, 1997........................   1.06           1.19              $23.24
Columbus -- Pro Forma Equivalent(1)
  Year ended December 31, 1996..........................  $1.10          $1.33
  Six months ended June 30, 1997........................   0.65           0.73              $14.29


---------------

(1) Determined by multiplying the Exchange Ratio (0.615) by the Post and Columbus pro forma combined per share amounts so that the per share amounts are equated to the comparative values for each Columbus Common Share.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables set forth the summary historical financial data for Post and Columbus and the unaudited pro forma combined financial data for Post and Columbus as a combined entity, giving effect to the Merger as if it had occurred on the dates indicated herein, after giving effect to the pro forma adjustments and further adjustments described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in this Joint Proxy Statement/Prospectus. The summary historical operating, balance sheet and cash flow data for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of Post and Columbus as reported in their Annual Reports on Form 10-K and the summary historical operating, balance sheet and cash flow data for each of the interim periods ended June 30, 1996 and 1997 are derived from the unaudited financial statements of Post and Columbus as reported in their Quarterly Reports on Form 10-Q.

     The unaudited pro forma combined operating and other data are presented as if the Merger had been consummated at the beginning of the earliest period presented. The unaudited pro forma combined balance sheet data at June 30, 1997 is presented as if the Merger had occurred on June 30, 1997. In the opinion of management of Post, all adjustments necessary to reflect the effects of these transactions have been made. The Merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16.

     The pro forma financial information should be read in conjunction with, and are qualified in their entirety by, the respective historical audited financial statements and notes thereto of Post and Columbus incorporated by reference into this Joint Proxy Statement/Prospectus and the unaudited pro forma financial statements and notes thereto appearing elsewhere in the Joint Proxy Statement/Prospectus.

     The unaudited pro forma operating data and other data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of Post and Columbus would have been for the periods presented, nor does such data purport to represent the results of future periods.

            POST PROPERTIES, INC. SUMMARY HISTORICAL FINANCIAL DATA

                                                                                              POST PROPERTIES, INC.
                                                 POST PROPERTIES, INC. HISTORICAL               AND PREDECESSORS
                                       ----------------------------------------------------    COMBINED HISTORICAL
                                        SIX MONTHS ENDED                                           YEAR ENDED
                                            JUNE 30,            YEAR ENDED DECEMBER 31,          DECEMBER 31,(1)
                                       -------------------   ------------------------------   ---------------------
                                         1997       1996       1996       1995       1994       1993        1992
                                       --------   --------   --------   --------   --------   ---------   ---------
                                           (UNAUDITED)
                                                                      (IN THOUSANDS)
OPERATING DATA:
Revenues:
  Rental.............................  $ 84,131   $ 76,058   $157,735   $133,817   $115,309    $104,482    $ 94,754
  Property management-third
    party(2).........................     1,092      1,466      2,828      2,764      2,508       3,057       2,793
  Landscape services-third
    party(2).........................     2,446      2,221      4,834      4,647      3,799       3,829       2,240
  Other..............................     3,011      2,527      5,311      3,477      3,123       2,879       2,750
                                       --------   --------   --------   --------   --------    --------    --------
        Total revenues...............    90,680     82,272    170,708    144,705    124,739     114,247     102,537
                                       --------   --------   --------   --------   --------    --------    --------
Property operating and maintenance
  expense (exclusive of items shown
  separately below)..................    31,132     27,658     57,335     49,912     43,376      41,209      39,080
Depreciation (real estate assets)....    12,563     10,796     22,676     20,127     19,967      19,427      19,085
Depreciation (non-real estate
  assets)............................       495        513        927        692        241         303         195
Property management-third party(2)...       814      1,050      2,055      2,166      2,229       2,453       2,057
Landscape services-third party(2)....     2,031      1,863      3,917      3,950      3,098       3,151       1,998
Interest.............................    11,070     10,768     22,131     22,698     19,231      34,309      41,548
Amortization of deferred loan
  costs..............................       552        732      1,352      1,967      1,999         969       2,105
General and administrative...........     3,419      4,017      7,716      6,071      6,269       4,384       5,015
REIT formation expense...............        --         --         --         --         --       2,783          --
Minority interest in consolidated
  property partnership...............        --         --         --        451        680         692         655
                                       --------   --------   --------   --------   --------    --------    --------
        Total expenses...............    62,076     57,397    118,109    108,034     97,090     109,680     111,738
                                       --------   --------   --------   --------   --------    --------    --------
Income (loss) before net gain on sale
  of assets, minority interest of
  unitholders in Operating
  Partnership and extraordinary
  item...............................    28,604     24,875     52,599     36,671     27,649       4,567      (9,201)
Net gain on sale of assets...........     3,512         --        854      1,746      1,494          --          --
Minority interest of unitholders in
  Operating Partnership..............    (5,751)    (4,746)    (9,984)    (8,429)    (6,951)     (1,935)         --
                                       --------   --------   --------   --------   --------    --------    --------
Income (loss) before extraordinary
  item...............................    26,365     20,129     43,469     29,988     22,192       2,632      (9,201)
Extraordinary item, net of minority
  interest of Unitholders in
  Operating Partnership..............       (75)(3)     --         --       (870)(3) (3,293)(3)  (7,855)(3)      --
                                       --------   --------   --------   --------   --------    --------    --------
        Net income (loss)............    26,290     20,129     43,469     29,118     18,899      (5,223)     (9,201)
Dividends to preferred
  shareholders.......................    (2,125)        --     (1,063)        --         --          --          --
                                       --------   --------   --------   --------   --------    --------    --------
        Net income (loss) available
          to common shareholders.....  $ 24,165   $ 20,129   $ 42,406   $ 29,118   $ 18,899    $ (5,223)   $ (9,201)
                                       ========   ========   ========   ========   ========    ========    ========

                                                                                                         PREDECESSOR
                                                                                                           COMBINED
                                                                     POST PROPERTIES, INC.                HISTORICAL
                                                           -----------------------------------------    --------------
                                                             SIX MONTHS
                                                               ENDED               YEAR ENDED             YEAR ENDED
                                                              JUNE 30,            DECEMBER 31,           DECEMBER 31,
                                                           --------------    -----------------------    --------------
                                                           1997     1996     1996     1995     1994     1993     1992
                                                           -----    -----    -----    -----    -----    -----    -----
                                                            (UNAUDITED)
PER COMMON SHARE DATA:
Income before extraordinary item (net of preferred
  dividend)..............................................  $1.10    $0.93    $1.95    $1.63    $1.32    $0.34      N/A
Net income (loss) available to common shareholders.......   1.10     0.93     1.95     1.58     1.12    (0.67)     N/A
Dividends declared.......................................   1.19     1.08     2.16     1.96     1.80     0.77(4)   N/A

                                                                                                               PREDECESSOR
                                                                                                                COMBINED
                                                             POST PROPERTIES, INC.                             HISTORICAL
                                         --------------------------------------------------------------   ---------------------
                                                JUNE 30,                       DECEMBER 31,                   DECEMBER 31,
                                         -----------------------   ------------------------------------   ---------------------
                                            1997         1996         1996         1995         1994         1993        1992
                                         ----------   ----------   ----------   ----------   ----------   ----------   --------
                                               (UNAUDITED)
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate, before accumulated
  depreciation.........................  $1,174,934   $1,034,809   $1,109,342   $  937,924   $  828,585   $  722,266   $616,289
Real estate, net of accumulated
  depreciation.........................     989,866      866,829      931,670      781,100      686,009      599,898    513,651
Total assets...........................   1,013,773      892,590      958,675      812,984      710,973      627,322    536,961
Total debt.............................     473,683      421,378      434,319      349,719      362,045      357,809    540,900
Shareholders' equity (deficit).........     400,516      345,039      398,993      343,624      240,196      177,864    (25,812)

                                                                                                               PREDECESSOR
                                                                                                                COMBINED
                                                             POST PROPERTIES, INC.                             HISTORICAL
                                         --------------------------------------------------------------   ---------------------
                                                JUNE 30,                       DECEMBER 31,                   DECEMBER 31,
                                         -----------------------   ------------------------------------   ---------------------
                                            1997         1996         1996         1995         1994         1993        1992
                                         ----------   ----------   ----------   ----------   ----------   ----------   --------
                                               (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
OTHER DATA:
Cash flow provided from (used in):
  Operating activities.................  $   53,580   $   43,408   $   78,966   $   57,362   $   43,807   $    2,412   $ 11,400
  Investing activities.................  $  (61,596)  $  (98,170)  $ (166,762)  $ (114,531)  $  (99,364)  $  (51,152)  $(28,696)
  Financing activities.................  $    9,284   $   47,378   $   79,021   $   60,885   $   46,508   $   49,647   $ 19,902
Funds from operations(5)...............  $   39,042   $   35,671   $   74,212   $   56,798   $   47,616   $   26,777   $  9,884
Weighted average common shares
  outstanding..........................  21,989,132   21,700,779   21,787,648   18,382,299   16,847,999    7,824,311        N/A
Weighted average shares and units
  outstanding..........................  27,206,432   26,818,135   26,917,723   23,541,639   22,125,890   13,574,767        N/A
Total stabilized communities (at end of
  period)..............................          49           47           49           42           42           41         40
Total stabilized apartment units (at
  end of period).......................      17,648       16,996       17,930       14,962       14,845       14,270     14,088
Average economic occupancy (stabilized
  communities) (6).....................        94.0%        95.5%        95.3%        96.0%        96.4%        94.7%      93.0%

---------------

(1) On July 22, 1993, Post completed an initial public offering and business combination involving entities under common ownership. The summary historical financial data for 1992 and 1993 reflects the combined accounts of the entities included in the business combination, collectively referred to as Post Properties Group ("PPG"). For 1993, the year of the business combination, PPG and Post operations are combined since there was a high degree of common ownership before and after the transaction.
(2) Consists of revenues and expenses from property management and landscape services provided to properties owned by third parties (including services provided to third-party owners of properties previously developed and sold by Post that operate under the Post(R) name).
(3) The extraordinary item resulted from costs associated with the early extinguishment of indebtedness. The extraordinary item has been reduced by the portion related to the minority interest of the unitholders calculated on the basis of weighted average Units outstanding for the year.
(4) The dividend paid by Post for the portion of the quarter ended September 30, 1993 after its initial public offering was $.320 per share of Common Stock, which is an amount equivalent to a quarterly distribution of $.415 per share (which, if annualized, would equal $1.66 per share).

(5) Post uses the NAREIT definition of FFO, which was adopted for periods beginning after January 1, 1996. FFO for any period means the net income available to common shareholders of Post and its subsidiaries for such period excluding gains or losses from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles ("GAAP"). FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, Post's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of Post's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of Post's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of Post's needs or ability to service indebtedness or make distributions.
(6) Amount represents average economic occupancy for communities stabilized for both the current and prior respective periods. Average economic occupancy is defined as gross potential rent less vacancy losses, model expenses and bad debt divided by gross potential rent for the period, expressed as a percentage. The calculation of average economic occupancy does not include a deduction for concessions and employee discounts (average economic occupancy, taking account of these amounts, would have been 93.4% and 95.0% for the six months ended June 30, 1997 and 1996, respectively). Concessions were $313 and $143 and employee discounts were $135 and $136 for the six months ended June 30, 1997 and 1996, respectively. A community is considered by Post to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 95% physical occupancy on the first day of any month, or (ii) one year after completion of construction.

            COLUMBUS REALTY TRUST SUMMARY HISTORICAL FINANCIAL DATA


                                                                                                 COLUMBUS REALTY
                                                                                                    TRUST AND
                                             COLUMBUS REALTY TRUST HISTORICAL                     PREDECESSORS
                               -------------------------------------------------------------   COMBINED HISTORICAL
                                  SIX MONTHS ENDED                                                 YEAR ENDED
                                      JUNE 30,                 YEAR ENDED DECEMBER 31,            DECEMBER 31,
                               -----------------------   -----------------------------------   -------------------
                                  1997         1996         1996         1995        1994      1993(1)    1992(1)
                               ----------   ----------   ----------   ----------   ---------   --------   --------
                                     (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
  Rental.....................  $   26,879   $   21,367   $   45,910   $   39,023   $  28,963   $ 19,365   $ 16,220
  Property management........          71          149          298          479         640        453        482
  Interest and other.........       1,357        1,180        2,322        1,749       1,278        846        882
                               ----------   ----------   ----------   ----------   ---------   --------   --------
         Total revenues......      28,307       22,696       48,530       41,251      30,881     20,664     17,584
                               ----------   ----------   ----------   ----------   ---------   --------   --------
Operating expenses:
  Property operating and
    maintenance(2)...........       7,314        5,830       12,459       10,118       7,526      5,757      4,613
  General and
    administrative(3)........       3,466        2,949        5,979        5,362       4,612      3,183      2,694
  Interest...................       4,898        3,364        7,884        5,596       2,848      7,795      6,520
Interest related to
  amortization of deferred
  financing costs............         252          159          393          515         474        357        102
Depreciation and
  amortization...............       6,201        4,931       10,603        9,232       6,660      4,335      3,333
                               ----------   ----------   ----------   ----------   ---------   --------   --------
         Total expenses......      22,131       17,233       37,318       30,823      22,120     21,427     17,262
                               ----------   ----------   ----------   ----------   ---------   --------   --------
Gain on sale of real
  estate.....................         561           42          246           --          --         --         --
                               ----------   ----------   ----------   ----------   ---------   --------   --------
Income (loss) before gain on
  sale of real estate........       6,176        5,463       11,212       10,428       8,761       (763)       322
Net income (loss) before
  extraordinary item.........  $    6,737   $    5,505   $   11,458   $   10,428   $   8,761   $   (763)  $    322
Net income per common share
  (primary and fully
  diluted)...................  $     0.50   $     0.47   $     0.94   $     0.90   $    0.89         --         --
Dividends per common share...  $     0.79   $     0.77   $     1.56   $     1.50   $    1.50         --         --
Weighted average number of
  common shares outstanding:
  Primary....................  13,445,592   11,718,145   12,099,291   11,536,110   9,832,417         --         --
  Fully diluted..............  13,496,035   11,723,562   12,142,069   11,556,269   9,845,759         --         --


                                            COLUMBUS REALTY TRUST                           PREDECESSORS COMBINED
                       ---------------------------------------------------------------           HISTORICAL
                            JUNE 30,                       DECEMBER 31,                  ---------------------------
                       -------------------   -----------------------------------------   DECEMBER 28,   DECEMBER 31,
                         1997       1996       1996       1995       1994       1993       1993(1)        1992(1)
                       --------   --------   --------   --------   --------   --------   ------------   ------------
                           (UNAUDITED)
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate, before
  accumulated
  depreciation.......  $453,356   $374,834   $399,813   $335,046   $267,786   $158,946     $133,491       $124,249
Total assets.........   430,713    357,791    374,576    320,976    253,370    149,681      122,619        116,898
Total debt...........   231,477    183,803    179,855    145,492     79,324     28,063      101,836        104,842
Shareholders'
  equity.............   182,894    155,863    180,078    156,827    161,859    115,460       15,417          6,018

                                     SIX MONTHS ENDED
                                         JUNE 30,                        YEAR ENDED DECEMBER 31,
                                    -------------------   -----------------------------------------------------
                                      1997       1996       1996       1995       1994        1993       1992
                                    --------   --------   --------   --------   ---------   --------   --------
                                        (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities............  $  5,458   $  4,063   $ 19,417   $ 22,423   $  19,520   $  3,931   $  3,295
  Investing activities............  $(47,816)  $(39,587)  $(67,777)  $(64,937)  $(109,440)  $(35,824)  $(16,570)
  Financing activities............  $ 46,405   $ 30,565   $ 40,247   $ 48,764   $  90,385   $ 35,718   $ 13,004
Funds from operations(4)..........  $ 12,870   $ 10,372   $ 21,921   $ 19,450   $  15,560   $  3,571   $  3,655
Total stabilized communities (at
  end of period)..................        24         20         22         19          17         13         10
Total stabilized apartment units
  (at end of period)..............     6,045      4,884      5,410      4,542       3,790      2,552      1,864
Average economic occupancy
  (stabilized communities)(5).....      96.0%      95.3%      95.6%      95.9%       95.3%       N/A        N/A

---------------

(1) Represents the audited combined historical financial statements of the Columbus Group and the Texana Group. In 1993, the audited consolidated financial statements of Columbus Realty Trust are also included.
(2) Property operating and maintenance includes repairs and maintenance, utilities, real estate taxes and other property operating expenses.
(3) General and administrative includes advertising expenses, corporate general and administrative expenses, and property general and administrative expenses.
(4) Columbus calculates FFO in accordance with the definition approved by the Board of Governors of NAREIT in March 1995 which defines funds from operations as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Columbus believes that the presentation of FFO provides investors with an industry accepted measurement which helps facilitate understanding of Columbus' ability to meet required dividend payments, capital expenditures and principal payments on its debt. Although Columbus calculates FFO in accordance with the NAREIT-approved definition, there can be no assurance that Columbus' basis for computing FFO is comparable with that of other real estate investment trusts. FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to Columbus, nor should it be considered as an alternative to net income as an indicator of operating performance.
(5) Average economic occupancy is defined as total rent collected divided by gross potential rent for the period, expressed as a percentage. Gross potential rent is defined as the maximum rent collectible, based on signed leases for occupied units and market rates for vacant units.

                     SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

                                                                SIX MONTHS
                                                              ENDED JUNE 30,        YEAR ENDED
                                                                   1997          DECEMBER 31, 1996
                                                              ---------------   -------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
  Rental....................................................      $111,010            $203,645
  Property management-third party...........................         1,163               3,126
  Landscape services-third party............................         2,446               4,834
  Interest..................................................           196                 554
  Other.....................................................         4,172               7,079
                                                                  --------            --------
          Total revenues....................................       118,987             219,238
                                                                  --------            --------
Operating expenses:
  Property operating and maintenance expense (exclusive of
     items shown separately below)..........................        40,581              73,700
  Depreciation (real estate assets).........................        18,905              35,359
  Depreciation (non-real estate assets).....................           640               1,273
  Property management-third party...........................           814               2,055
  Landscape services-third party............................         2,031               3,917
  Interest..................................................        15,625              29,733
  Amortization of deferred loan costs.......................           617               1,460
  General and administrative................................         4,025               8,339
                                                                  --------            --------
          Total expenses....................................        83,238             155,836
                                                                  --------            --------
Income before net gain on sale of assets, minority interest
  of unitholders in Operating Partnership and extraordinary
  item......................................................        35,749              63,402
Net gain on sale of assets..................................         4,073               1,100
Minority interest of unitholders in Operating Partnership...        (5,501)             (9,177)
                                                                  --------            --------
          Net income before extraordinary item..............        34,321              55,325
Dividends to preferred shareholders.........................        (2,125)             (1,063)
                                                                  --------            --------
          Net income available to common shareholders before
            extraordinary item..............................      $ 32,196            $ 54,262
                                                                  --------            --------
          Net income per share available to common
            shareholders before extraordinary item..........      $   1.06            $   1.80
                                                                  ========            ========

                                                               JUNE 30, 1997
                                                               -------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................     $1,807,459
Real estate, net of accumulated depreciation................      1,575,815
Total assets................................................      1,619,344
Total debt..................................................        726,103
Shareholders' equity........................................        707,714

                                  RISK FACTORS

     In considering whether to approve the Merger Agreement, the Post Shareholders and the Columbus Shareholders should carefully consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the following matters.

STOCK PRICE FLUCTUATIONS

     The relative stock prices of the Post Common Stock and the Columbus Common Shares at the Effective Time of the Merger may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which the Post Shareholders and the Columbus Shareholders vote on the Merger Agreement due to changes in the business, operations and prospects of Post or Columbus, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors.

     The Exchange Ratio was fixed at 0.615 at the time of execution of the Merger Agreement by the parties and is not subject to adjustment. Any increase or decrease of the market price of the Post Common Stock will correspondingly increase or decrease the value of Merger Consideration to be received by the Columbus Shareholders pursuant to the Merger.

     Further, there can be no assurance as to the trading volume or price of the Post Common Stock after the Merger. Events outside the control of Post which could adversely affect the market value of Post's assets, as well as the market value of the Post Common Stock, may occur during the period from the date of this Joint Proxy Statement/Prospectus to the date the Merger is consummated or thereafter. All of the Post Common Stock to be issued to the Columbus Shareholders, other than affiliates of Columbus, in connection with the Merger will be freely tradeable. Sales of a substantial number of shares of Post Common Stock by current Columbus Shareholders following the consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for Post Common Stock after the Merger.

     An increase in market interest rates may lead prospective purchasers of Post Common Stock to demand a higher anticipated annual yield from future dividends. Such an increase in the required anticipated dividend yield may adversely affect the market price of the Post Common Stock.

STATUS OF MERGER AS TAX-FREE REORGANIZATION


     Counsels to Post and Columbus are of the opinion that the Merger should qualify as a tax-free reorganization under Section 368(a) of the Code. The Internal Revenue Service (the "IRS") could assert, however, that the merger of Merger Sub into the Operating Partnership following the Merger causes the Merger to fail to qualify as a tax-free reorganization. If the IRS were successful in such contention, or if for any other reason the Merger were to fail to qualify as a tax-free reorganization, each Columbus Shareholder would recognize gain or loss equal to the difference between the shareholder's tax basis in the Columbus Common Shares and the fair market value of Post Common Stock received in the Merger. In addition, Columbus would recognize approximately $7.8 million of built-in gains which would be subject to corporate-level tax (under Treasury Regulations announced by the IRS but not yet issued), and such tax liability would be transferred to Merger Sub in the Merger. See "Certain Federal Income Tax Consequences."


BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF COLUMBUS; POSSIBLE CONFLICTS OF INTEREST

     In considering the recommendation of the Columbus Board with respect to the Merger Agreement and the transactions contemplated thereby, Columbus Shareholders should be aware that certain members of the Columbus Board and management of Columbus have certain interests in the Merger that are in addition to the interests of the Columbus Shareholders generally. See "The
Merger -- Interests of Certain Persons in the Merger." No special procedures were put in place to resolve any conflicts resulting from these interests. However, the Columbus Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

LOSS OF RIGHTS BY COLUMBUS SHAREHOLDERS

     The rights of the holders of Columbus Common Shares are presently governed by Texas law, the Columbus Charter and the Columbus Bylaws. After consummation of the Merger, the rights of the holders of Columbus Common Shares that are converted into Post Common Stock will be governed by Georgia law, the Post Charter and the Post Bylaws. Certain differences may reduce certain existing rights of Columbus Shareholders. See "Comparative Rights of Shareholders."

TERMINATION PAYMENTS IF MERGER FAILS TO OCCUR

     No assurance can be given that the Merger will be consummated. The Merger Agreement provides for the payment by Columbus or Post of a termination fee of up to $10,000,000 if the Merger is terminated by Columbus or Post under certain circumstances, or reimbursement of expenses of up to $1,500,000 if the Merger is terminated by Columbus or Post under other circumstances.

     The obligation to make such payment may adversely affect the ability of Columbus or Post to engage in another transaction in the event the Merger is not consummated and may have an adverse impact on the financial condition of the company incurring such obligation. See "The Merger -- Terms of the Merger Agreement -- Termination Fees and Expenses."

REAL ESTATE INVESTMENT RISKS

     Acquisition Risks. Assuming consummation of the Merger, Post will have increased its portfolio of completed apartment units owned from 17,648 at June 30, 1997 to 23,693 at the Effective Time, an increase of 34.3%. All the properties acquired by Post from Columbus are in markets where Post has not previously owned properties. Due primarily to the number and relative geographic diversity of its properties after the Merger, Post may not have adequate management or other personnel or adequate systems or other resources to manage its portfolio or its properties to the same level of efficiency after the Merger, which could adversely affect operations and result in less cash available for distributions to shareholders. Furthermore, upon consummation of the Merger, Post will own the two industrial properties and one retail property currently owned by Columbus. Post has no experience in managing such property types and there can be no assurance that Post will adequately manage such properties. Additionally, one of the anticipated benefits of the Merger is the elimination of redundant activities in the combined organization and the resulting savings in costs and expenses. An inability to achieve these savings could adversely affect the operating results and financial performance of Post after the Merger.

     Dependence on Geographical Regions. Following the Merger, the properties of Post will be located primarily in the Southwest and Southeast regions of the United States. A decline in the economic conditions in those regions and in the market for apartments therein may have an adverse impact on the performance of Post's property portfolio.

     Development Risks. Risks associated with Post's development and construction activities include: (i) development opportunities may be abandoned;
(ii) construction costs of a multifamily property may exceed original estimates, possibly making the multifamily property uneconomical; (iii) occupancy rates and rents at a newly completed multifamily property may not be sufficient to make the multifamily property profitable; (iv) financing may not be available on favorable terms for development of a multifamily property; and (v) construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. There can be no assurance that Post will undertake to develop any particular site or that it will be able to complete such development if it is undertaken.

     Financing of Development and Acquisitions. Post anticipates that future development and acquisitions will be financed, in whole or in part, under existing unsecured credit facilities, unsecured medium term notes or other forms of secured or unsecured financing or through the issuance of additional equity by Post. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interests of Post Shareholders. If new developments are financed under existing unsecured lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms.

     Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of Post to vary its portfolio promptly in response to changes in economic or other conditions.

NO LIMITATION ON AMOUNT OF DEBT THAT MAY BE INCURRED AND POSSIBLE INABILITY TO REPAY DEBT

     No Limitation on Debt and Increased Indebtedness. Post intends to adhere to a policy of maintaining a debt-to-total-market-capitalization ratio of less than 60%. However, the organizational documents of Post do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Post Board may change this policy without shareholder approval. Accordingly, Post could become more leveraged, resulting in an increased risk of default on its obligations and in an increase in its debt service requirements, both of which could adversely affect the financial condition of Post. Furthermore, the debt-to-total-market-capitalization ratio will increase in connection with the Merger, although Post intends to decrease the ratio subsequent to consummation of the Merger. See "Policies of Post with Respect to Certain
Activities -- Financing Policies."

     Post has maintained on a quarterly basis a financial structure with no more than 38.2% total debt to total market capitalization since July 1993. Post's debt-to-market capitalization on June 30, 1997, giving effect to the Merger on a pro forma basis, would have been 33.0%. Any substantial increase in Post's total debt as a result of Post's assumption of Columbus' debt pursuant to the Merger may have an adverse affect on the ability of Post to meet its current obligations. Additionally, a substantial increase in Post's total debt could adversely affect Post's ability to access debt as well as equity capital markets in the future in the event that Post has a decreased ability to service debt.

     Debt Financing and Existing Debt Maturities. Post is subject to the risks normally associated with debt financing, including the risk that Post's FFO might be insufficient to meet required payments of principal and interest, the risk that existing indebtedness (which in all cases will not have been fully amortized at maturity) might not be able to be refinanced or that the terms of such refinancing might not be as favorable as the terms of the existing indebtedness.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. Post believes it is organized and has operated so as to qualify as a REIT under the Code. A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes at least 95% of its taxable income. No assurance can be given, however, that Post will so qualify or be able to remain so qualified. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Post's qualification as a REIT or the federal income tax consequences of such qualification.

     Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the value of the REIT's total assets on certain testing dates. See "Certain Federal Income Tax Consequences -- Qualification and Taxation of Post as a REIT"; "-- Requirements for Qualification -- Asset Tests." Post believes that the value of the debt and equity securities of its nonqualified REIT subsidiary corporations in each case will be less than 5% of the value of Post's total assets. In rendering its opinion as to the qualification of Post as a REIT, King & Spalding, tax counsel to the Company, is relying on the conclusion of Post regarding the value of such subsidiaries.

     If Post fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, Post will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution. See "Certain Federal Income Tax Consequences -- Failure to Qualify."

     If Columbus were disqualified as a REIT for any taxable year prior to the Merger, any resulting corporate-level tax liability of Columbus would be transferred to the surviving company in the Merger.

     Other Tax Liabilities. Even if Post qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. In addition, the net income, if any, of Post Services, Inc. (and its wholly owned subsidiaries) and any other nonqualified REIT subsidiaries will be subject to Federal income tax. See "Certain Federal Income Tax Consequences -- Other Tax Consequences."

                              THE SPECIAL MEETINGS

POST SPECIAL MEETING


     General. The Post Special Meeting will be held on Friday, October 24, 1997 at 9:00 a.m. local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. At the Post Special Meeting, holders of Post Common Stock will be asked to consider and vote upon proposals to (i) approve and adopt the Merger Agreement, (ii) approve the Stock Issuance and (iii) approve the Employee Stock Plan Amendment. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by this reference.



     Record Date and Shares Entitled to Vote. Only holders of record of shares of Post Common Stock at the close of business on the Post Record Date are entitled to notice of and to vote at the Post Special Meeting. As of such date, there were 22,127,782 shares of Post Common Stock issued and outstanding held by approximately 1,276 holders of record. Holders of record of Post Common Stock on the Post Record Date are entitled to one vote per share on any matter that may properly come before the Post Special Meeting.


     EACH HOLDER OF POST COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO POST IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR BY FACSIMILE. THE MERGER WILL BE APPROVED IF IT RECEIVES A GREATER NUMBER OF VOTES THAN THE NUMBER OF VOTES CAST OPPOSING THE MERGER AT THE POST SPECIAL MEETING IF A QUORUM IS PRESENT OR REPRESENTED BY PROXY.

     Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Post Common Stock outstanding on the Post Record Date will constitute a quorum for the transaction of business at the Post Special Meeting or any adjournment thereof. The approval of the matters being presented to the Post Shareholders at the Post Special Meeting require a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter. Shares of Post Common Stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote.


     As of the Post Record Date, the executive officers and directors of Post owned an aggregate of 1,392,549 shares of Post Common Stock which such persons were entitled to vote (not including 3,143,952 units of limited partnership of the Operating Partnership held by such persons), or approximately 6.3% of the shares of Post Common Stock then outstanding.


     Solicitation and Revocation of Proxies. A form of proxy is enclosed with this Joint Proxy Statement/Prospectus. All shares of Post Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement, the Stock Issuance and the Employee Stock Plan Amendment and, in the discretion of the proxy holder, as to any other matter which may properly come before the Post Special Meeting.

     Any Post Shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Post prior to the Post Special Meeting, at Post's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Post Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Post Special Meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

     Post has retained Corporate Communications, Inc. to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $3,500 plus expenses. The cost of soliciting proxies will be borne by Post. Proxies may be solicited by personal interview, mail or telephone. In addition, Post may reimburse brokerage firms and other persons representing beneficial owners of shares of Post Common Stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Post's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

     Recommendation. For the reasons described herein, the Post Board approved the Merger Agreement. The Post Board believes the Merger is fair to and in the best interests of Post and its shareholders and unanimously recommends that the Post Shareholders vote FOR approval of the Merger Agreement, the Stock Issuance and the Employee Stock Plan Amendment. In making its recommendation, the Post Board considered, among other things, the opinion of Merrill Lynch that the Exchange Ratio is fair to Post from a financial point of view. See "The
Merger -- Background of and Reasons for the Merger -- Post's Reasons for the Merger" and "-- Opinions of Financial Advisors -- Post."

     Other Matters. Post is unaware of any matter to be presented at the Post Special Meeting other than the proposal to approve the Merger Agreement, the Stock Issuance and the Employee Stock Plan Amendment.

COLUMBUS SPECIAL MEETING


     General. The Columbus Special Meeting will be held on Friday, October 24, 1997 at 9:00 a.m. local time, at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270. At the Columbus Special Meeting, holders of Columbus Common Shares will be asked to consider and vote upon a proposal to approve the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A.



     Record Date; Vote Required. Only holders of record of Columbus Common Shares at the close of business on the Columbus Record Date are entitled to notice of and to vote at the Columbus Special Meeting. As of such date, there were 13,410,522 shares of Columbus Common Shares issued and outstanding held by approximately 658 holders of record. Holders of record of Columbus Common Shares on the Columbus Record Date are entitled to one vote per share on any matter that may properly come before the Columbus Special Meeting.


     EACH HOLDER OF COLUMBUS COMMON SHARES IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO COLUMBUS IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR BY FACSIMILE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     COLUMBUS SHAREHOLDERS SHOULD NOT FORWARD ANY SHARE CERTIFICATES WITH THEIR PROXIES.

     The presence in person or by proxy of the holders of a majority of the shares of Columbus Common Shares outstanding on the Columbus Record Date will constitute a quorum at the Columbus Special Meeting or any adjournment thereof. The affirmative vote of the holders of two-thirds of the shares of Columbus Common Shares outstanding and entitled to vote as of the Columbus Record Date is necessary to approve the Merger Agreement. Pursuant to the Columbus Bylaws, abstentions and broker non-votes will be included in the determination of the number of Common Shares present at the Columbus Special Meeting for quorum purposes. Also pursuant to the Columbus Bylaws, abstentions and broker non-votes will not be deemed to be entitled to vote and therefore will not be counted in the tabulations of votes cast on proposals presented to the Columbus Shareholders.


     As of the Columbus Record Date, the executive officers and trust managers of Columbus beneficially owned an aggregate of 935,572 shares of Columbus Common Shares which such persons were entitled to vote, or approximately 7.0% of the shares of Columbus Common Shares then outstanding.


     Solicitation and Revocation of Proxies. A form of proxy is enclosed with this Joint Proxy Statement/Prospectus. All shares of Columbus Common Shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the Columbus Special Meeting.

     Any Columbus Shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Columbus prior to the Columbus Special Meeting, at Columbus' principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Columbus Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Columbus Special Meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

     Columbus has retained Corporate Investors Communications, Inc. to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $4,500 plus expenses. The cost of soliciting proxies will be borne by Columbus. Proxies may be solicited by personal interview, mail or telephone. In addition, Columbus may reimburse brokerage firms and other persons representing beneficial owners of shares of Columbus Common Shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Columbus' executive officers, trust managers and regular employees, without additional compensation, personally or by telephone or facsimile transmission.


     Recommendation. For the reasons described herein, the Columbus Board unanimously approved the Merger Agreement. The Columbus Board believes that the Merger is fair to and in the best interests of Columbus and its shareholders and unanimously recommends that the Columbus Shareholders vote FOR approval of the Merger Agreement. In making its recommendation, the Columbus Board has considered, among other things, the opinion of Prudential Securities that, as of August 1, 1997 and based upon and subject to certain assumptions, limitations and other matters stated therein, the Merger Consideration is fair to the Columbus Shareholders from a financial point of view. See "The
Merger -- Background of and Reasons for the Merger -- Columbus' Reasons for the Merger" and "The Merger -- Opinions of Financial Advisors -- Columbus."


     Other Matters. Columbus is unaware of any matter to be presented at the Columbus Special Meeting other than the proposal to approve the Merger Agreement.

                                   THE MERGER

     THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION DESCRIBES THE MORE IMPORTANT ASPECTS OF THE MERGER AND THE TERMS OF THE MERGER AGREEMENT. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND WHICH THE POST SHAREHOLDERS AND THE COLUMBUS SHAREHOLDERS ARE URGED TO READ CAREFULLY.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. Since 1994 various officers and employees of Post and Columbus have met periodically to tour the properties of the other company, generally discuss developments in the multifamily residential development and management business and share their views, ideas and experiences with respect to the best practices in the industry.

     On April 1, 1997, Messrs. Williams and Glover met with Messrs. Shaw and Cureton in Dallas and discussed generally Post's anticipated expansion into the Dallas market. At the meeting, Messrs. Williams, Glover, Shaw and Cureton discussed very generally the possibility of forming a strategic alliance or joint venture between Post and Columbus in certain geographic locations or the potential combination of the companies.

     On April 16, 1997, Mr. Shaw received an informal inquiry from the chief executive officer of another publicly-traded REIT as to whether Columbus had an interest in pursuing a possible strategic alliance or business combination with that REIT.

     On April 23, 1997, the Executive Committee of the Columbus Board (the "Executive Committee") met and discussed Columbus' long-term growth and capitalization plans and the benefit of lower cost of capital and access to equity and debt capital markets enjoyed by REITs with larger market capitalization. The Executive Committee further discussed the trend toward consolidation in the multifamily REIT industry. The Executive Committee determined that Mr. Shaw should further explore the inquiries made by Post and the other publicly-traded REIT to determine whether the level of interest and proposed terms of a combination were sufficient to bring the inquiries to the attention of the Columbus Board.

     On April 30, 1997, Messrs. Shaw and Cureton, together with certain other executive officers of Columbus, met with representatives of Prudential Securities to discuss the decision of the Executive Committee and the methods for exploring the inquiries from Post and the other publicly-traded REIT. At such meeting, a decision was made to meet the following week in Dallas with Mr. Bloch, legal counsel to Columbus and other representatives from Prudential Securities.

     On May 1, 1997, Mr. Shaw met with the chief executive officer of the other publicly-traded REIT and generally discussed the synergies which would result from a proposed combination of the companies and certain proposed terms of a potential merger. On the basis of such discussion, the parties agreed to continue to analyze and discuss a potential merger. No discussions were held at this meeting with respect to valuations, exchange ratio or consideration to the Columbus Shareholders.

     On May 2, 1997, Mr. Shaw met with Messrs. Williams and Glover in Atlanta to discuss whether a proposed merger of the companies would be in the best interest of each company and its shareholders. The parties discussed proposed terms of a potential merger and concluded that discussions between the parties should continue. No discussions were held at this meeting with respect to valuations, exchange ratio or consideration to the Columbus Shareholders.

     On May 6, 1997, Messrs. Bloch and Shaw, together with Mr. J. Michael Lewis, the Treasurer and Senior Vice President of Columbus, and Mr. Richard R. Reupke, the Chief Financial Officer of Columbus, met in Dallas with legal counsel and representatives of Prudential Securities. Mr. Shaw described his discussions to date with Post and the other publicly-traded REIT. Mr. Shaw stated his views as to the significant interest of both Post and the other publicly-traded REIT in pursuing discussions regarding a strategic merger with Columbus and the various synergies and the potential benefits to the Columbus Shareholders from a merger with either Post or the other publicly-traded REIT and certain other publicly-traded REITs. Prudential Securities then reported on the market perception of each of Post, the other publicly-traded REIT and certain other publicly-traded REITs. The group then discussed the fiduciary duties of the Columbus trust managers to the Columbus Shareholders and the mechanics and process involved in a potential merger. Prudential Securities also recommended that Columbus not hold exclusive discussions with either Post or any third party so as to maximize the potential value to the Columbus Shareholders.

     On May 12, 1997, Messrs. Williams and Glover met in Dallas with Messrs. Bloch, Shaw and Cureton to further discuss the desirability of a potential merger between the companies.

     As of May 16, 1997, Columbus entered into a confidentiality agreement with Post pursuant to which each of the parties agreed to maintain the confidentiality of the materials provided for a period of five years and Post agreed to certain standstill arrangements for a two year period.

     A special telephonic meeting of the Columbus Board was held on May 19, 1997. At the meeting, Mr. Shaw described to the Columbus Board his discussions with executives of Post and the other publicly-traded REIT. Mr. Shaw stated his views of the advantages to Columbus and its shareholders from a strategic merger with either Post or the other publicly-traded REIT, including lower cost of capital, geographic diversification, increased market capitalization and balance sheet strength and various synergies and long-term opportunities arising as a result of the combined skill, expertise and reputation of the companies. After a lengthy discussion, the Columbus Board concluded that it was in the best interests of Columbus and its shareholders to pursue discussions regarding a potential strategic merger. The Columbus Board authorized the executive officers of Columbus to engage Prudential Securities to act as financial advisor to Columbus and ratified the execution of confidentiality agreements to facilitate the exchange of information with Post and certain other publicly-traded REITs.

     Following the Columbus Board's approval of the engagement of Prudential Securities, Prudential Securities and Columbus' management began preparing information regarding Columbus and its properties.

     On May 22, 1997, the Post Board held a regular meeting in Atlanta following the annual meeting of the Post Shareholders. Messrs. Williams and Glover described to the Post Board the business and operations of Columbus and discussed the status of the ongoing discussions with Columbus. The Post Board authorized Messrs. Williams and Glover to continue the discussions with Columbus regarding a possible transaction. No formal action was taken at the meeting with respect to the Merger.

     On May 23, 1997, the Columbus Board held a regular meeting in Dallas following the annual meeting of the Columbus Shareholders. Mr. Shaw described to the Columbus Board the business and operations of Post and the other publicly-traded REIT, including specifically the quality of their respective developments, their market capitalization, their cost of capital and their development efforts. The Columbus Board further discussed generally the perceived benefits to Columbus and its shareholders of a merger with Post and a merger with the other publicly-traded REIT. No action was taken at the meeting with respect to the Merger.

     On June 4, 1997, Messrs. Shaw and Cureton met in Atlanta with Messrs. Williams and Glover to discuss the potential merger. At that meeting, Columbus offered to reimburse Post for its actual out-of-pocket costs and expenses up to a maximum of $500,000 in the event of an acceptance or approval by the trust managers or shareholders of Columbus of a proposal to acquire Columbus by an entity other than Post.

     On June 4, 1997, Columbus and the other publicly-traded REIT entered into a confidentiality agreement pursuant to which each of the parties agreed to maintain the confidentiality of the materials provided for a period of two years and such REIT agreed to a standstill provision for a one year period. In addition, Columbus agreed to reimburse the other party for its actual out-of-pocket costs and expenses up to a maximum of $500,000, in the event of an acceptance or approval by the trust managers or shareholders of Columbus of a proposal to acquire Columbus by an entity other than such publicly-traded REIT.


     After execution of the confidentiality agreements at the direction of Columbus, Prudential Securities delivered confidential memoranda containing information regarding Columbus and its properties to Post and the other publicly-traded REIT and their respective financial advisors. Prudential Securities requested that Post and the other publicly-traded REIT provide preliminary expressions of interest regarding a merger with Columbus (including proposed exchange ratios and other proposed terms) by June 13, 1997.


     During the following weeks, representatives of Post and the other publicly-traded REIT met with Columbus representatives to obtain and review certain information and to conduct their financial due diligence of Columbus.

     On June 13, 1997, Prudential Securities received preliminary expressions of interest, including proposed exchange ratios and other terms, from each of Post and the other publicly-traded REIT through their respective financial advisors. Each of the expressions of interest contemplated a stock-for-stock, tax-free merger with proposed exchange ratios resulting in valuations for Columbus which were not significantly different. Each of Post and the other publicly-traded REIT indicated that it would continue discussions only on an exclusive basis. On June 14, 1997, Prudential Securities contacted the financial advisors for each of Post and the other publicly-traded REIT and requested that they reconsider and resubmit their proposals on

June 15, 1997. On June 15, 1997, the financial advisor to Post requested an extension of time within which to resubmit proposals to June 16, 1997 and Prudential Securities agreed to such postponement.

     On June 16, 1997, the Columbus Board held a special telephonic meeting. Representatives of Prudential Securities and Columbus' legal counsel also participated in the meeting. Prudential Securities described to the Columbus Board the process undertaken to obtain proposals regarding a strategic merger with Columbus. Prudential Securities further described the anticipated terms of both expected proposals and the anticipated timeline for the negotiation and execution of a definitive agreement. No action was taken at the meeting with respect to the Merger.

     On June 16, 1997, each of Post and the other publicly-traded REIT resubmitted proposals to Prudential Securities. The proposal submitted by the other publicly-traded REIT reflected a higher value for the Columbus Common Shares than that submitted by Post. In addition, such proposal required a ten business day exclusivity period in which to negotiate a definitive agreement. Accordingly, on June 16, 1997, Columbus agreed, through June 30, 1997, not to discuss any potential merger or other sale or consolidation with any third party.

     Commencing June 17, 1997, legal counsel to and representatives of the other publicly-traded REIT conducted additional due diligence reviews of Columbus. On June 18, 1997, legal counsel to Columbus distributed a proposed form of agreement and plan of merger to the other publicly-traded REIT and its legal counsel and financial advisors.

     On June 18, 1997, certain senior executive officers of the other publicly-traded REIT met in Dallas with certain senior executive officers of Columbus and discussed the terms of a proposed merger and toured certain of Columbus' properties. On June 19, 1997, certain senior executive officers of Columbus traveled to various locations to tour properties of the other publicly-traded REIT.

     During the week of June 23, 1997, legal counsel to and representatives of Columbus conducted their due diligence investigation of the other publicly-traded REIT and began negotiations of a definitive merger agreement. During such week, the other publicly-traded REIT modified its initially proposed exchange ratio such that the consideration to the Columbus Shareholders was no longer attractive. As of June 30, 1997 (the expiration of the exclusivity period), the parties had not reached agreement on the consideration to be paid to the Columbus Shareholders or the structure and terms of the proposed merger.


     On July 1, 1997 at the direction of Columbus, Prudential Securities contacted Post's financial advisor to inform it that the exclusivity period with the other publicly-traded REIT had expired and inquired whether Post would still have an interest in pursuing a strategic merger. Representatives from Merrill Lynch indicated that they believed Post continued to have an interest and that they would contact the senior executive officers of Post.


     On July 2, 1997, legal counsel to Columbus distributed to Merrill Lynch the proposed form of agreement and plan of merger.


     During the weeks of July 7 and July 14, 1997, representatives from Merrill Lynch, Post and legal counsel to Post conducted their due diligence investigation of Columbus.


     On July 16, 1997, Messrs. Shaw, Cureton and Reupke, together with representatives from Prudential Securities, met in Atlanta with Messrs. Glover and Williams and representatives from Merrill Lynch to discuss the potential terms of a strategic merger between Post and Columbus. The parties discussed their views of the benefits of such a strategic merger to both companies and their shareholders. Post confirmed its proposed exchange ratio of 0.615 and discussed certain issues to be resolved in connection with the proposed agreement and plan of merger.

     Following the meeting, representatives of each of the parties and their legal counsel discussed various structural issues, including tax-related issues in connection with the structure of the proposed merger as a tax-free reorganization.

     On July 21, 1997, Columbus held its regularly scheduled quarterly meeting of the Columbus Board. The Executive Committee briefed the Columbus Board regarding the expiration of the exclusivity period with the other publicly-traded REIT as well as the discussions with Post the preceding week. The Columbus Board discussed the history, business and operations of Post as well as its market capitalization and cost of capital. The Columbus Board discussed Post's expansion of its development efforts beyond the Southeast and the potential general and administrative savings from a strategic merger between Columbus and Post. The Executive Committee indicated that it expected to call a special meeting of the Columbus Board in the near future for the purpose of considering a definitive agreement for a strategic merger with Post.

     On July 22, 1997, representatives from Columbus and its legal counsel traveled to Atlanta to conduct a due diligence investigation of Post. On July 24, 1997, legal counsel to Post and Columbus began negotiations of the terms of the Merger Agreement. Such negotiations continued through August 1, 1997.

     On July 28, 1997, the Post Board met telephonically to discuss the proposed Merger with Columbus, including the proposed exchange ratio and the terms and conditions on which Post's proposal had been accepted. The Post Board also discussed the financial terms of the Merger and the analysis undertaken by Merrill Lynch to determine the fairness of the Exchange Ratio in the Merger. Following the Post Board's discussion, the Post Board adjourned the meeting until the morning of August 1, 1997.

     On the morning of August 1, 1997, the Post Board reconvened its July 28 meeting and met telephonically with certain of Post's senior executive officers, legal counsel and Merrill Lynch to review the final agreements and structure and to consider and formally act upon the proposed Merger. Following an oral presentation by Merrill Lynch regarding its financial analysis of the transaction, Merrill Lynch delivered to the Post Board the written fairness opinion that, as of August 1, 1997 and, subject to certain assumptions, factors and limitations set forth in the opinion, the Exchange Ratio was fair to Post from a financial point of view. See "-- Opinions of Financial Advisors -- Post" for a discussion of the Merrill Lynch fairness opinion. After a discussion of the Merger Agreement and the ancillary documents by legal counsel, the Post Board discussed the terms of the Merger and the proposed timetable of the transaction. Following such discussions, the Post Board approved the Merger, the proposed Merger Agreement and the ancillary documents.


     On the afternoon of August 1, 1997, a special meeting of the Columbus Board was held at which members of management and representatives of Columbus' financial and legal advisors were present. At such meeting Mr. Shaw provided the Columbus Board with a discussion of the background and events leading up to the meeting with respect to the proposed merger with Post. Mr. Shaw then set forth the reasons he believed a strategic merger with Post would be beneficial to Columbus and its shareholders, such reasons being (i) immediate geographic diversification, (ii) Post's lower cost of capital and access to debt and equity markets to support Columbus' existing and future developments, (iii) the reputation of Post in the industry and its commitment (comparable to that of Columbus) to quality developments and resident satisfaction and (iv) the compatibility of the cultures, philosophies and management of the companies. Legal counsel then described for the Columbus Board the due diligence investigation of Post which had been conducted. Representatives of Prudential Securities made a presentation regarding the proposed merger with Columbus. Prudential Securities' presentation included, among other things, (i) a summary of the key transaction terms and a description of the Merger, (ii) an analysis of the stock trading history of each of Columbus and Post, (iii) valuation analyses of Columbus and Post, (iv) a comparison of each of Columbus and Post with selected publicly-traded companies, (v) a comparison of the proposed financial terms of the Merger with the financial terms of other relevant mergers and acquisitions and (vi) a pro forma merger analysis. Prudential Securities delivered to the Columbus Board its opinion that as of August 1, 1997, based upon the facts and circumstances as they existed at that time, and subject to certain assumptions, limitations and other matters, the Merger Consideration to be received by the holders of Columbus Common Shares pursuant to the Merger is fair to the Columbus Shareholders from a financial point of view.


     Columbus' legal counsel then made a presentation to the Columbus Board in which it explained the material terms of the proposed merger, including closing conditions, termination rights and liquidated damages and expense reimbursement provisions, briefed the Columbus Board on certain legal issues raised by the proposed merger and advised the Columbus Board of its fiduciary duties in connection with such transaction.

     Following such presentations, and after extensive discussion of the advantages and disadvantages of the proposed Merger transaction as described under "-- Columbus' Reasons for the Merger" and "-- Opinions of Financial Advisors -- Columbus," the Columbus Board concluded that the advantages of the Merger outweighed the potential risks, and unanimously approved the Merger, the Merger Agreement and all transactions contemplated thereby.

     Post's Reasons for the Merger. The Post Board believes that the terms of the Merger Agreement and the Merger and the other transactions contemplated thereby are fair from a financial point of view to, and are in the best interests of, Post and the Post Shareholders. Accordingly, the Post Board has approved the Merger Agreement and recommends approval of the Merger Agreement and such transactions by the Post Shareholders. In reaching its decision, the Post Board in two separate meetings, considered several factors, consulted with Post's management and legal counsel and was advised by Merrill Lynch, its financial advisor in this transaction. The principal reasons, to which relative weights were not assigned, for the Post Board's approval of the Merger Agreement and its recommendation to the Post Shareholders are as follows:

          (1) Post's strategic objective has been to focus on specific core markets located in high growth areas of the Southeast. Post currently has activities in Atlanta, Tampa, Orlando, Charlotte, Nashville and Northern Virginia. The Merger adds Dallas as an additional core market. Management considers Dallas to be an attractive market, with the Texas market exhibiting growth patterns similar to those in Atlanta and other southern cities. Prior to announcing the Merger, the Post Board had targeted Dallas as the next major market in which to introduce Post Apartment Homes, and Post was actively seeking opportunities in both Dallas and Houston. The Merger will immediately provide Post with a critical mass of outstanding upscale apartment communities in Dallas and a strong base for continued expansion in that market, and in Houston and Denver, where Columbus is also active. Following the merger, Post's investment will be spread among seven core markets, with Atlanta representing 55.1% and Dallas representing 22.4% of Post's apartment units at completed properties. The Post Board believes that this geographic diversification will result in enhanced growth opportunities. These markets create a broader platform for access to opportunities for future development and acquisitions and enable Post to be more selective in choosing opportunities, which could result in higher returns on investment.

          (2) Both Post and Columbus have significant development and operating experience. Columbus and Post have similar strategic approaches to development, operations and training and both have proven track records of building successful upscale apartment communities in niche and infill locations. The Merger provides Post the platform to expand its development program into other solid development markets, capitalizing on the best practices and experience of both companies.

          (3) Geographic diversification also reduces the dependence on any one market. Recessions often affect economies of different regions at different times. With a substantial number of apartment units in both the Southeast and Southwest, there is a reduction in the risk that a regional economic downturn could affect all of the apartment communities simultaneously. Thus, the geographic diversification as a result of the Merger may smooth Post's performance through the economic cycles.

          (4) The combined organization will allow the elimination of several redundant positions and activities, including the integration of information systems, support functions and public company expenses. The Post Board believes that the Merger will allow Post to realize economies of scale by spreading certain general and administrative costs over a larger number of units, thereby improving Post's operating margin. In addition, by taking advantage of the "best practices" of each company, the Post Board believes the operating results of Post are likely to be enhanced.

          (5) Analyses by management show that the Merger should be accretive to Post's FFO per share in 1998. FFO is a widely accepted measure of an equity REIT's operating performance.

          (6) The Merger increases Post's total market capitalization from $1,615.6 million to an estimated $2,203.8 million and increases the market equity of its common stock and units of the Operating

     Partnership from $1,091.9 million to an estimated $1,427.7 million (based on $39.9375 per share, the closing price of Post Common Stock on August 1,
     1997). This increased size affords several benefits. First, the increased number of shares in the market are expected to result in greater liquidity for holders of Post Common Stock. The Post Board believes that larger capitalization companies generally have greater trading liquidity, which allows the purchase and sale of larger volumes of shares without disrupting the market for such shares. Furthermore, larger capitalization companies are more attractive to certain institutional investors and, therefore, the Merger is expected to increase the universe of potential buyers of Post's fixed income and equity securities. Finally, the Post Board believes that the Merger will not affect the rating given to Post's fixed income securities by credit rating agencies. Subsequent to Post's and Columbus' announcement of the Merger, such credit rating agencies confirmed the rating of Post's fixed income securities.


          (7) The financial presentation of Merrill Lynch and the August 1, 1997 written opinion of Merrill Lynch that the Exchange Ratio is fair, from a financial point of view, to Post as of the date of such opinion and based upon and subject to certain matters stated therein.


          (8) Presentations from, and discussions with, certain executive officers of Post and outside legal counsel regarding the business, real estate assets, financial, accounting and legal due diligence with respect to Columbus and the terms and conditions of the Merger Agreement.

     The Post Board also discussed certain potential negative factors and risks that could arise or do arise from the Merger. These included, among others, the expansion into a new region and new markets with which Post has little prior experience, potential current imbalance between supply of, and demand for, apartments in certain of these new markets, the potential difficulties of integrating Columbus' operations into Post, the higher risk associated with increased development activities, increased debt to market capitalization and encumbrances of assets, the significant costs involved in connection with consummating the Merger, the substantial time and effort of Post management required to effectuate the Merger, integrate the business of Columbus into Post, and manage the increased and more diverse property portfolio and the risk that the expected benefits of the Merger might not be fully realized. The Post Board believed that the benefits and advantages of the Merger far outweighed the negative factors and risks.

     THE POST BOARD BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR AND IN THE BEST INTERESTS OF THE POST SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE POST SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE.

     In the event the Merger is not consummated for any reason, Post will return to executing its strategic objective of being a leading apartment owner and developer in major Sunbelt markets. To the extent such opportunities are available, it would likely consider other potential combinations with public or private apartment owners that the Post Board and management believe add value and enhance the future earnings of Post and otherwise are in the best interests of the Post Shareholders.

     Columbus' Reasons for the Merger. The Columbus Board believes that the terms of the Merger Agreement and the Merger and the other transactions contemplated thereby are fair from a financial point of view to, and are in the best interests of, Columbus and the Columbus Shareholders. Accordingly, the Columbus Board has unanimously approved the Merger Agreement and recommends approval of the Merger Agreement and such transactions by the Columbus Shareholders. In reaching its decision, the Columbus Board in two separate meetings considered several factors, consulted with Columbus' management and legal counsel and was advised by Prudential Securities, its financial advisor in this transaction. The principal reasons, to which relative weights were not assigned, for the Columbus Board's approval of the Merger Agreement and its recommendation to the Columbus Shareholders are as follows:

          (1) Information and analyses relating to the financial performance, condition, business operations and prospects of Columbus and Post, and current industry, economic and market conditions. In this regard, the Columbus Board placed special emphasis on, and viewed as favorable to its determination, Post's lower cost of equity and debt capital, its lower leverage ratio, and its investment grade rating for unsecured debt (resulting in less dependence on secured mortgage indebtedness) and increased access to debt and equity capital markets.

          (2) Possible strategic alternatives to the Merger for enhancing long-term shareholder value, including transactions with other potential strategic merger partners or strategic equity investors. In particular, Columbus and Prudential Securities had contacted and entered into negotiations with another potential strategic merger partner. When the negotiations between Columbus and such strategic merger partner failed, the Columbus Board determined that the Merger with Post represented the best available alternative for enhancing long-term value to the Columbus Shareholders.


          (3) Synergies of the combined organization. The combined organization will allow the elimination of several redundant positions and activities, including the integration of office facilities, information systems, support functions and public company expenses. The Columbus Board believes that the Merger will allow the organization to realize economies of scale by spreading certain general and administrative costs over a larger number of units, thereby improving the combined organization's profit margin. In addition, by taking advantage of the "best practices" of each company, the Columbus Board believes that the operating results of the combined organization will be enhanced.



          (4) The economic terms of the Merger Agreement, including the Exchange Ratio and the 25.5% equity interest in the combined equity to be received by the Columbus Shareholders. In regard to the Exchange Ratio, the Columbus Board considered that (a) the Exchange Ratio had been determined through arm's-length negotiations, (b) the Exchange Ratio represented an implied value to the Columbus Shareholders of $24.56 based upon Post's trading price ($39.94) on July 30, 1997 (or a premium of 8% over the closing price on June 30, 1997), and (c) the implied value to the Columbus Shareholders referred to in clause (b) were above or within the ranges of stand-alone values of Columbus using each of the valuation methodologies (including net asset value) employed by Prudential Securities. See "The Merger -- Opinions of Financial Advisors -- Columbus."



          (5) The other terms and conditions of the Merger Agreement, including the mutuality of most of the representations and warranties and covenants, the requirement that each party consult with the other on significant business and financial matters prior to consummation of the Merger, the ability of the Columbus Board to designate Mr. Shaw to the Post Board, and the ability of the Columbus Board to pursue an unsolicited superior competing transaction should its fiduciary duties so require.


          (6) The structure of the Merger. In this regard, the Columbus Board placed special emphasis on, and viewed as favorable to its determination, the fact that the Merger, as a "stock-for-stock" rather than a "cash-for-stock" transaction, will provide an opportunity for the Columbus Shareholders to share in any future appreciation of the stock price of the combined entity and should be a tax-free transaction currently.

          (7) The similarities between the two companies and synergies resulting from their combination. In this regard, the Columbus Board noted that Post and Columbus both have significant acquisition and development expertise, with a commitment to high quality, upscale multifamily residential properties. The combination provides greater opportunity to expand the development program into additional markets and further reduce the dependence on the Atlanta and Dallas markets.


          (8) Geographic Diversification. In this regard, the Columbus Board noted that geographic diversification also reduces the dependence on any one market. Recessions often affect economies of different regions at different times. With a substantial number of apartment units in both the Southwest and Southeast, there is a reduction in the risk that a regional economic downturn affects all of the apartment communities simultaneously. Thus, the geographic diversification as a result of the Merger may smooth the combined organization's performance through the economic cycles.



          (9) The financial presentation of Prudential Securities and the August 1, 1997 formal opinion of Prudential Securities that the Merger Consideration is fair, from a financial point of view, to the Columbus Shareholders as of the date of such opinion and based upon and subject to certain assumptions, limitations and other matters stated therein.

          (10) Presentations from, and discussions with, certain executive officers of Columbus and outside legal counsel regarding the business, real estate assets, financial, accounting and legal due diligence with respect to Post and the terms and conditions of the Merger Agreement.

     The Columbus Board also considered the following potentially negative factors in its deliberations concerning the Merger:

          (1) The fact that, because the Exchange Ratio is fixed, a decline in the value of Post Common Stock would reduce the value of the consideration to be received by the Columbus Shareholders in the Merger. This factor was mitigated, in the Columbus Board's view, by the fact that because of the fixed Exchange Ratio, the Columbus Shareholders would benefit from any appreciation in the price of Post Common Stock.

          (2) The current level of supply and demand for multifamily properties in Atlanta, which is Post's primary market.

          (3) The significant costs involved in connection with the consummation of the Merger.

          (4) The risk that the anticipated benefits of the Merger may not be realized.

          (5) The fact that under the terms of the Merger Agreement, Columbus and its directors, trust managers, officers, employees, agents and representatives are prohibited from initiating, soliciting or encouraging any inquiries or from making any proposal that constitutes, or may reasonably be expected to lead to, a transaction which would compete with the Merger except that if the Columbus Board determines in good faith after consultation with outside legal counsel that it is required by its fiduciary obligations to do so, the Columbus Board may, among other things, respond to and engage in discussions and negotiations with persons making unsolicited proposals or inquiries and may approve or recommend such a transaction, and the possibility that Columbus may be required, if the Merger Agreement is terminated under certain circumstances, to pay Post a termination fee of $10 million or to reimburse Post for up to $1.5 million of its out-of-pocket expenses incurred in connection with the Merger. The Columbus Board recognized that the inclusion of such provisions in the Merger Agreement would render it less likely that a more attractive offer would be presented to Columbus and the Columbus Shareholders; however, the Columbus Board believed that, based on the process it engaged in to find a strategic partner, the Merger Agreement represents the best opportunity to enhance long-term shareholder value.

     THE COLUMBUS BOARD BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR AND IN THE BEST INTERESTS OF THE COLUMBUS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE COLUMBUS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

OPINIONS OF FINANCIAL ADVISORS

     Post. Merrill Lynch was engaged by Post to deliver a fairness opinion to assist Post in evaluating a strategic merger between Post and Columbus. On August 1, 1997, Merrill Lynch delivered its opinion (the "Merrill Lynch Opinion") to the Post Board stating that, as of August 1, 1997, and based upon the assumptions made, matters considered and limits of review set forth therein, the Exchange Ratio is fair, from a financial point of view, to Post.

     The full text of the Merrill Lynch Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated herein by this reference. The description of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion. Post Shareholders are urged to read the opinion in its entirety. In the opinion of Post, no events or significant changes in information have occurred that would alter the opinion of Merrill Lynch. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement which materially affects the financial terms of the Merger Agreement, a revised fairness opinion may be requested.

     THE MERRILL LYNCH OPINION IS ADDRESSED TO THE POST BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY POST TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE POST SPECIAL MEETING. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN POST AND COLUMBUS AND WAS APPROVED BY THE POST BOARD.


     In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to Post and Columbus which Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of Post and Columbus furnished to Merrill Lynch by Post and Columbus, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by Post and Columbus; (iii) conducted discussions with members of senior management of Post and Columbus concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for the Post Common Stock and the Columbus Common Shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (v) reviewed the results of operations of Post and Columbus and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Post and Columbus and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed the Merger Agreement and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.


     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Post or Columbus or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Post or Columbus. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Post or Columbus, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Post's or Columbus' management as to the expected future financial performance of Post or Columbus, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch also assumed that the Merger will not change the REIT status of the pro forma entity.

     At the meeting of the Post Board held on August 1, 1997, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of the Merrill Lynch Opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

  Valuation of Columbus

          Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for Columbus and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of July 25, 1997 of $24.00. For this purpose, Merrill Lynch defined "total market capitalization" as market value of Columbus' common equity, plus preferred stock at liquidation value plus total debt. Merrill Lynch then calculated the market value of Columbus as a multiple of projected FFO (based on mean estimates of FFO provided by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call")) and FFO less recurring capital expenditures ("AFFO") (based on estimates of AFFO from analysts' reports from Merrill Lynch Equity Research). Columbus' FFO multiples for 1997 and 1998 were 12.3x and 11.4x, respectively, and the AFFO multiples for 1997 and 1998 were 13.4x and 12.4x, respectively.

          Merrill Lynch reviewed Post's offer for Columbus and, on the basis thereof and using publicly available share price information for the Post Common Stock as of July 25, 1997, calculated an aggregate net offer value (the "Net Offer Value") of $350.5 million. The Net Offer Value consisted of $387.6 million of Post Common Stock less option proceeds of $36.1 million dollars. Using an estimation of Columbus' debt balances as of December 31, 1997 provided by Columbus' management, Merrill Lynch also calculated an aggregate transaction value (the "Transaction Value") of $619.2 million which consisted of the Net Offer Value plus debt of $297.5 million, less an estimation of Columbus' cash balance at December 31, 1997 of $28.7 million. Merrill Lynch also calculated Net Offer Value transaction multiples based on projections provided by Columbus' management of its FFO and AFFO of 13.2x and 14.4x, respectively, for 1997 and 10.8x and 11.8x, respectively, for 1998.

          Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for Columbus with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of multifamily properties which Merrill Lynch deemed to be reasonably comparable to Columbus. For the purpose of its analyses, the following companies were used as comparable companies to Columbus: Gables Residential Trust, Post Properties, Inc. and Summit Properties, Inc. (collectively, the "Columbus Comparable Companies").

          Merrill Lynch's calculations resulted in the following relevant ranges for the Columbus Comparable Companies and for Columbus as of July 25, 1997: a range of market value as a multiple of projected 1997 FFO of 10.5x to 13.6x, with a mean of 11.6x (as compared to Columbus at 12.3x); a range of market value as a multiple of projected 1998 FFO of 9.6x to 12.4x, with a mean of 10.7x (as compared to Columbus at 11.4x); a range of market value as a multiple of projected 1997 AFFO of 11.5x to 14.4x, with a mean of 12.8x (as compared to Columbus at 13.4x); and a range of market value as a multiple of projected 1998 AFFO of 10.6x to 13.2x, with a mean of 11.8x (as compared to Columbus at 12.4x).

          None of the Columbus Comparable Companies is, of course, identical to Columbus. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Columbus Comparable Companies and other factors that could affect the public trading volume of the Columbus Comparable Companies, as well as that of Columbus. In addition, the multiples of market value to estimated 1997 and projected 1998 FFO and AFFO for the

     Columbus Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

          Comparable Transactions Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of other selected mergers and strategic transactions involving REITs which Merrill Lynch deemed to be relevant. These transactions were Equity Residential Property Trust's merger with Wellsford Residential Property Trust, Camden Property Trust's merger with Paragon Group, Inc., and United Dominion Realty, Inc.'s merger with South West Property Trust Inc.

          Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company as of the day before the announcement of the respective transaction, as a multiple of the estimated FFO per share for such company for the current year, if the deal was announced in the first half of the year, or for the next year, if the deal was announced in the second half of the year. This analysis yielded a range of premiums of 10.3% to 19.5% with a mean of 13.9% and a range of transaction FFO multiples of 10.6x to 12.3x with a mean of 11.4x. This results in a per share valuation of between $22.15 and $25.82.

          Discounted Cash Flow Analyses. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Columbus based upon projections provided by Columbus' management of its AFFO for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 17.0% to 19.0% and terminal value multiples of calendar year 2002 AFFO ranging from 13.0x to 14.0x. Based upon Columbus' projection of AFFO per share for the years 1998 through 2002, the range of present values per share of Common Stock was $23.72 to $26.92 using the discounted AFFO method.

          Net Asset Valuation Analysis. Merrill Lynch performed a net asset valuation for Columbus based on an asset-by-asset real estate valuation of Columbus' properties, an estimation of the current value for Columbus' other assets and liabilities, and an estimation of Columbus' debt balances as of December 31, 1997. The real estate valuation utilized property specific projections prepared by Columbus' management for the calendar year 1998. For the operating portfolio of Columbus, the valuation utilized the direct capitalization method on 1998 property net operating income and a range of capitalization rates of 8.25% to 8.75%. These calculations indicated a per share net asset valuation range for Columbus of $23.37 to $25.70.

  Valuation of Post

          Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for Post and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of July 25, 1997 of $40.94. For this purpose, Merrill Lynch defined "total market capitalization" as market value of Post's common equity, plus preferred stock at liquidation value plus total debt. Merrill Lynch then calculated the market value of Post as a multiple of projected FFO (based on mean estimates of FFO provided by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms) and AFFO (based on estimates of AFFO from analysts' reports from Merrill Lynch Equity Research). Post's FFO multiples for 1997 and 1998 were 13.6x and 12.4x, respectively, and the AFFO multiples for 1997 and 1998 were 14.4x and 13.2x, respectively.

          Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for Post with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of multifamily properties which Merrill Lynch deemed to be reasonably comparable to Post. For the purpose of its analyses, the following companies were used as comparable companies to Post: Avalon Properties, Inc., Columbus Realty Trust, Gables Residential Trust and Summit Properties, Inc. (collectively, the "Post Comparable Companies").

          Merrill Lynch's calculations resulted in the following relevant ranges for the Post Comparable Companies and for Post as of July 25, 1997: a range of market value as a multiple of projected 1997 FFO of 10.5x to 14.1x, with a mean of 11.9x (as compared to Post at 13.6x); a range of market value as a multiple of projected 1998 FFO of 9.6x to 12.7x, with a mean of 11.0x (as compared to Post at 12.4x); a range of market value as a multiple of projected 1997 AFFO of 11.5x to 15.0x, with a mean of 13.1x (as compared to Post at 14.4x); and a range of market value as a multiple of projected 1998 AFFO of 10.6x to 13.5x, with a mean of 12.0x (as compared to Post at 13.2x).

          None of the Post Comparable Companies is, of course, identical to Post. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Post Comparable Companies, and other factors that could affect the public trading volume of the Post Comparable Companies, as well as that of Post. In addition, the multiples of market value to estimated 1997 and projected 1998 FFO and AFFO for the Post Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

          Comparable Transactions Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of other selected mergers and strategic transactions involving REITs which Merrill Lynch deemed to be relevant. These transactions were Equity Residential Property Trust's merger with Wellsford Residential Property Trust, Camden Property Trust's merger with Paragon Group, Inc., and United Dominion Realty, Inc.'s merger with South West Property Trust Inc.

          Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company as of the day before the announcement of the respective transaction, as a multiple of the estimated FFO per share for such company for the current year, if the deal was announced in the first half of the year, or for the next year, if the deal was announced in the second half of the year. This analysis yielded a range of premiums of 10.3% to 19.5% with a mean of 13.9% and a range of transaction FFO multiples of 10.6x to 12.3x with a mean of 11.4x. This results in a per share valuation of between $35.34 and $41.19.

          Discounted Cash Flow Analyses. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Post based upon projections provided by Post's management of its AFFO for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 17.0% to 19.0% and terminal value multiples of calendar year 2002 AFFO ranging from 13.0x to 14.0x. Based upon Post's projection of AFFO per share for the years 1998 through 2002, the range of present values per share of Post Common Stock was $38.16 to $43.33 using the discounted AFFO method.

          Merrill Lynch also performed a net asset valuation for Post based on an asset-by-asset real estate valuation of Post's properties, an estimation of the current values for Post's other assets and liabilities, and an estimation of Post's debt balances as of December 31, 1997. The real estate valuation utilized property specific projections prepared by Post's management for the calendar year 1998. For the operating portfolio of Post, the valuation utilized the direct capitalization method on 1998 property net operating income and a range of capitalization rates of 8.25% to 8.75%. These calculations indicated a per share net asset valuation range for Post of $40.55 to $43.78.

  Pro Forma Merger Consequences

          Relative Discounted Cash Flow Analyses. Merrill Lynch utilized the results of the discounted cash flow analyses of Post and Columbus described above to calculate a range of implied exchange ratios based on a comparison of the relative ranges of discounted cash flow value for Post and Columbus at a 0.0%, 23.8% and 100.0% allocation to Columbus of Expected Synergies. When 0.0% of the Expected Synergies were allocated to Columbus' discounted cash flow value and compared to Post's discounted cash flow value, the analysis yielded an implied exchange ratio range of .621 to .622. An allocation of 23.8% of the Expected Synergies to Columbus yielded an implied exchange ratio of .623 and a 100.0% allocation yielded an implied exchange ratio of .629.

          Pro Forma Combination Analysis. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on Post's projected stand-alone FFO per share and the anticipated accretion (i.e., the incremental increase) to Post's FFO per share resulting from the Merger. Merrill Lynch observed that, after giving effect to the Expected Synergies, the Merger would be accretive to Post's projected FFO per share in each of the years 1997 through 2002, inclusive. Merrill Lynch also observed that the indicated annual dividend per share of Post Common Stock pro forma for the Merger would be $2.38 per share of Post Common Stock, implying no reduction in Post's current indicated dividend rate.

          Capitalization. In addition, Merrill Lynch compared Post's projected book capitalization as of December 31, 1997 to (i) Post's pro forma projected book capitalization as of December 31, 1997 after giving effect to the Merger and (ii) based on projections of Post's and Columbus' management, Post's pro forma implied market capitalization as of December 31, 1997 after giving effect to the Merger. The projected total debt to implied market capitalization was 36.8%, 33.8% and 32.2% on a pro forma basis as of December 31, 1997, 1998 and 1999, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Post's, Columbus' and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     The Post Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Post and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.


     Pursuant to a letter agreement dated June 12, 1997, Post agreed to pay Merrill Lynch fees as follows: (i) a fee of $50,000, payable one month from the date of such letter agreement; (ii) an additional fee of $1,000,000, plus reimbursable expenses, on the date that the Merger Agreement was executed and
(iii) on the date that the Merger is consummated, .67% of the purchase price (as defined in the letter agreement) subject to a maximum payment of $4,020,000, with any fees paid under the first two clauses above used to offset any amount due under the third clause above. Post also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, subject to certain limitation, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under such letter agreement, including certain liabilities under the federal securities law.


     Merrill Lynch may provide financial advisory and financing services to Post and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Post or Columbus for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Columbus. On August 1, 1997, Prudential Securities delivered its written opinion (the "Prudential Securities Opinion") to Columbus' Board that, as of such date subject to certain assumptions, limitations and other matters set forth in the Prudential Securities Opinion, the Merger Consideration to be received by the Columbus Shareholders is fair to the Columbus Shareholders from a financial point of view. At the meeting of the Columbus Board held on August 1, 1997, Prudential Securities presented certain financial analyses accompanied by written materials in connection with the delivery of the Prudential Securities Opinion. Members of the Columbus Board were present (either in person or via teleconference) at the meeting and had an opportunity to ask questions of Prudential Securities. Prudential Securities discussed with the Columbus Board the information in the report and the financial data and other factors considered by Prudential Securities in conducting its analyses, all of which are summarized herein.


     Except with respect to one other publicly-traded REIT, Prudential Securities was not asked to and did not solicit indications of interest in a possible acquisition or merger of Columbus. No other limitations were imposed by the Company or Prudential Securities with respect to the investigation made or the procedure followed by Prudential Securities in rendering its opinion. A copy of the Prudential Securities Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated herein by reference. The summary of the Prudential Securities Opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities Opinion. Columbus' shareholders are urged to read the Opinion in its entirety.

     THE PRUDENTIAL SECURITIES OPINION IS ADDRESSED TO THE COLUMBUS BOARD AND ADDRESSES ONLY THE FAIRNESS AS OF THE DATE OF SUCH OPINION, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY COLUMBUS TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE COLUMBUS SPECIAL MEETING. THE CONSIDERATION TO BE RECEIVED IN THE MERGER PURSUANT TO THE TRANSACTION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN POST AND COLUMBUS AND WAS APPROVED BY THE COLUMBUS BOARD.

     In conducting its analysis and arriving at the Prudential Securities Opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including:

          (i) certain publicly available historical financial and operating data of Columbus including (a) the Annual Report to Shareholders and Annual Report on Form 10-K and Form 10-K/A of Columbus for the three fiscal years ended December 31, 1994, 1995 and 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and internal management reports for the quarter ended June 30, 1997, (c) the Proxy Statement for the Annual Meeting of Shareholders held on May 23, 1997, (d) the Prospectus dated December 21, 1993 relating to the sale of 6,898,566 shares of Columbus Common Shares and (e) the Prospectus dated July 22, 1994 relating to the sale of 2,700,000 shares of Columbus Common Shares;

          (ii) certain publicly-available historical, financial and operating data for Post including (a) the Annual Report on Form 10-K and Form 10-K/A for the three fiscal years ended December 31, 1994, 1995 and 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and internal reports for the quarter ended June 30, 1997 and (c) a press release dated July 22, 1997 announcing financial results for the quarter ended June 30, 1997;

          (iii) certain information relating to Columbus, including projected income statements for the fiscal years ending December 1997, 1998 and 1999, prepared by the management of Columbus;


          (iv) certain information relating to Post, including forecasts for the fiscal years ending December 31, 1997, 1998, 1999 and 2000, prepared by the management of Post;

          (v) operating and unaudited financial information of certain Post properties and certain Columbus properties for the six months ending June 30, 1997;

          (vi) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Columbus and Post, respectively, or otherwise relevant to its inquiry;

          (vii) the financial terms of certain recent transactions Prudential Securities deemed relevant to its inquiry;

          (viii) the historical stock prices and trading volumes of Columbus Common Shares and Post Common Stock and certain publicly traded companies which Prudential Securities deemed to be comparable to Columbus and Post, respectively;

          (ix) the financial terms of certain recent merger transactions Prudential Securities deemed relevant;

          (x) a draft dated July 27, 1997 of the Merger Agreement; and

          (xi) such other financial studies, analyses and investigations as Prudential Securities deemed appropriate.

     Prudential Securities discussed with senior management of Columbus and
Post: (i) the prospects for their respective businesses; (ii) their estimate of such businesses' future financial performance; (iii) the potential financial impact of the Merger on Columbus and Post and (iv) such other matters as Prudential Securities deemed relevant. The Prudential Securities Opinion is necessarily based on economic, financial and market conditions as they existed and could be evaluated as of the date of the Prudential Securities Opinion.

     In connection with its review and analysis in arriving at the Prudential Securities Opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial and other information provided to Prudential Securities or which was publicly available, and did not undertake to verify independently any such information. Prudential Securities neither made nor obtained any independent valuations or appraisals of any of Columbus' assets. With respect to certain financial projections of Columbus and Post, respectively, Prudential Securities assumed that the information was reasonably prepared and that the projections represented each respective management's best currently available estimate as to the future financial performance of Columbus and Post.


     The Prudential Securities Opinion is predicated on the Merger qualifying
(i) as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) for "purchase" accounting treatment under Accounting Principles Board Opinion No. 16. Further, the Prudential Securities Opinion is necessarily based on economic, financial and market conditions as they existed on August 1, 1997 and can only be evaluated as of the date thereof.


     Prudential Securities assumed that the draft Merger Agreement reviewed by it will conform in all material respects to those documents when in final form, that the disclosure letters and due diligence contemplated by that agreement will not identify any adverse condition, and that the Merger will be consummated substantially as contemplated by the draft Merger Agreement.

     Prudential Securities expressed no opinion as to what the value of the Post Common Stock will be when issued to the Columbus Shareholders or the prices at which the Post Common Stock will trade after the Merger. In addition, the Prudential Securities Opinion does not evaluate the relative merits of the Merger as compared to any other alternative business strategy.

     In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth herein of the analyses presented to the Columbus Board at the August 1, 1997 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all the analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Columbus and Post. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Subject to the foregoing, the following is a summary of the material financial analyses performed by Prudential Securities in arriving at the Prudential Securities Opinion.

     In the following analyses, Prudential Securities assumed the implied purchase price per share for Columbus Common Shares was $24.56 (the "Implied Purchase Price"). Prudential Securities arrived at this amount by multiplying the 0.615 Exchange Ratio by $39.94, the closing price of Post Common Stock on the New York Stock Exchange on July 30, 1997.


          Comparable Transaction Analysis. Prudential Securities analyzed the consideration paid in several recent acquisition and merger transactions deemed by Prudential Securities to be reasonably similar to the Merger and considered the multiple of the equity purchase price ("EPP") to the target's FFO during the last twelve months ("LTM") preceding announcement and the target's estimated FFO over the twelve months after announcement ("FTM"). The transactions considered were the combinations of: (i) Equity Residential Property Trust with Wellsford Residential Property Trust; (ii) Camden Property Trust with Paragon Group, Inc.; (iii) United Dominion Realty Trust, Inc. with South West Property Trust, Inc. and (iv) BRE Properties, Inc. with Real Estate Investment Trust of California. Such transactions yielded an EPP equal to 11.1 to 14.1 times LTM FFO and 10.5 to
     13.1 times FTM FFO. Applying such multiples to Columbus' LTM and FTM FFO/share resulted in an implied equity valuation per share based on LTM FFO/share of $20.85 to $26.48 (median at $23.18) and $21.28 to $26.51 based on FTM FFO/share (median at $21.74). The Implied Purchase Price for Columbus of $24.56 is above the median of the implied valuation of Columbus and thus, such analysis supports Prudential Securities' opinion that as of August 1, 1997 the Merger Consideration to be received by the Columbus Shareholders pursuant to the Merger is fair to the Columbus Shareholders from a financial point of view.


          Comparable Company Analysis. Prudential Securities compared selected financial ratios for Columbus with a group of 12 publicly traded companies engaged in the acquisition, operation and management of multi-family residential properties which Prudential Securities considered to be reasonably comparable to Columbus for purposes of its analysis. The companies considered were: (i) Amli Residential Properties Trust; (ii) Associated Estates Realty Corp.; (iii) Berkshire Realty Company, Inc.; (iv) Essex Property Trust, Inc., (v) Evans Withycombe Residential, Inc.; (vi) Home Properties of NY, Inc.; (vii) Mid-America Apartment Communities, Inc.;
     (viii) Oasis Residential, Inc.; (ix) Pacific Gulf Properties Inc.; (x) Summit Properties, Inc.; (xi) The Town and Country Trust and (xii) Walden Residential Properties Trust (collectively, the "Columbus Comparable Companies"). As of July 30, 1997, the Columbus Comparable Companies were found to have equity market capitalizations ranging between $232.2 million and $579.5 million (with Columbus at $320.7 million).

          Prudential Securities calculated a transaction multiple based on the Implied Purchase Price of $24.56 per share and Columbus' estimated 1997 and 1998 FFO per share ("FFO/Share") (each, a "Transaction Multiple") and compared it to the Columbus Comparable Companies' stock price to estimated 1997 and 1998 FFO/Share multiples (each, an "FFO Multiple"). For the Columbus Comparable Companies, the range of 1997 FFO Multiples was estimated to be equal to 9.7x to 13.3x, and the range of 1998 FFO Multiples was estimated to be equal to 9.1x to 12.1x. Applying such multiples to Columbus' estimated 1997 and 1998 FFO/Share resulted in an implied equity valuation per Columbus Common Share of $18.94 to $25.91 based on 1997 FFO/Share (mean at $21.01) and $19.21 to $25.33 based on 1998 FFO/Share (mean at $20.96). Prudential Securities observed that the Implied Purchase Price for Columbus is above the mean of the implied equity valuation of Columbus and thus, such analysis supports Prudential Securities' conclusion that the Merger Consideration to be received by the shareholders of Columbus pursuant to the Merger is fair to such shareholders from a financial point of view.

          The FFO estimates utilized in this analysis were from First Call. The estimates published by First Call were not prepared in connection with the Merger or at Prudential Securities' request.

          Pro Forma Funds From Operations Per Share Analysis. Prudential Securities also analyzed the pro forma effect of the Merger on FFO. An analysis of anticipated future results based on projections provided by management of Columbus and Post indicated that the Merger will result in an increase in pro forma FFO per share of Post Common Stock.

          Net Asset Value Analysis. Prudential Securities also analyzed the increase in the premium of Columbus' equity value per share relative to its net asset value per share as of July 30, 1997 and upon consummation of the Merger based upon the Implied Purchase Price of $24.56 per share. The market price of the Columbus Common Shares on July 30, 1997 reflected a 15.9% premium over the estimated net asset value per share. The Implied Purchase Price of $24.56 reflected a 22.1% premium over the estimated net asset value per share.


          Net asset value per share for Columbus was obtained on July 25, 1997 from Realty Stock Review, a publication of the Dow Jones Financial Publishing Corp., which presents market analyses of real estate investment trusts and operating companies. The net asset valuation data was not prepared in connection with the Merger or at Prudential Securities' request.


          Contribution Analysis. Prudential Securities examined Columbus' and Post's relative contributions of actual and projected FFO, net income, book value and undepreciated real estate assets to the combined entity and compared this to the percentage of post-Merger Post Common Stock that Columbus Shareholders would hold. Columbus Shareholders are estimated to hold 25.4% of the post-Merger shares of Post Common Stock (on a fully diluted basis). Columbus contributed 22.8%, 25.0% and 26.0% to the pro forma FFO of the combined entity for the years 1996 (based on return results), 1997 and 1998 (in each case, based on projected financial information prepared by Columbus and Post), respectively. Columbus contributed 21.3% and 21.5% to the pro forma net income of the combined entity for the year ended December 31, 1996 and the twelve months ended June 30, 1997. Columbus contributed 31.3% of the book value and 25.0% of the undepreciated real estate assets to the pro forma combined entity as of June 30, 1997.

     Projected financial and other information concerning Columbus and the impact of the Merger upon the shareholders of Columbus is not necessarily indicative of future results. All projected financial information is subject to numerous contingencies beyond the control of Columbus' and Post's management.

     Columbus retained Prudential Securities to render a fairness opinion and to provide other financial advisory services in connection with the Merger because it is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and other purposes, has substantial experience in transactions similar to the Merger and is familiar with Columbus and its business. The engagement letter with Prudential Securities provides that Columbus will pay Prudential Securities an advisory fee equal to 0.60% of the total consideration (as defined in the engagement letter) paid by Post upon consummation of the Merger. In addition, the engagement letter with Prudential Securities provides that Columbus will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Merger or its engagement.

     In the ordinary course of business, Prudential Securities may actively trade Columbus Common Shares and Post Common Stock for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

EXCHANGE RATIO AND EXCHANGE FOR POST COMMON STOCK

     The Exchange Ratio was arrived at through arms'-length negotiations between Post and Columbus. See "-- Background of and Reasons for the Merger." Each Columbus Common Share issued and outstanding at the Effective Time of the Merger will cease to be outstanding and will be converted into and exchanged for the right to receive 0.615 shares of Post Common Stock.

     Notwithstanding any other provision of the Merger Agreement, each holder of Columbus Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Post Common Stock (after taking into account all certificates delivered by such holder) will receive cash in lieu of such fractional shares of Post Common Stock.

     At the Effective Time, all employee stock options of Columbus that have been authorized but are unissued under a stock incentive or other employee benefit plan of Columbus shall terminate.


     As soon as reasonably practicable after the Effective Time, Post and Columbus will cause the Exchange Agent to send to each holder of record of Columbus Common Shares, transmittal materials for use in exchanging all of their certificates representing Columbus Common Shares for a certificate or certificates representing shares of Post Common Stock and a check for any fractional share interest, as applicable. The transmittal materials will contain information and instructions with respect to the surrender of certificates of Columbus Common Shares in exchange for certificates representing shares of Post Common Stock.


     COLUMBUS SHAREHOLDERS SHOULD NOT SEND IN THEIR SHARE CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Following the Effective Time of the Merger and upon surrender of all of the certificates representing Columbus Common Shares registered in the name of a holder of Columbus Common Shares (or indemnity satisfactory to Post or the Exchange Agent if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the Exchange Agent will mail to such holder a certificate or certificates representing the number of shares of Post Common Stock to which such holder is entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required thereon in respect of such shares and, where applicable, a check in lieu of fractional shares.

     Except for Columbus' regular quarterly dividends not in excess of $0.395 per share of Columbus Common Shares, or except with respect to the Final Columbus Dividend (as defined below), Columbus has agreed not to declare, set aside or pay any dividends on Columbus Common Shares. To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Columbus ending at the Effective Time, Columbus will declare a dividend (the "Final Columbus Dividend") to holders of Columbus Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit Columbus to satisfy such requirements. If Columbus determines it necessary to declare the Final Columbus Dividend, it will notify Post at least ten days prior to the date for the Columbus Special Meeting, and Post may declare a dividend per share to holders of Post Common Stock, the record date for which will be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final Columbus Dividend per share of Columbus Common Shares paid by Columbus by (y) the Exchange Ratio. The Final Company Dividend payable to holders of Columbus Common Shares under the Merger Agreement will be paid upon presentation of the certificates of Columbus Common Shares for exchange and will be payable solely from the separate funds of Columbus, which will be provided to the Exchange Agent on or prior to the Effective Time.

     Dividends declared by Post after the Effective Time will include dividends on all Post Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of Post Common Stock at or as of any time after the Effective Time will be paid to the holder of any certificates of Columbus Common Shares until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions, less the amount of any withholding taxes which may be required thereon and, where applicable, a check for the amount representing any fractional share interest, will be delivered to such holder (in each case, without interest). After the Effective

Time, the stock transfer books of Columbus will be closed and there will be no transfers on the transfer books of Columbus of the shares of Columbus Common Shares that were outstanding immediately prior to the Effective Time.

STRUCTURE OF THE MERGER

     Prior to the Closing Date, Post will contribute its existing limited partnership interests in the Operating Partnership to Merger Sub, a newly organized corporation which is a wholly owned qualified REIT subsidiary of Post. Post will contribute its 1% general partner interest to GP Sub. Pursuant to the Merger Agreement, Columbus will be merged with and into Merger Sub at the Effective Time, and Merger Sub will be the surviving company in the Merger.


     Following the Merger, Post intends to form a new wholly owned qualified REIT subsidiary ("LP Sub") to which Post will contribute 100% of the capital stock of Merger Sub. After such contribution, Merger Sub will be a wholly owned, indirect subsidiary of Post. Post then intends to cause Merger Sub to be merged with and into the Operating Partnership in exchange for limited partnership interests. In addition, Merger Sub intends to convert some or all of the wholly owned qualified REIT subsidiaries of Columbus into single member limited liability companies with 100% of the beneficial interests held by the Operating Partnership.


TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that, following approval of the Merger Agreement by the Post Shareholders and the Columbus Shareholders and the satisfaction or waiver of the other conditions to the Merger, Columbus will be merged with and into Merger Sub at the Effective Time in accordance with the GBCC and the TRA. Merger Sub, a wholly owned subsidiary of Post, will be the surviving company in the Merger. As a result of the Merger, the separate existence of Columbus will cease. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the surviving company, until duly amended in accordance with applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the surviving company, until duly amended in accordance with applicable law. The directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the surviving company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Conversion of Shares. Upon the Effective Time, each Columbus Common Share issued and outstanding will be converted into the right to receive from Post the Merger Consideration. Cash will be paid in lieu of fractional shares of Post Common Stock in an amount equal to the fractional proportion of the arithmetic mean of the closing sales prices of a share of Post Common Stock on the NYSE over the ten trading days immediately preceding the Closing Date.

     Effective Time of the Merger. The Merger will become effective upon the filing of the Articles of Merger with the office of the County Clerk of Dallas County, Texas and the Secretary of State of Georgia, or such later time as the parties have agreed upon and designated in such filings. The Merger Agreement provides that the parties thereto will file the Articles of Merger as soon as practicable following the satisfaction or waiver of each of the conditions to consummation of the Merger.

     Conditions to the Merger. The respective obligations of Post and Columbus to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are subject to the satisfaction or waiver of certain conditions, including the following: (i) approval of the Merger Agreement by the Post Shareholders and the Columbus Shareholders; (ii) approval of the listing of the shares of Post Common Stock to be issued to Columbus Shareholders in the Merger by the NYSE; (iii) the effectiveness under the Securities Act of the Registration Statement and the absence of any stop order or proceeding by the Commission seeking a stop order; (iv) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the

Merger Agreement and (v) consummation of the transactions contemplated by the Stock Purchase Agreements.

     Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the accuracy of the representations and warranties of each party contained in the Merger Agreement as of the Closing Date; (ii) the performance by each party in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;
(iii) the absence of any material adverse change to either party since the date of the Merger Agreement; (iv) the receipt by each party of an opinion of counsel, dated as of the Closing Date, that, for such party's taxable year ended December 31, 1993 and all subsequent taxable years ending on or before the Closing Date, such party was organized and has operated in conformity with the requirements for qualification as a REIT under the Code; (v) the receipt by each party of either (A) a ruling from the IRS or (B) an opinion of counsel dated as of the Closing Date to the effect that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and that the surviving company will constitute a "qualified REIT subsidiary" under Section 856(i) of the Code and (vi) the receipt of all consents and waivers from third parties necessary in connection with the consummation of the transactions contemplated by the Merger Agreement.

     No Solicitation; Board Action. Columbus has agreed not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Competing Transaction (as hereinafter defined) or (ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to endorse any Competing Transaction, or authorize or permit any affiliates to take any such action. Columbus agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction and to take the steps necessary to inform such parties of the obligations undertaken. "Competing Transaction" means any of the following with respect to Columbus (other than the transactions contemplated by the Merger Agreement or a transaction with Post or a Post subsidiary): (i) with respect only to Columbus or any group of Columbus subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of Columbus, any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities of Columbus, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of beneficial interest of Columbus; (iv) any transaction resulting in the issuance of shares representing 20% or more of the outstanding shares of beneficial interest of Columbus or the filing of a registration statement under the Securities Act in connection therewith or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Notwithstanding the above-described non-solicitation provision and other provisions of the Merger Agreement, to the extent, and only to the extent, that the Columbus Board, after consultation with outside legal counsel, determines in good faith that such action is required for the Columbus Board to comply with its fiduciary duties to shareholders imposed by applicable law, Columbus may:
(i) disclose to the Columbus Shareholders any information that is required to be disclosed under applicable law; (ii) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; (iii) in response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to Columbus pursuant to a confidentiality agreement not materially less favorable to Columbus than the confidentiality agreement between Post and Columbus (the "Confidentiality Agreement"), or otherwise respond to or deal with any person in connection with a bona fide Competing Transaction proposed by such person in writing, provided that Columbus shall have notified Post of such unsolicited requests or its participation in discussions or negotiations in accordance with the Merger Agreement and (iv) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger Agreement or the Merger) a Superior Competing Transaction and enter into an agreement with respect to such Superior Competing Transaction. A "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which has not been solicited or initiated by Columbus in violation of the Merger Agreement and which a majority of the members of the Columbus Board determines in good faith (A) to be more favorable to the Columbus Shareholders than the Merger and (B) is reasonably capable of being consummated.

     Post has agreed not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction (as hereinafter defined), or
(ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to or endorse any Alternative Transaction, or authorize or permit any of the officers, directors or other representatives retained by Post to take any such action. Post agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction and to take the steps necessary to inform such parties of the obligations undertaken. "Alternative Transaction" means any of the following with respect to Post (other than the transactions contemplated by the Merger Agreement or a transaction with Columbus or a Columbus subsidiary): (i) with respect only to Post or any group of Post subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of Post, any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities of Post, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Post; (iv) any transaction resulting in the issuance of shares representing 20% or more of the outstanding shares of capital stock of Post or the filing of a registration statement under the Securities Act in connection therewith or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


     Notwithstanding the above-described non-solicitation provision and other provisions of the Merger Agreement, to the extent, and only to the extent, that the Post Board, after consultation with outside legal counsel, determines in good faith that such action is required for the Post Board to comply with its fiduciary duties to shareholders imposed by applicable law, Post may: (i) disclose to the Post Shareholders any information that is required to be disclosed under applicable law; (ii) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to an Alternative Transaction; (iii) in response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to Post pursuant to a confidentiality agreement not materially less favorable to Post than Columbus' obligations under the Confidentiality Agreement, or otherwise respond to or deal with any person in connection with a bona fide Alternative Transaction proposed by such person in writing, provided that Post shall have notified Columbus of such unsolicited requests or its participation in discussions or negotiations in accordance with the Merger Agreement and (iv) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger Agreement or the Merger) an Alternative Transaction and enter into an agreement with respect to such an Alternative Transaction.


     Conduct of Business Pending the Merger. During the period from the date of the Merger Agreement to the Effective Time, each of the parties has agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use commercially reasonable efforts to preserve intact their respective current business organization, goodwill and ongoing businesses, to keep available the services of its present officers, employees and consultants and to preserve the present relationships of its tenants, landlords, customers, suppliers and other persons with which it has significant business relationships.

     In addition, during the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise expressly permitted or contemplated by the Merger Agreement, Columbus has agreed not to, without the prior written consent of Post:

          (i) (A) except for the Final Columbus Dividend and its regular quarterly dividends not in excess of $0.395 per Columbus Common Share, declare, set aside or pay any dividends on, or make any other distributions in respect of any of Columbus' shares of beneficial interest; (B) split, combine or reclassify any shares of beneficial interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of beneficial interest or (C) except in connection with the use of Columbus Common Shares to pay the exercise price or tax withholding in connection with Columbus' Employee Stock Plans or as otherwise contemplated by or required by the Merger Agreement, purchase, redeem or otherwise acquire any shares of beneficial interests of Columbus or any options, warrants or rights to acquire, or security convertible into, shares of such beneficial interests;

          (ii) except as contemplated under or required pursuant to the Merger Agreement, Columbus' Amended and Restated Dividend Reinvestment Share Purchase Plan and Employee Share Purchase Plan and the exercise of share options or issuance of shares pursuant to stock rights, restricted share or performance share awards or warrants outstanding on the date of the Merger Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of beneficial interest, any other voting securities of Columbus or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; provided, however, that with respect to such Dividend Reinvestment Share Purchase Plan, such shares may only be issued, with respect to any dividend payment date after the date of the Merger Agreement, in an amount equal to the dividend payments and not with respect to any optional cash payments;

          (iii) amend the charter, articles or certificate of incorporation, declaration of trust, bylaws, partnership agreement or other comparable charter or organizational documents of Columbus or any Columbus subsidiary or enter into, assume or amend any material contract, agreement or commitment, except in the ordinary course of business and consistent with past practice;

          (iv) in the case of Columbus or any other Columbus subsidiary, merge or consolidate with any person;

          (v) in any transaction or series of related transactions involving capital, securities or other assets (including cash) or indebtedness of Columbus or any combination thereof in excess of $100,000 individually or $500,000 in the aggregate: (A) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, real estate investment trust, business trust or other business organization or division thereof or interest therein; (B) sell, lease or otherwise dispose of any of Columbus' properties or any assets (other than sales of Columbus subsidiaries' "for sale" housing units and condominiums sold or developed for sale in the ordinary course of business) or, except for any Development Properties (as defined in the Merger Agreement) or Future Development Properties (as defined in the Merger Agreement), assign or encumber the right to receive income, dividends, distributions and the like, or otherwise subject any of Columbus' properties or assets to any encumbrance or lien; (C) make or agree to make any development or capital expenditures, except (w) in accordance with capital expenditure budgets previously delivered to and approved in writing by Post or in accordance with construction and development budgets pertaining to the Development Properties (the "Development Budgets"), that were previously delivered to and approved in writing by Post, provided that within any Development Budget for a Development Property, Columbus may allocate and reallocate the development and capital expenditures as it determines, or (x) in connection with pre-development, investigation and due diligence activities related to the Future Development Properties, which amounts shall not exceed $100,000 individually or $500,000 in the aggregate; or (y) in connection with acquisition, development, pre-development, investigation and due diligence activities related to the Future Development Properties, which are previously disclosed to Post or (z) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (except as contemplated by subparagraph (C) above), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Columbus, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

          (vi) make any tax election (unless required by law or necessary to preserve Columbus' status as a REIT or of any Columbus subsidiary as a partnership for federal income tax purposes);

          (vii) (A) change in any manner any of its methods, principles or practices of accounting in effect at June 30, 1997, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property or sales taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently completed taxable year except, in the case of clause (A), as may be required by the Commission, applicable law or GAAP;

          (viii) except as specifically agreed to by Post in connection with the execution of the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Columbus or the Columbus subsidiaries who are not officers of Columbus in the ordinary course of business in accordance with past practice; grant any severance or termination pay to, or enter into any employment or severance agreement with any director, trust manager, officer or other employee of Columbus or amend or modify in any respect any existing employment or severance agreement; adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law;

          (ix) pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Columbus included in documents filed by Columbus with the Commission prior to the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice; settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement; and

          (x) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are executive officers, trust managers or directors of Columbus or any Columbus subsidiary.

     Post has also agreed, during the period from the date of the Merger Agreement to the Effective Time, except as otherwise expressly permitted or contemplated by the Merger Agreement not to, without the prior written consent of Columbus:

          (i) (A) except for regular quarterly dividends not in excess of $0.595 per share of Post Common Stock, with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of the capital stock of Post or partnership interests or stock in any Post subsidiary that is not directly or indirectly wholly owned by Post, (B) except in connection with the transactions contemplated by the Merger Agreement, split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (C) except in connection with the use of Post Common Stock to pay the exercise price or tax withholding in connection with Post's employee stock plan purchase, redeem or otherwise acquire any shares of capital stock of Post or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Post;

          (ii) except as contemplated under or required pursuant to the Merger Agreement, Post's dividend reinvestment and stock purchase plan, Post's employee stock purchase plan and Post Employee Stock Plans, and the exercise of stock options or warrants outstanding on the date of the Merger Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of Post or any Post Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Post or a Post subsidiary;

          (iii) except as otherwise contemplated by the Merger Agreement, amend the charter, articles or certificate of incorporation, bylaws, code of regulations, partnership agreement or other comparable charter or organizational documents of Post or any Post subsidiary;

          (iv) in the case of Post or the Operating Partnership merge or consolidate with any person;

          (v) in any transaction or series of related transactions involving capital, securities, other assets (including cash) or indebtedness of Post or any Post subsidiary or any combination thereof acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, real estate investment trust, business trust or other business organization or division thereof or interest therein if such acquisition would result in such acquired entity being a "Significant Subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X, substituting 20% for 10% in the tests used therein to determine a "Significant Subsidiary" (or, in connection with an asset acquisition, would have resulted in the entity acquiring such assets being a "Significant Subsidiary" (substituting 20% for 10% in the tests used therein to determine a "Significant Subsidiary") if such acquisition would have been made by a newly created subsidiary with no other assets);

          (vi) make or rescind any tax election (unless required by law or necessary to preserve Post's status as a REIT or the status of any Post subsidiary as a partnership for federal income tax purposes); and

          (vii) change in any material manner any of its methods, principles or practices of accounting in effect as of June 30, 1997, except as may be required by the Commission, applicable law or GAAP;

     Board of Directors. Post has agreed to take all steps necessary to cause the appointment as of the Effective Time of Mr. Robert L. Shaw, Vice Chairman and Chief Executive Officer of Columbus, to the Post Board, or such other person acceptable to Post that the Columbus Board shall select prior to the Effective Time.

     Indemnification Obligations. Post has agreed to indemnify each present and former officer, trust manager or director of Columbus or any Columbus subsidiary, determined as of the Effective Time from and after the Effective Time, against any liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the fullest extent that a corporation or Texas REIT would be permitted under the GBCC or the TRA, as the case may be. Post has also agreed to either extend Columbus' existing directors' and officers' liability insurance policy as of the date of the Merger Agreement against any liabilities for acts or omissions occurring prior to the Effective Time arising out of or pertaining to the transactions contemplated by the Merger Agreement or add such persons to Post's existing directors' and officers' liability insurance policy for a period of six years after the date of the Merger Agreement to the fullest extent permitted under applicable law. Notwithstanding the previous sentence, in no event will Post be required to expend, on average over such six year period, in excess of 125% of the annual premium currently paid by Columbus for such coverage.

     Additional Covenants. Columbus and Post have agreed to: (i) prepare and file a preliminary prospectus and Registration Statement with the Commission;
(ii) hold the Special Meetings to obtain the approval of Post and Columbus Shareholders of the Merger and the Merger Agreement as well as of other relevant actions; (iii) afford to the other party and to its respective representatives access to all its and its respective subsidiaries' properties, books, contracts, commitments, personnel and records; (iv) hold and cause its and its respective subsidiaries' and joint ventures' representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with the Confidentiality Agreement; (v) cooperate with one another in determining which filings, consents, approvals, permits or authorizations are required from, governmental or regulatory authorities and any third parties in connection with the execution and delivery of the Merger Agreement and the transactions contemplated therein and in timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (vi) take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated in the Merger Agreement; (vii) give prompt notice to the other party of (A) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; (viii) coordinate with the other party regarding the declaration and payment of dividends in respect of Post Common Stock and Columbus Common Shares and the record dates and payment dates relating thereto; (ix) use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and obtain the opinions of counsel with respect thereto; (x) consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated in the Merger Agreement and not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (xi) cause to be delivered to the other party "comfort" letters from their respective independent public accountants and (xii) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer and Gains Taxes (as defined in the Merger Agreement) which become payable in connection with the transactions contemplated in the Merger Agreement. From and after the Effective Time, Post has agreed to cause the Merger Sub to pay all Transfer and Gains Taxes (other than any such taxes that are solely the liability of the holders of Columbus Common Shares under applicable state law) and to prepare and submit to the NYSE a supplemental listing application covering Post Common Stock issuable in the Merger. Columbus has agreed to either (i) redeem, effective immediately prior to the Effective Time, all the then outstanding Purchase Rights (as hereinafter defined) for cash pursuant to and in compliance with
Section 23 of the Rights Agreement (as hereinafter defined) or (ii) take such other action to terminate the Rights Agreement as of that time, as Columbus and Post may mutually agree.


     Amendment. The Merger Agreement may be amended by the parties in writing by action of their respective Boards of Directors or Board of Trust Managers, as the case may be, at any time before or after the approvals of the Post Shareholders and the Columbus Shareholders are obtained and prior to the filing of the Articles of Merger in Texas and Georgia. After the approvals of the Post Shareholders and the Columbus Shareholders are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Columbus Shareholders or alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the Columbus Shareholders or the Post Shareholders.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after either the approval of the Post Shareholders or the Columbus Shareholders is obtained: (i) by mutual written consent duly authorized by the Post Board and the Columbus Board; (ii) by Post, upon a breach of any representation, warranty, covenant or agreement on the part of Columbus set forth in the Merger Agreement, or if any representation or warranty of Columbus shall have become untrue (in either case such that the breaches are in the aggregate reasonably expected to have a material adverse effect on Columbus or Columbus shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time) and such conditions would be incapable of being satisfied by January 31, 1998 (or as otherwise extended); (iii) by Columbus, upon a breach of any representation, warranty, covenant or agreement on the part of Post set forth in the Merger Agreement, or if any representation or warranty of Post shall have become untrue (in either case such that the breaches are in the aggregate reasonably expected to have a material adverse effect on Post or Post shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time) and such conditions would be incapable of being satisfied by January 31, 1998 (or as otherwise extended);
(iv) by either Post or Columbus, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Merger or requiring actions as a condition precedent to the Merger which would result in a material adverse change shall have become final and nonappealable; (v) by either Post or Columbus, if the Merger is not consummated before January 31, 1998; (vi) by either Columbus or Post if, upon a vote at the Columbus Special Meeting or any adjournment thereof, the approval of the Columbus Shareholders is not obtained as contemplated by the Merger Agreement; (vii) by either Post or Columbus if, upon a vote at the Post Special Meeting or any adjournment thereof, the approvals of the Post Shareholders are not obtained as contemplated by the Merger Agreement; (viii) by Columbus, if prior to the Columbus Special Meeting, the Columbus Board withdraws or modifies in any manner adverse to Post its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, a Superior Competing Transaction; provided, however, that such termination will not be effective prior to the payment of the Break-Up Fee (as hereinafter defined) to the extent required by the Merger Agreement; (ix) by Post, if prior to the Post Special Meeting, the Post Board withdraws or modifies in any manner adverse to Columbus its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, an Alternative Transaction; provided however, that such termination will not be effective prior to the payment of the Termination Fee to the extent required by the Merger Agreement;
(x) by Post, if (A) prior to the Columbus Special Meeting, the Columbus Board withdraws or modifies in any manner adverse to Post its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (B) Columbus has entered into a definitive agreement with respect to any Competing Transaction; provided, however, that such termination will not be effective prior to the payment of the Break-Up Fee to the extent required by the Merger Agreement and
(xi) by Columbus, if (A) prior to the Post Special Meeting, the Post Board withdraws or modifies in any manner adverse to Columbus its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any Alternative Transaction or (B) Post has entered into a definitive agreement with respect to any Alternative Transaction; provided, however, that such termination will not be effective prior to the payment of the Termination Fee (as hereinafter defined) to the extent required by the Merger Agreement.


     Termination Fees and Expenses. Except as described below or agreed to in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense. However, Columbus has agreed that if the Merger Agreement is terminated (i) because (a) Columbus breaches any representation, warranty, covenant or agreement such that the conditions to the consummation of the Merger would be incapable of being satisfied by January 31, 1998 (or as otherwise extended), (b) Columbus does not obtain the required approval of the Columbus Shareholders, or (c) Columbus, prior to the Columbus Special Meeting, withdraws or adversely modifies its approval or recommendation of the Merger or the Merger Agreement in connection with, or approves or recommends, a Superior Competing Transaction, and, with respect to (i)(a)-(b), following the date of the Merger Agreement and prior to termination, Columbus has received a proposal constituting a Competing Transaction and within 12 months following termination, Columbus enters into a definitive agreement providing for a Competing Transaction, then Columbus will pay (provided that Post was not in material breach of any of its representations, warranties, covenants or agreements at the time of termination) as directed by Post a fee in an amount up to $10,000,000 (as defined in the Merger Agreement, the "Break-Up Fee"). Additionally, Columbus has agreed that if the Merger Agreement is terminated because (i) Columbus breaches any representation, warranty, covenant or agreement or (ii) the Columbus Shareholders do not approve the Merger Agreement, then Columbus will pay, as directed by Post, an amount up to $1,500,000 (as defined in the Merger Agreement, the "Break-Up Expenses"). The Break-Up Fee will be reduced by any amounts previously paid in respect of Break-Up

Expenses. Columbus's obligation to pay any unpaid portion of the Break-Up Fee or the Break-Up Expenses will terminate five years from the date of the Merger Agreement.

     Additionally, Post has agreed that if the Merger Agreement is terminated
(i) because (a) Post breaches any representation, warranty, covenant or agreement such that the conditions would be incapable of being satisfied by January 31, 1998 (or as otherwise extended), (b) Post does not obtain the required approval of the Post Shareholders, or (c) Post, prior to the Post Special Meeting, withdraws or adversely modifies its approval or recommendation of the Merger or the Merger Agreement in connection with, or approves or recommends, an Alternative Transaction, and, with respect to (i)(a)-(b), following the date of the Merger Agreement and prior to termination, Post has received a proposal constituting an Alternative Transaction and within 12 months following termination, Post entered into a definitive agreement providing for an Alternative Transaction, then Post will pay (provided that Columbus was not in material breach of any of its representations, warranties, covenants or agreements at the time of termination) as directed by Columbus a fee in an amount up to $10,000,000 (as defined in the Merger Agreement, the "Termination Fee"). Additionally, Post has agreed that if the Merger Agreement is terminated because (i) Post breaches any representation, warranty, covenant or agreement or
(ii) Post does not get the required shareholder vote then Post will pay, as directed by Columbus, an amount up to $1,500,000 (as defined in the Merger Agreement, the "Termination Expenses"). The Termination Fee will be reduced by any amounts previously paid in respect of Termination Expenses. Post's obligation to pay any unpaid portion of the Termination Fee or the Termination Expenses will terminate five years from the date of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, the Post Shareholders and the Columbus Shareholders should be aware that certain executive officers and trust managers of Columbus have certain interests in the Merger that may present them with potential conflicts of interests with respect to the Merger.

     Future Employment.  In connection with the Merger, Post will employ Robert
L. Shaw, Vice Chairman and Chief Executive Officer of Columbus, for a three year term, as an executive officer of Post with responsibility on a full business time basis for the portfolio and operations of the Texas Division of Post, which will succeed to the assets and business formerly conducted by Columbus. Mr. Shaw's compensation will include a base salary of $225,000 per annum, subject to any increases in base compensation approved by the Compensation Committee of the Post Board, and Mr. Shaw will have the right to participate as a senior officer in Post's incentive compensation plans. In connection with his employment, Mr. Shaw will be granted options to purchase 100,000 shares of Post Common Stock, of which 50,000 will be granted as of the Closing Date and 50,000 will be granted during the first quarter of 1998. Such options will have an exercise price equal to the fair market value of the Post Common Stock on the date of grant. Post has also agreed to take all steps necessary to cause the appointment as of the Effective Time of Mr. Shaw to the Post Board, or such other person acceptable to Post that the Columbus Board shall select prior to the Effective Time.

     Existing Employment Agreements. Under existing employment agreements previously approved by the Columbus Board, certain officers of Columbus, including Mr. Shaw, the Vice Chairman and Chief Executive Officer of Columbus, will be entitled to receive from Post in connection with the consummation of the Merger in the following amounts:

NAME                                               TITLE                        AMOUNT
----                                               -----                        ------
Robert L. Shaw.................  Vice Chairman and Chief Executive Officer    $2,510,581
Will Cureton...................  Chief Operating Officer                       2,407,556
Richard L. Bloch...............  Chairman of the Board                         1,019,288
J. Michael Lewis...............  Treasurer and Senior Vice President             699,065
Richard R. Reupke..............  Chief Financial Officer and Secretary           661,502

In addition, Messrs. Bloch and Cureton are entitled to receive certain insurance benefits, or the cash equivalent thereof, for three years following the Merger. Messrs. Bloch, Shaw and Cureton are also entitled to require Post to purchase all of their stock options at a purchase price per option equal to the excess of the price of Columbus Common Shares on the date of consummation of the Merger over the exercise price for such options.

     Prior to or as of the Effective Time (i) in accordance with the terms of Columbus' restricted stock awards, 161,300 Columbus Common Shares held by certain senior executive officers and independent trust managers of Columbus will become fully vested and no longer subject to forfeiture, (ii) in accordance with the terms of the performance based stock and dividend equivalent awards, 100,000, 100,000 and 60,000 Columbus Common Shares will be issued to Messrs. Shaw, Cureton and Bloch, respectively, and (iii) in accordance with the terms of their employment agreements, options to acquire 101,646 Columbus Common Shares held by certain senior executive officers of Columbus will become fully vested and no longer subject to forfeiture. In addition, in connection with Columbus' performance based stock and dividend equivalent awards Messrs. Shaw, Cureton and Bloch will be entitled to cash payments in an amount equal to the dividends that would have been paid with respect to such shares if such shares had been outstanding since the date of the awards, plus earnings thereon, assuming such dividends had been continuously invested and reinvested in Columbus' Dividend Reinvestment Plan.

     Indemnification. From and after the Effective Time, Post has agreed to indemnify, to the fullest extent permitted under the TRA and the GBCC, each officer and trust manager of Columbus against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees) arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such officers or trust managers. Such indemnification rights of each Columbus officer and trust manager are in addition to any other rights that such officers and trust managers may have under the Columbus Charter or the Columbus Bylaws, under the GBCC or otherwise. Post has also agreed to purchase directors and officers insurance for the officers and trust managers of Columbus. See "-- Terms of the Merger."

     Benefit Plans. After the Effective Time, Post will provide benefits to the employees of Columbus and the Columbus subsidiaries that are not less favorable to such employees than those provided to similarly situated employees of Post and the Post subsidiaries.

     Stock Incentive Plans. Prior to or as of the Effective Time and solely with respect to individuals employed by Columbus or a Columbus subsidiary, the options to acquire 1,940,000 shares of Columbus Shares subject to stock options granted under the Columbus stock incentive plans will be converted and exchanged, without any action on the part of the holder thereof, into options to acquire, upon payment of the exercise price (which shall equal the exercise price per share for the option immediately prior to the Merger, divided by the Exchange Ratio multiplied by the number of shares to which the option relates), the number of shares of Post Common Stock the option holder would have received pursuant to the Merger if the holder had exercised his or her option immediately prior thereto, rounded to the next lowest whole number.


     Stock Purchase Agreements. Simultaneously with the execution of the Merger Agreement, Columbus, Armada, Messrs. Robert L. Shaw and Will Cureton, executive officers of Columbus, and Messrs. John A. Williams and John T. Glover, executive officers of Post, entered into the Armada Stock Purchase Agreement providing for the sale by Shaw and Cureton of all the issued and outstanding voting stock of Armada owned by Messrs. Shaw and Cureton to Messrs. Williams and Glover for a purchase price of $100 in cash. Armada, which conducts Columbus' condominium development business, is an affiliate of Columbus in which Columbus owns 90% of the beneficial interest, with the remaining 10% owned by Messrs. Shaw and Cureton.



     Simultaneously with the execution of the Merger Agreement, Columbus, Addison, Messrs. Shaw and Cureton and Messrs. Williams and Glover entered into the Addison Stock Purchase Agreement providing for the sale by Messrs. Shaw and Cureton of all the issued and outstanding voting stock of Addison owned by Messrs. Shaw and Cureton to Messrs. Williams and Glover for a purchase price of $5,000 in cash. Addison, which holds certain rights in connection with the supply of utilities to the Addison developments, is an affiliate of Columbus in which Columbus owns 91% of the beneficial interest, with the remaining 9% owned by Messrs. Shaw and Cureton.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting, as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof, pursuant to which the assets and liabilities of Columbus will be adjusted to their respective fair values and included with those of Post as of the Effective Time. Net income of Post subsequent to the Effective Time will include net income of Columbus, and the historical results of operations of Post for periods prior to the Effective Time will not be restated. See "Post Properties, Inc. Unaudited Pro Forma Combined Balance Sheet" and "Post Properties, Inc. Unaudited Pro Forma Combined Statement of Operations".

RESALE OF POST COMMON STOCK

     Shares of Post Common Stock to be issued to Columbus Shareholders in connection with the Merger will be freely transferrable under the Securities Act, except for shares issued to any person who, as of the date of the Columbus Special Meeting, may be deemed to be an "affiliate" of Columbus within the meaning of Rule 145 under the Securities Act. In general, affiliates of Columbus include its executive officers and trust managers and any other person or entity who controls, is controlled by, or is under control with, Columbus. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. Post Common Stock received by affiliates of Columbus in the Merger will be subject to the applicable resale limitations of Rule 145.


     In the Merger Agreement, Columbus has agreed to deliver to Post a letter identifying all persons who are, as of the date of the Special Meetings, affiliates within the meaning of Rule 145 under the Securities Act. In addition, Columbus agreed to use commercially reasonable efforts to cause each such affiliate to deliver to Post on or prior to the Closing Date a written statement to the effect that such person will not sell, transfer or otherwise dispose of any shares of Post Common Stock received in the Merger by such affiliate unless
(i) such sale, transfer or other disposition is registered under the Securities Act, and (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act or
(iii) in the opinion of counsel reasonably acceptable to Post, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. Post may place legends on certificates representing shares of Post Common Stock which are issued to affiliates of Columbus in the Merger to restrict such transfers. As of the Columbus Record Date, 935,572 shares of Columbus Common Shares (representing approximately 7.0% of the shares of Columbus Common Shares then outstanding) were held by the executive officers and trust managers of Columbus.



COLUMBUS SHAREHOLDERS RIGHTS PLAN



     On September 12, 1997, the Columbus Board voted to redeem the Purchase Rights for $.01 per share effective October 24, 1997, subject to (i) the approval of the Merger Agreement by the Columbus Shareholders and Post Shareholders and (ii) the satisfaction (or waiver of) all other conditions to the consummation of the Merger (other than the filing of the Articles of Merger).


DISSENTERS' RIGHTS

     Columbus Shareholders will not have dissenters' rights under the TRA with respect to the Merger, and Post Shareholders will not have dissenters' rights under the GBCC with respect to the Merger.

REGULATORY APPROVAL

     In connection with the Merger, the following filings with, or approvals of, governmental authorities are required: (i) the Commission's declaring effective the Registration Statement containing this Prospectus/Joint Proxy Statement;
(ii) approvals in connection with compliance with applicable Blue Sky or state securities laws; (iii) the filing of the Articles of Merger with the office of the County Clerk of Dallas County, Texas and the Secretary of State of the State of Georgia; (iv) the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and other related transactions and (v) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined in the Merger Agreement).

                             POST PROPERTIES, INC.

                  BASIS OF PRESENTATION TO UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                 JUNE 30, 1997

     The Post Properties, Inc. Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed Merger of Post and Columbus as if the Merger had occurred on June 30, 1997. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger under the "purchase" method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made.

     The Unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of Post and Columbus would have been at June 30, 1997, nor does it purport to represent the future combined financial position of Post and Columbus. This Post Properties, Inc. Unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Post and Columbus incorporated by reference into this Joint Proxy Statement/Prospectus.

                             POST PROPERTIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997

                                                                               PRO FORMA
                                                 POST          COLUMBUS          MERGER        PRO FORMA
                                             HISTORICAL(A)   HISTORICAL(A)   ADJUSTMENTS(B)     COMBINED
                                             -------------   -------------   --------------    ----------
                                                                    (IN THOUSANDS)
                                                 ASSETS
Real estate assets
  Land.....................................   $  149,071       $ 46,663         $ 21,907(C)    $  217,641
  Building and improvements................      736,891        331,380          154,204(C)     1,222,475
  Furniture, fixtures and equipment........       76,835          4,912                            81,747
  Construction in progress (includes land
     on properties under development)......      203,477         73,459                           276,936
  Land held for future development.........        8,660             --                             8,660
                                              ----------       --------         --------       ----------
                                               1,174,934        456,414          176,111        1,807,459
  Less: accumulated depreciation...........     (185,068)       (46,576)                         (231,644)
                                              ----------       --------         --------       ----------
  Real estate held for investment..........      989,866        409,838          176,111        1,575,815
  Cash and cash equivalents................        1,771          6,688                             8,459
  Restricted cash..........................        1,016            313                             1,329
  Deferred charges, net....................        9,652          1,361              375(D)        11,388
  Other assets.............................       11,468         12,963           (2,078)(E)       22,353
                                              ----------       --------         --------       ----------
          Total assets.....................   $1,013,773       $431,163         $174,408       $1,619,344
                                              ==========       ========         ========       ==========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable..............................   $  473,683       $231,477         $ 20,943(F)    $  726,103
Accrued interest payable...................        4,305            332                             4,637
Dividend and distribution payable..........       16,220             --                            16,220
Accounts payable and accrued expenses......       30,573         11,722                            42,295
Security deposits and prepaid rents........        5,179          2,225                             7,404
Other liabilities..........................           --          2,063                             2,063
                                              ----------       --------         --------       ----------
          Total liabilities................      529,960        247,819           20,943          798,722
                                              ----------       --------         --------       ----------
Minority interest of unitholders in
  Operating Partnership....................       83,297             --           29,611(G)       112,908
                                              ----------       --------         --------       ----------
Shareholders' equity
  Preferred stock..........................           10             --                                10
  Common stock.............................          220            134              (50)(H)          304
Additional paid-in capital.................      400,286        213,981           93,133(I)       707,400
Accumulated earnings(deficit)..............           --        (30,765)          30,765(J)             0
Treasury stock.............................           --             (6)               6(J)             0
                                              ----------       --------         --------       ----------
          Total shareholders' equity.......      400,516        183,344          123,854          707,714
                                              ----------       --------         --------       ----------
          Total liabilities and
            shareholders' equity...........   $1,013,773       $431,163         $174,408       $1,619,344
                                              ==========       ========         ========       ==========

                             POST PROPERTIES, INC.

                  BASIS OF PRESENTATION TO UNAUDITED PRO FORMA
                       COMBINED STATEMENTS OF OPERATIONS
  FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND THE YEAR ENDED DECEMBER 31, 1996

     The Post Properties, Inc. Unaudited Pro Forma Combined Statements of Operations for the six months ended June 30, 1997 and the year ended December 31, 1996 are presented as if the Merger had occurred on January 1, 1996. The Post Properties, Inc. Unaudited Pro Forma Combined Statements of Operations give effect to the Merger under the "purchase" method of accounting in accordance with Accounting Principles Board Opinion No. 16. and assumes that the combined entity qualifying as a REIT distributing at least 95% of its taxable income, and therefore, incurring no federal income tax liability for the year. In the opinion of management, all significant adjustments necessary to reflect the effects of these transactions have been made.

     The Post Properties, Inc. Unaudited Pro Forma Combined Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of Post and Columbus would have been for the six months ended June 30, 1997 and the year ended December 31, 1996, nor do they purport to be indicative of the results of operations in future periods. The Post Properties, Inc. Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of Post and Columbus incorporated by reference into this Joint Proxy Statement/Prospectus.

                             POST PROPERTIES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997

                                              POST           COLUMBUS         MERGER        PRO FORMA
                                          HISTORICAL(K)    HISTORICAL(K)    ADJUSTMENTS     COMBINED
                                          -------------    -------------    -----------    -----------
                                                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Rental................................   $   84,131       $   26,879                     $   111,010
  Property management - third party.....        1,092               71                           1,163
  Landscape services - third party......        2,446               --                           2,446
  Interest..............................           15              181                             196
  Other.................................        2,996            1,176                           4,172
                                           ----------       ----------      ----------     -----------
          Total revenues................       90,680           28,307                         118,987
                                           ----------       ----------      ----------     -----------
Expenses:
  Property operating and maintenance
     (exclusive of items shown
     separately below)..................       31,132            9,449                          40,581
  Depreciation (real estate assets).....       12,563            6,056             286(L)       18,905
  Depreciation (non-real estate
     assets)............................          495              145                             640
  Property management - third party.....          814               --                             814
  Landscape services - third party......        2,031               --                           2,031
  Interest..............................       11,070            4,898            (343)(M)      15,625
  Amortization of deferred loan costs...          552              252            (187)(N)         617
  General and administrative............        3,419            1,331            (725)(O)       4,025
                                           ----------       ----------      ----------     -----------
          Total expenses................       62,076           22,131            (969)         83,238
                                           ----------       ----------      ----------     -----------
  Income before net gain on sale of
     assets, minority interest of
     unitholders in Operating
     Partnership and extraordinary
     item...............................       28,604            6,176             969          35,749
  Net gain on sale of assets............        3,512              561                           4,073
  Minority interest of unitholders in
     Operating Partnership..............       (5,751)              --             250(P)       (5,501)
                                           ----------       ----------      ----------     -----------
  Net income before extraordinary
     item...............................       26,365            6,737           1,219          34,321
  Dividend to preferred shareholders....       (2,125)              --                          (2,125)
                                           ----------       ----------      ----------     -----------
  Net income available to common
     shareholders before extraordinary
     item...............................   $   24,240       $    6,737      $    1,219     $    32,196
                                           ==========       ==========      ==========     ===========
Per common share data:
  Weighted average common shares
     outstanding -- primary.............   21,989,132       13,496,035      (5,089,205)(Q)  30,395,962
  Net income available to common
     shareholders before extraordinary
     item...............................   $     1.10       $     0.50      $    (0.54)    $      1.06

                             POST PROPERTIES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                            POST           COLUMBUS          MERGER         PRO FORMA
                                        HISTORICAL(K)    HISTORICAL(K)     ADJUSTMENTS       COMBINED
                                        -------------    -------------     -----------      ----------
                                                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Rental..............................   $  157,735       $   45,910                        $  203,645
  Property management - third party...        2,828              298                             3,126
  Landscape services - third party....        4,834                -                             4,834
  Interest............................          326              228                               554
  Other...............................        4,985            2,094                             7,079
                                         ----------       ----------       ----------       ----------
          Total revenues..............      170,708           48,530               --          219,238
                                         ----------       ----------       ----------       ----------
Expenses:
  Property operating and maintenance
     (exclusive of items shown
     separately below)................       57,335           16,365                            73,700
  Depreciation (real estate assets)...       22,676           10,257            2,426(L)        35,359
  Depreciation (non-real estate
     assets)..........................          927              346                             1,273
  Property management - third party...        2,055                -                             2,055
  Landscape services - third party....        3,917                -                             3,917
  Interest............................       22,131            7,884             (282)(M)       29,733
  Amortization of deferred loan
     costs............................        1,352              393             (285)(N)        1,460
  General and administrative..........        7,716            2,073           (1,450)(O)        8,339
                                         ----------       ----------       ----------       ----------
          Total expenses..............      118,109           37,318              409          155,836
                                         ----------       ----------       ----------       ----------
  Income before net gain on sale of
     assets, minority interest of
     unitholders in Operation
     Partnership and extraordinary
     item.............................       52,599           11,212             (409)          63,402
  Net gain on sale of assets..........          854              246                             1,100
  Minority interest of unitholders in
     Operating Partnership............       (9,984)              --              807(P)        (9,177)
                                         ----------       ----------       ----------       ----------
  Net income before extraordinary
     item.............................       43,469           11,458              398           55,325
  Dividend to preferred
     shareholders.....................       (1,063)                                            (1,063)
                                         ----------       ----------       ----------       ----------
  Net income available to common
     shareholders before extraordinary
     item.............................   $   42,406       $   11,458       $      398       $   54,262
                                         ==========       ==========       ==========       ==========
Per common share data:
  Weighted average common shares
     outstanding - primary............   21,787,648       12,142,069       (3,735,239)(Q)   30,194,478
  Net income available to common
     shareholders before extraordinary
     item.............................   $     1.95       $     0.94       $    (1.09)      $     1.80

                             POST PROPERTIES, INC.

                          NOTES TO UNAUDITED PRO FORMA
                   BALANCE SHEET AND STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) Represents the respective historical balance sheet of Post and Columbus as of June 30, 1997. Certain reclassifications have been made to Columbus' historical balance sheet to conform to Post's balance sheet presentation.


(B) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon the assumed purchase price of $605,571 assuming a market value of $40.09 per share of Post's Common Stock, as follows:



Issuance of 8,407 shares of Post Common Stock based on the
  0.615 exchange for 13,669 Columbus Common Shares, which
  includes 260 Columbus Common Shares issued immediately
  prior to the Merger.......................................  $337,009
Assumption of Columbus' liabilities (including $2,040 of
  purchase adjustments).....................................   249,859
Merger costs (see calculation below)........................    18,703
                                                              --------
                                                              $605,571
                                                              ========


     The following is a calculation of the estimated fees and other expenses related to the Merger:

Buyout of employment agreements.............................  $ 8,800
Advisory fees...............................................    7,453
Legal and accounting fees...................................    1,500
Other, including printing, filing and transfer costs........      950
                                                              -------
          Total.............................................  $18,703
                                                              =======

(C) Represents the estimated increase in Columbus' real estate assets, net based upon Post's purchase price and the adjustment to eliminate the basis of Columbus' net assets acquired:

Purchase Price (see Note B).................................  $605,571
  Less: Historical basis of Columbus' net assets acquired
     Real estate assets.....................................  (409,838)
     Other assets, net of purchase adjustments..............   (19,622)
                                                              --------
Step-up to record fair value of Columbus' real estate
  assets....................................................  $176,111
                                                              ========

     The allocation to land and building and improvements to record the step-up was based upon relative fair values of Columbus' real estate assets.

(D) Increase due to estimated loan costs incurred to refinance Columbus' debt ($1,345) net of elimination of Columbus' historical deferred loan costs ($970).

(E) Decrease due to recognition of historical deferred compensation expense upon vesting of certain options of Columbus prior to the Merger.

(F)  Increase to notes payable reflects the financing of the following:

Transaction costs...........................................  $18,703
Loan costs on refinanced debt...............................    1,345
Prepayment penalties on existing debt.......................      695
Registration costs..........................................      200
                                                              -------
                                                              $20,943
                                                              =======

                             POST PROPERTIES, INC.

                   BALANCE SHEET AND STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(G) The pro forma allocation to the Minority Interest in Operating Partnership is based upon the percentage owned by such Minority Interest as follows:

Total Shareholders' Equity and Minority Interest in
  Operating Partnership.....................................  $820,622
Less: Equity related to Post's Preferred Stock..............   (48,613)
                                                              --------
                                                               772,009
Minority Interest percentage ownership in Operating
  Partnership (see Note I)..................................      14.6%
                                                              --------
Pro Forma Combined Minority Interest ownership in Operating
  Partnership...............................................   112,908
Post historical Minority Interest ownership in Operating
  Partnership...............................................    83,297
                                                              --------
Adjustment to Minority Interest ownership in Operating
  Partnership...............................................  $ 29,611
                                                              ========

(H) Decrease results from elimination of Columbus Common Shares at $.01 par value ($134) net of the issuance of Post Common Stock at $.01 par value ($84) (see Note I).

(I)  Increase to paid-in capital to reflect the following:

Issuance of 8,407 shares of Post Common Stock at $40.09 per
  share.....................................................  $ 337,009
  Less:  Par value of Common Stock issued...................        (84)
         Registration costs incurred in connection with the
         Merger.............................................       (200)
         Columbus' historical paid in capital...............   (213,981)
         Adjustment to Minority Interest in Operating
         Partnership (see Note G)...........................    (29,611)
                                                              ---------
                                                              $  93,133
                                                              =========

     The Minority Interest ownership in Post, is calculated as follows:

                                                            SHARES   UNITS
                                                            ------   -----
Columbus' historical Common Shares outstanding............  13,669
                                                            ======
Post Common Stock to be issued based on the .615 Merger
  exchange ratio..........................................   8,407
Post's historical Common Stock/Units outstanding..........  22,044   5,216
                                                            ------   -----
Post's pro forma Common Stock/Units outstanding...........  30,451   5,216
                                                            ======   =====
Post's ownership percentage of the Operating
  Partnership.............................................    85.4%
                                                            ======
Minority Interest ownership percentage of the Operating
  Partnership.............................................    14.6%
                                                            ======

(J) Reflects the elimination of Columbus' distribution in excess of accumulated earnings and treasury stock to paid in capital, as a result of the Merger.

(K) Represents the respective historical statement of operations of Post and Columbus for the period indicated. Certain reclassifications have been made to Columbus' Historical Statement of Operations to conform to Post's Statement of Operations presentation.

                             POST PROPERTIES, INC.

                   BALANCE SHEET AND STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(L) Represents the net increase in depreciation of real estate owned as a result of recording Columbus' real estate assets at fair value versus historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have a useful life of approximately 35 years.

     The calculation of the fair value of depreciable real estate assets at June 30, 1997 is as follows:

Historical basis of Columbus' real estate property, net.....  $409,838
Plus: Step up to Columbus' real estate property, net (see
  Note C)...................................................   176,111
                                                              --------
Pro forma basis of Columbus' real estate property at fair
  value.....................................................   585,949
Less: Fair value allocated to land..........................   (68,570)
      Construction in progress..............................   (73,459)
                                                              --------
Pro forma basis of Columbus' depreciable real estate
  property at fair value....................................  $443,920
                                                              ========

     Calculation of depreciation of real estate property for the six months ended June 30, 1997:

Depreciation expense based upon an estimated useful life of
  approximately 35 years....................................  $ 6,342
Less: Historic Columbus depreciation of real estate
  property..................................................   (6,056)
                                                              -------
Pro forma adjustment........................................  $   286
                                                              =======

     Calculation of depreciation of real estate property for the year ended December 31, 1996 is as follows:


Depreciation expense based upon an estimated useful life of
  approximately 35 years....................................  $12,683
Less: Historic Columbus depreciation of real estate
  property..................................................   10,257
                                                              -------
Pro forma adjustment........................................  $ 2,426
                                                              =======


(M) Decrease results from refinancing of Columbus' debt at lower interest rates.

(N) Decrease results from the elimination of amortization of Columbus' deferred financing costs, which costs would be eliminated in connection with the Merger, net of estimated amortization of deferred financing costs for refinanced debt.

(O) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Merger as follows:

Duplication of public company expenses......................  $  650
Reduction in salaries and benefits..........................     600
Other.......................................................     200
                                                              ------
          Annual total......................................  $1,450
                                                              ======

(P) A portion of income was allocated to Minority Interest representing interests in the Operating Partnership not owned by Post. The pro forma allocation to Minority Interest is based upon the percentage estimated to be owned by such Minority Interests as a result of the pro forma transactions.

(Q) Decrease of Weighted Average Common Shares Outstanding based on the conversion of Columbus Common Shares to Post Common Stock at a conversion ratio of 0.615 Columbus Common Shares per Post Common Stock and a par value of $.01.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

CAPITALIZATION


     Post. Post is authorized to issue 100,000,000 shares of Post Common Stock, of which 22,127,782 shares were issued and outstanding as of the Post Record Date. Post also is authorized to issue 20,000,000 shares of Preferred Stock (the "Post Preferred Stock") of which 1,000,000 shares have been designated 8 1/2% Series A Cumulative Redeemable Preferred Shares and were outstanding as of the Post Record Date.


     The Charter authorizes the Post Board, without further action by the Post Shareholders, to provide for the issuance of Post Preferred Stock in one or more series and to fix the voting powers, designations, preferences, exchange or conversion rights, options, restrictions, special rights or relations, dividend rights or limitations, qualifications or terms, or conditions of redemption thereof, by adopting a resolution or resolutions creating and designating such series. The rights of the holders of Post Common Stock are subject to the rights and preferences of the holders of any Post Preferred Stock or series thereof that the Post Board may issue. See "-- Anti-Takeover Provisions."


     Columbus. Columbus is authorized to issue 100,000,000 common shares of beneficial interest and 10,000,000 shares of Preferred Shares (the "Columbus Preferred Shares"). Columbus had 13,410,522 shares of Columbus Common Shares issued and outstanding as of the Columbus Record Date and no shares of Columbus Preferred Shares issued and outstanding.


     The Columbus Charter authorizes the Columbus Board, without shareholder approval, to provide for the issuance of Columbus Preferred Shares in one or more series and to fix the preferences, conversion and other rights, voting rights, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption as the Columbus Board may determine. The rights of the holders of Columbus Common Shares are subject to the rights and preferences of the holders of any Columbus Preferred Shares or series thereof that the Columbus Board may issue. See "-- Anti-Takeover Provisions."

VOTING RIGHTS

     Post. Each holder of Post Common Stock is entitled to one vote per share and to the same and identical voting rights as other holders of Post Common Stock. Holders of Post Common Stock do not have cumulative voting rights. Except as may otherwise be provided in a designation of a series of Post Preferred Stocks or as otherwise expressly required by law, holders of Post Preferred Stock do not have any voting rights.

     Columbus. Each holder of Columbus Common Shares is entitled to one vote per share and to the same and identical voting rights as other holders of Columbus Common Shares. Holders of Columbus Common Shares do not have cumulative voting rights. Holders of Columbus Preferred Shares have such voting rights, if any, as established by the Columbus Board in the designation of a series of Columbus Preferred Shares or as otherwise expressly required by law.

DIRECTORS

     Post. The number of persons constituting the Post Board is six. The Post Bylaws provide that the Post Board shall have between three and fifteen directors. The directors of Post are divided into three classes, with approximately one-third of the directors elected by the shareholders annually. Consequently, members of the Post Board serve staggered three-year terms.

     Vacancies and newly created directorships may be filled by the vote of the holders or the remaining directors (even though less than a quorum remains). A member of the Post Board may be removed with or without cause by the shareholders.

     Columbus. The number of persons constituting the Columbus Board is eight. The Columbus Bylaws provide that the Columbus Board shall have between two and eleven trust managers. The trust managers of Columbus are divided into three classes, with approximately one-third of the directors elected by the shareholders annually. Consequently, members of the Columbus Board serve staggered three-year terms.

     Vacancies and newly created trust manager positions may be filled by the vote of two-thirds of the shares outstanding or the remaining trust managers (even though less than a quorum remains). A member of the Columbus Board may be removed with or without cause by the shareholders.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the GBCC, the TRA, the Post Charter and the Columbus Charter may discourage an attempt to acquire control of Post or Columbus, respectively, that a majority of either corporation's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors or trust managers more difficult or deter or delay a change of control that the Post Board or Columbus Board, respectively, did not approve. Provisions of the Post Charter and Columbus Charter intended to preserve qualified REIT status under the Code may have the same effects. See " -- REIT Qualification Provisions."

  Post

     Authorized Preferred Stock. The rights of holders of Post Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Post Preferred Stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of Post Common Stock by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of such Post Preferred Stock, and otherwise. In addition, the issuance of Post Preferred Stock, in some circumstances, may deter or discourage takeover attempts and other changes in control of Post by making it more difficult for a person who has gained a substantial equity interest in Post to obtain control or to exercise control effectively. Post has no current plans or agreements with respect to the issuance of any Post Preferred Stock.

     Georgia Legislation. Under the GBCC, certain "business combinations" (including a merger, consolidation, asset transfer or reclassification of equity securities) between a Georgia corporation and any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's voting stock (an "Interested Shareholder"), are prohibited for five years from the time that such Interested Shareholder becomes an Interested Shareholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) in the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the corporation's outstanding shares at the time the transaction commenced, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation; or (iii) subsequent to becoming an Interested Shareholder, such shareholder acquired additional shares resulting in the Interested Shareholder being the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation and certain employee stock plans of the corporation.

     Furthermore, the GBCC provides that a business combination must be either
(i) unanimously approved by the continuing directors provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder unless, among other conditions, the Georgia corporation's common shareholders receive a minimum price (as defined in the GBCC) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares.

     These GBCC provisions do not apply to business combinations with Interested Shareholders unless the bylaws of the corporation so provide. The Post Bylaws do not contain such a provision.

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

  Columbus

     Authorized Preferred Shares. The Columbus Board may authorize the issuance of Columbus Preferred Shares at such times, for such purposes and for such consideration as it may deem advisable without further shareholder approval. The issuance of Columbus Preferred Shares under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Columbus by, for example, authorizing the issuance of a series of Columbus Preferred Shares with rights and preferences designed to impede the proposed transaction, or by making it more difficult for a person who has gained a substantial equity interest in Columbus to obtain control or to exercise control effectively.

     Certain Business Combinations. The Columbus Charter requires that, except in certain circumstances, a Business Combination (as hereinafter defined) between Columbus and a Related Person (as hereinafter defined) be approved by the affirmative vote of the holders of 80% of the outstanding Columbus Common Shares, including the vote of the holders of not less than 50% of the Columbus Common Shares not owned by the Related Person.

     The Columbus Charter defines a "Business Combination" to include: (i) any merger or consolidation of Columbus with or into a Related Person; (ii) any sale, lease, pledge, transfer or other disposition, of more than 35% of the book value of the total assets of Columbus as of the end of the last fiscal year, to or with a Related Person; (iii) the issuance or transfer by Columbus (other than by way of a pro rata dividend to all Columbus Shareholders) of any securities of Columbus to a Related Person; (iv) any reclassification of securities or recapitalization by Columbus that would increase the voting power of the Related Person; or (v) the adoption of any plan for the liquidation or dissolution of Columbus proposed by or on behalf of a Related Person which involves any transfer of assets or any other transaction in which the Related Person has any direct or indirect interest (except proportionately as a Columbus Shareholder). The Columbus Charter defines a "Related Person" to include any individual, corporation, partnership or other person and the affiliates and associates thereof which individually or together is the beneficial owner in the aggregate of more than 50% of Columbus Common Shares.

     The 50% voting requirement referred to above is not applicable if the Business Combination is approved by the affirmative vote of holders of not less than 90% of the outstanding Columbus Common Shares. Neither the 80% nor the 50% voting requirements outlined above apply in certain circumstances, if: (i) the Columbus Board, by a vote of not less than 80% of the trust managers then holding office, (A) have expressly approved in advance the acquisition of Columbus Common Shares that caused the Related Person to become a Related Person or (B) have expressly approved the Business Combination prior to the date on which the Related Person involved in the Business Combination shall have become a Related Person; or (ii) the Business Combination is proposed to be consummated within one year of the consummation of a Fair Tender Offer (as defined in the Columbus Charter) by the Related Person in which Business Combination the cash or the Fair Market Value (as defined in the Columbus Charter) of the property, securities or other consideration to be received per Columbus Common Share by all remaining holders of Columbus Common Shares in the Business Combination is not less than the price offered in the Fair Tender Offer; or (iii) the Rights (as hereinafter defined) shall have become exercisable; or (iv) all of the following conditions shall have been met: (A) the Business Combination is a merger or consolidation, consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a Related Person and the cash or Fair Market Value of the property, securities or other consideration to be received per share by all remaining holders of Columbus Common Shares in the Business Combination is not less than the highest per Columbus Common Share price paid by the Related Person in acquiring any of its holdings of Columbus Common Shares, determined as of the date of consummation of such Business Combination (a "Fair Price"); (B) the consideration to be received by such holders in either cash or, if the Related Person shall have acquired the majority of its holdings of Columbus Common Shares for a form of consideration other than cash, in the same form of consideration with which the Related Person acquired such majority; (C) after such person has become a Related Person and prior to consummation of such Business Combination; (1) except as approved by a majority of the unaffiliated trust managers continuing in office, there shall have been no reduction in the annual rate of dividends, if any, paid per share on the Columbus Common Shares except any reduction proportionate with any decline in the Company's net income, and (2) such Related Person shall not

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

have received the benefit, directly or indirectly, of any loans, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company prior to the consummation of such Business Combination (other than in connection with financing a Fair Tender Offer); and (D) a proxy statement that conforms with the provisions of the Exchange Act is mailed to the Columbus Shareholders for the purpose of soliciting shareholder approval of the Business Combination.

     If a person has become a Related Person and within one year after the date of the transaction (the "Acquisition Date") pursuant to which the Related Person became a Related Person (x) a Business Combination meeting all of the requirements of clause (iv) above regarding the applicability of the 80% voting requirement shall not have been consummated and (y) a Fair Tender Offer shall not have been consummated and (z) Columbus shall not have been dissolved and liquidated, then, in such event, the beneficial owner of each share (not including shares beneficially owned by the Related Person) (each such beneficial owner is a "Holder") will have the right (individually a "Right" and collectively the "Rights"), which may be exercised, subject to certain conditions, commencing at the opening of business on the one-year anniversary date of the Acquisition Date and continuing for a period of ninety (90) days thereafter (the "Exercise Period"), to sell to Columbus one share upon exercise of such Right. At 5:00 p.m., Dallas, Texas time, on the last day of the Exercise Period, each Right not exercised will become void, and, except as otherwise provided in the Columbus Charter, the certificates representing shares beneficially owned by a Holder will no longer represent Rights. The purchase price for a share upon exercise of an accompanying Right generally will be equal to the then-applicable Fair Price paid by the Related Person pursuant to the exercise of the Right relating thereto.

     Shareholder Rights Plan. The Columbus Board adopted a Rights Plan and declared a dividend of one preferred share purchase right (individually, a "Purchase Right" and collectively the "Purchase Rights") for each outstanding Columbus Common Share. Each Purchase Right entitles the registered holder to purchase from Columbus one one-hundredth of a share of Series A Junior Participating Preferred Share, par value $.01 per share (the "Preferred Shares"), of Columbus at a price of $70.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Purchase Rights are set forth in a Rights Agreement (the "Rights Agreement") between Columbus and BankBoston N.A., as Rights Agent.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Columbus Common Shares or (ii) ten business days (or such later date as may be determined by action of the Columbus Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Columbus Common Shares (the earlier of such dates being called the "Distribution Date"), the Purchase Rights will be evidenced by the certificates representing the Columbus Common Shares.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Purchase Rights), the Purchase Rights will be transferred with and only with the Columbus Common Shares.

     The Purchase Rights are not exercisable until the Distribution Date. The Purchase Rights will expire on June 9, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Purchase Rights are earlier redeemed or exchanged by Columbus, in each case, as described below.

     At any time following the Distribution Date, Rights (other than Purchase Rights owned by an Acquiring Person and the Acquiring Person's affiliates and associates, which will have become void) may be exercised (subject to their earlier termination, expiration or exchange) to acquire, in lieu of Preferred Shares, at the then current Purchase Price of the Purchase Right, that number of Columbus Common Shares (or if there are insufficient Columbus Common Shares, Preferred Shares or fractions thereof) which at such time will have a market value of two times the Purchase Price of the Purchase Right.

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

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights, are subject to adjustment from time to time to prevent dilution.

     In the event that Columbus is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Purchase Right (other than an Acquiring Person and the affiliates and associates of such Acquiring Person, whose Purchase Rights will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Purchase Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Purchase Price of the Purchase Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person or the affiliates and associates of such Acquiring Persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Columbus Common Shares having a market value of two times the Purchase Price of the Purchase Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Columbus Common Shares, the Columbus Board may exchange the Purchase Rights (other than Purchase Rights owned by such person or group and their respective affiliates and associates which have become void), in whole or in part, at an exchange ratio of one Columbus Common Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of Columbus' preferred stock having equivalent rights, preferences and privileges), per Purchase Right (subject to adjustment).

     At any time prior to or within 10 business days following the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Columbus Common Shares, the Columbus Board may redeem the Purchase Rights in whole, but not in part, at a price of $.01 per Purchase Right (the "Redemption Price"). The redemption of the Purchase Rights may be made effective at such time on such basis with such conditions as the Columbus Board in its sole discretion may establish. Immediately upon any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

REIT QUALIFICATION PROVISIONS

     Post. The Post Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (which may be increased to not more than 9.8%) (the "Ownership Limit") of the total outstanding Post Common Stock. The Post Board may exempt a person from the Ownership Limit upon certain circumstances. Further, any transfer of Post Common Stock that would (i) result in the Post Common Stock being directly or indirectly owned by less than 100 persons; or
(ii) result in Post being "closely held" within the meaning of Section 856(h) of the Code, is considered to be null and void (collectively, the "Post Transfer Restrictions"), and the intended transferee will acquire no rights in the shares, except as provided in the Post Charter regarding Excess Securities (as hereinafter defined).

     The Post Charter provides that Post Common Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or in violation of the Post Transfer Restrictions will automatically be deemed to be "Excess Securities" and as such will be deemed to have been transferred to the transferee as agent on behalf of Post. Such person shall be deemed to hold the Excess Securities in trust on behalf and for the benefit of Post. While the Excess Securities are held in trust, they will not be entitled to vote, and they will not be entitled to participate in dividends or other distributions. The transferee's sole right with respect to the Excess Securities will be to receive at Post's sole and absolute discretion either (i) consideration for the Excess Securities interests upon the resale of the Excess Securities as directed by Post as provided in the Post Charter or (ii) the Redemption Price (as hereinafter defined).

     Within six months after receiving notice of a transfer that violates the Ownership Limit or the Post Transfer Restrictions, the Post Board shall either
(i) direct the transferee of the Excess Securities to sell all

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

Excess Securities held in trust for Post for cash in such manner as the Post Board directs or (ii) redeem the Excess Securities for the redemption price (the "Redemption Price") on such date within such six month period as the Post Board may determine. If the Post Board directs the transferee to sell the Excess Securities, the transferee shall receive such proceeds as trustee for Post and pay to Post out of the proceeds of such sale all expenses incurred by Post in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the Excess Securities, and the transferee shall be entitled to retain only the proceeds in excess of such amounts required to be paid to Post.

     Each shareholder of record, and every actual holder, of more than 5% (or such lower percentage as may be required by the Code or applicable Treasury Regulations) of the outstanding Post Common Stock shall, within 30 days after December 31 of each year, give written notice to Post stating the name and address of such shareholder, the number of shares beneficially owned by it, and a description of how such shares are held.

     The Ownership Limit may have the effect of precluding acquisition of control of Post unless the Post Board and the Post Shareholders determine that maintenance of REIT status is no longer in the best interest of Post.

     Columbus. The Columbus Charter provides that, subject to certain exceptions, no shareholder may directly or indirectly acquire or hold a beneficial ownership interest (determined in accordance with the attribution rules applicable to ownership of REIT shares under the Code) in more than 9.8% of the outstanding shares (the "Percentage Limit") of any class or series of shares of Columbus.

     The Columbus Board may waive the Percentage Limit with respect to a particular shareholder under certain circumstances. Additionally, any transfer of Columbus shares that would (i) result in Columbus shares being owned by less than 100 persons; (ii) result in Columbus being "closely held" within the meaning of Section 856(h) of the Code or (iii) result in the disqualification of Columbus as a REIT, shall be void ab initio and the intended transferee shall acquire no rights in the shares.

     Subject to certain exceptions, if any person acquires or holds Columbus shares in excess of the applicable Percentage Limit (the "Excess Shares"), such Excess Shares will automatically be deemed to have been transferred to Columbus, as trustee for the exclusive benefit of such beneficiary to whom an interest in such Excess Shares may later be transferred.

     Excess Shares may not be voted and are not entitled to distributions or dividends. The purported transferee may designate a beneficiary of an interest in the trust if (i) the Excess Shares held in the trust would not be Excess Shares in the hands of such beneficiary and (ii) the purported transferee does not receive a price from such beneficiary that reflects a price per share for such Excess Shares that exceeds (x) the price per share such purported transferee paid for the shares in the purported transfer that resulted in the Excess Shares or (y) if the purported transferee did not give value for such Excess Shares, a price per share equal to the market price on the date of the purported transfer that resulted in Excess Shares. If a purported transferee receives a price for designating a beneficiary of an interest in the trust that exceeds the amounts allowable as set forth above, such purported transferee shall pay, or cause such beneficiary to pay, such excess to Columbus.

     Excess Shares shall be deemed to have been offered for sale to Columbus, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares and (ii) the market price on the date Columbus accepts such offer. Columbus has the right to accept such offer for a period of 90 days after the later of (x) the date of the transfer which resulted in such Excess Shares and (y) the date the trust managers determined in good faith that a transfer resulting in Excess Shares has occurred.

     Each person who owns more than 5% of Columbus' outstanding shares during any taxable year of Columbus shall file with Columbus an affidavit setting forth the number of shares owned directly and indirectly by such person.

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

PREEMPTIVE RIGHTS

     Neither the Post Shareholders nor the Columbus Shareholders have preemptive rights. Thus, if additional shares of Post Common Stock or Columbus Common Shares were issued, the proportions of capital stock ownership of the holders thereof would be reduced to the extent they did not participate in such additional issuance of shares.

ASSESSMENT

     All outstanding shares of Post Common Stock are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable. The Columbus Common Shares presently outstanding are fully paid and nonassessable.

CONVERSION; REDEMPTION; SINKING FUND

     Neither Post Common Stock nor Columbus Common Shares is convertible, redeemable or entitled to any sinking fund.

LIQUIDATION RIGHTS

     Post. In the event of the liquidation, dissolution or winding-up of the affairs of Post, holders of outstanding Post Common Stock are entitled to share, in proportion to their respective interests, in Post's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Post. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Post, the holders of Post Preferred Stock will be entitled to receive out of the assets of Post available for distribution to shareholders, before any distribution is made to holders of Post Common Stock, liquidation preferences in the amounts prescribed by the applicable series designation. The holders of any series of Post Preferred Stock will not be entitled to receive the liquidation preference of such series until the liquidation preference of any other series of Post Preferred Stock ranking senior to such series with respect to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of Post, the assets of Post shall be insufficient to make such full payments to holders of Post Preferred Stock, then such assets shall be distributed pro rata among holders of Post Preferred Stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Post Preferred Stock will not be entitled to any further participation in any distribution of assets by Post. Neither a consolidation or merger of Post with or into another corporation nor a merger of another corporation with or into Post nor a sale, lease or conveyance of all or any part of Post's property or business shall be considered a liquidation, dissolution or winding up of Post.

     Columbus. In the event of liquidation, dissolution or winding up of Columbus, whether voluntary or involuntary, the holders of Columbus Common Shares would be entitled to share ratably in any of its net assets or funds which are available for distribution to its shareholders after the satisfaction of its liabilities or after adequate provision is made therefor, subject to the rights of the holders of any Columbus Preferred Shares outstanding at the time.

DIVIDENDS AND OTHER DISTRIBUTIONS

     In order to remain qualified as a REIT under the Code, each of Post and Columbus must distribute to its shareholders at least 95% of its taxable income (other than net capital gain) annually. See "Certain Federal Income Tax Consequences -- Requirements for Qualification -- Distribution Requirements."

     Post. Holders of Post Common Stock are entitled to cash dividends when, if and as declared by the Post Board. There can be no assurance as to the payment of dividends on Post Common Stock in the future because such payment will depend upon the earnings and financial condition of Post, as well as other related factors. The GBCC provides that Post may not pay dividends if after giving effect to the dividend, Post would not be able to pay its debt as they become due in the usual course of business or Post's total assets would be

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

less than the sum of its total liabilities plus the amount that would be needed, if Post were to be dissolved at such time, to satisfy any preferential rights upon dissolution held by its shareholders whose preferential rights are superior to those receiving the dividend.

     Columbus. The holders of Columbus Common Shares are entitled to share ratably in dividends when and as declared by the Columbus Board out of funds legally available therefor. The Columbus Declaration of Trust permits the issuance of Columbus Preferred Shares having the right to receive dividends before dividends on the Columbus Common Shares are declared or paid. The TRA provides that Columbus may not pay dividends if after giving effect to the distribution, Columbus would be insolvent or if the dividend exceeds the surplus of Columbus.

SHAREHOLDER MEETINGS

     Post. Under the Post Bylaws, special meetings of Post shareholders may be called by the Post Board, the Chairman of the Post Board, the President or the written request of the holders of at least 50% of all of the shares entitled to vote at such meeting.

     Columbus. Under the Columbus Bylaws, special meetings of the shareholders may be called at any time by the Columbus Board, any executive officer or Secretary of Columbus or the written request of the holders of at least 10% of all the shares entitled to vote at such meeting.

SHAREHOLDER NOMINATIONS


     Post. Under the Post Bylaws, only persons nominated in accordance with the procedures set forth therein will be eligible for election as directors. Post Shareholders are entitled to nominate persons for election to the Post Board only if a timely notice in writing is sent to the Secretary of Post. To be timely, a shareholder's notice must be received at the principal executive offices of Post not less than 60 days prior to the date of the meeting at which directors are to be elected (subject to limited exceptions). Such notice must set forth certain information, including, among other things, (i) with respect to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14(a) under the Exchange Act and (ii) with respect to such shareholder giving such notice, (a) the name and address of such shareholder and
(b) the class and number of shares of Post beneficially owned by such shareholder.


     Columbus. The Columbus Bylaws contain no restrictions on the ability of Columbus Shareholders to nominate persons for election as a trust manager of Columbus.

SHAREHOLDER PROPOSALS


     Post. Under the Post Bylaws, at an annual meeting of shareholders, only business properly brought before the meeting may be conducted. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Post. To be timely, a shareholder's notice must be received at the principal executive offices of Post not less than 60 days prior to the annual meeting (with limited exceptions). Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business to be brought and the reasons for conducting such business, (ii) the name and address of such shareholder, (iii) the class and number of shares of Post beneficially owned by such shareholder and (iv) any material interest of the shareholder in such business.


     Columbus. The Columbus Charter and the Columbus Bylaws contain no such restrictions on the ability of Columbus Shareholders to make shareholder proposals.

INDEMNIFICATION

     Post. Under the GBCC, a corporation may indemnify a director, officer, employee or agent, acting in his capacity as such, for judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding if he acted in a manner he believed in good faith

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

to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may pay for or reimburse the reasonable expenses incurred by a party to a proceeding in advance of final disposition of the proceeding if (i) he furnishes the corporation a written affirmation of his good faith belief that he has met the required standard of conduct and (ii) he furnishes the corporation a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification under the GBCC. Under the Post Bylaws, Post is required to indemnify, to the fullest extent permitted by the GBCC, any individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of Post and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     Columbus. The TRA permits a Texas REIT to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding because the person is or was a trust manager only if it is determined that the person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a trust manager of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Columbus Charter is governed by this provision.

DIRECTOR AND TRUST MANAGER LIABILITY

     As permitted by the GBCC and the TRA, respectively, the Post Charter and the Columbus Declaration of Trust eliminate the liability of trust managers, directors and officers of Post and Columbus, respectively, for monetary damages in a shareholder or derivative proceeding.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary sets forth the principal federal income tax consequences of the Merger. The summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws or interpretations are subject to change at any time (possibly with retroactive effect), and the relevant facts may differ at the Effective Time. The obligation of each of Post and Columbus, respectively, to consummate the Merger is conditioned upon the receipt of either (i) a ruling from the IRS or (ii) an opinion dated as of the Closing Date from each of Post and Columbus' respective counsel to the effect that (A) the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and (B) the surviving company will constitute a "qualified REIT subsidiary" under Section 856(i) of the Code.

     The tax treatment of each Columbus Shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are legal entities formed under the laws of jurisdictions outside the United States, and Columbus Shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation. The discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Post Common Stock or Columbus Common Shares. All Columbus Shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and effect of any state, local and foreign tax laws.

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

TAX CONSEQUENCES OF THE MERGER TO COLUMBUS SHAREHOLDERS, COLUMBUS, AND POST

     In accordance with the opinions of counsel to Post and Columbus, respectively, the Merger should be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and Columbus and Post should each be a party to that reorganization within the meaning of Section 368(b) of the Code. In that event,

          (i) no gain or loss will be recognized by a Columbus Shareholder who receives Post Common Stock for Columbus Common Shares exchanged therefor (except with respect to any cash received in lieu of a fractional interest in Post Common Stock);

          (ii) the aggregate tax basis of the Post Common Stock to be received by Columbus Shareholders pursuant to the Merger will be the same as the aggregate tax basis in the Columbus Common Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

          (iii) the holding period of the Post Common Stock to be received by a Columbus Shareholder pursuant to the Merger will include the holding period of the Columbus Common Shares surrendered in exchange therefor, provided that the Columbus Common Shares were held as a capital asset at the Effective Time; and

          (iv) no gain or loss will be recognized by Columbus or Post as a result of the Merger.

     Cash received in lieu of a fractional interest in Post Common Stock will be treated under Section 302 of the Code as received in exchange for such fractional interest, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Columbus Common Shares allocable to such fractional interest. Such gain or loss will constitute capital gain or loss if the Columbus Common Shares were held as a capital asset at the Effective Time, and will be long-term capital gain or loss if the holding period for such shares was greater than one year at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (A) 20% if the holder's holding period in such stock was more than 18 months on the date of the Effective Time and (B) 28% if the holder's holding period was more than one year but not more than 18 months on the date of the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.


     Following the Merger, Merger Sub intends to transfer all of Columbus' assets and liabilities to the Operating Partnership, which will be effected by merging Merger Sub into the Operating Partnership. The IRS has issued proposed regulations (which have a prospective effective date and therefore would not apply to the Merger if finalized in their present form) which indicate that the transfer of Columbus' assets and liabilities to the Operating Partnership subsequent to the Merger as contemplated will not adversely affect the Merger's qualification as a tax-free reorganization because Post will own (through its qualified REIT subsidiaries) a substantial portion (in excess of 80%) of the aggregate interests, as well as the sole general partnership interest, in the Operating Partnership. The proposed regulations reflect a change in the position taken by the IRS in certain informal pronouncements that a post-reorganization contribution by the acquiring corporation of all of a target corporation's assets to a partnership would prevent the acquisition from qualifying as a tax-free reorganization. Although the proposed regulations will not apply to the Merger, the respective tax counsels to Post and Columbus believe that the proposed regulations, which are interpretive rather than legislative, correctly interpret existing law and that a court should not reach a contrary conclusion under existing statutory and judicial authorities. Accordingly, counsel to Post and counsel to Columbus are of the opinion that the Merger should qualify as a tax-free reorganization.

     If, for any reason, the Merger did not qualify as a tax-free reorganization for federal income tax purposes, the Merger would be treated as a taxable exchange and, accordingly,

          (i) a Columbus Shareholder would recognize gain or loss, measured by the difference between the fair market value of the Merger Consideration (including any cash received for a fractional share interest) received and the Columbus Shareholder's tax basis in the Columbus Common Shares exchanged therefor. Such gain or loss would constitute capital gain or loss if the Columbus Common Shares were held as a capital asset at the Effective Time, and would be long-term capital gain or loss if the holding period for such shares were greater than one year at the Effective Time;

          (ii) the tax basis of the Post Common Stock received in connection with the Merger by a Columbus Shareholder would be the fair market value at the Effective Time of such Post Common Stock; and

          (iii) the holding period of the Post Common Stock received by a Columbus Shareholder pursuant to the Merger would commence on the day following the date of the Effective Time.

Further, if the Merger does not qualify as a tax-free reorganization, Columbus will recognize gain or loss equal to the difference between Columbus' basis in its properties and assets and the sum of the fair market value of the Merger Consideration and the debt assumed by Post in the Merger. In computing its taxable income for its taxable year ended on the date of the Merger, Columbus generally would be entitled to a dividends paid deduction equal to the fair market value of the Merger Consideration received by the Columbus Shareholders. To the extent that the gain, if any, exceeds the fair market value of the Merger Consideration, such gain generally would be taxable to Columbus. In addition, Columbus would recognize approximately $7.8 million of built-in gain (as estimated by Columbus) with respect to certain assets previously acquired from a C corporation in a carryover basis transaction, which gain would be subject to a corporate-level tax under Treasury Regulations announced by the IRS but not yet issued. See "-- Qualification and Taxation of Post as a REIT" below. Any such tax liability of Columbus will be transferred to the surviving company in the Merger.

QUALIFICATION AND TAXATION OF POST AS A REIT

     Each of Post and Columbus currently has in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code. Each of Post and Columbus believes that it has, since its inception, been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code. In this regard, as a condition to the Merger, Post will obtain an opinion from Columbus' counsel that Columbus, for its taxable year ended December 31, 1993 and for all subsequent taxable years through the Effective Time of the Merger, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT. Furthermore, counsel to Post will deliver an opinion to each of Post and Columbus that for its taxable year ended December 31, 1993 and for all subsequent taxable years ended prior to the Effective Time, Post was organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and that, after giving effect to the Merger, Post's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Such opinion will be based on various assumptions and representations relating to the organization and operation of Columbus, Post and the Operating Partnership. Post intends to continue to operate in a manner so as to qualify as a REIT following the Effective Time, but no assurance can be given that Post will qualify or remain qualified as a REIT. Further, King & Spalding will not review Post's compliance with the various REIT tests on a continuing basis.

     As a result of the Merger, Columbus' separate existence will cease as of the Effective Time. Accordingly, the following discussion addresses the taxation of Post subsequent to the Effective Time.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     So long as Post continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, Post will be subject to federal income tax in the following circumstances. First, Post will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Post may be subject to the "alternative minimum tax" on items of tax preference, if any. Third, if Post has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan or lease secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Post has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Post should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amounts by which it fails the 75% or 95% gross income test. Sixth, if Post should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Finally, if Post acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in Post's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Post recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Post, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Post over the adjusted basis of such property at such time), such gain will be subject to the highest corporate rate applicable (as provided in retroactive IRS regulations that were announced in IRS Notice 88-19 but which have not yet been promulgated), provided an election is made by Post to apply the principles of
Section 1374 of the Code to such gain (a "Notice 88-19 election").

     When Columbus was formed in 1993, it acquired certain built-in gain assets from a C corporation in a carryover basis transaction. Columbus believes that the aggregate built-in gain with respect to such assets is approximately $7.8 million. Columbus filed a Notice 88-19 election with its first REIT tax return for the taxable year ended December 31, 1993. Accordingly, Post (as Columbus' successor) should be subject to a Section 1374 corporate-level tax (assuming the retroactive regulations announced in Notice 88-19 are eventually issued by the
IRS) if Post or the Operating Partnership sells a built-in gain asset in a taxable transaction during the ten-year period commencing on the date such assets were originally acquired by Columbus. Post will likewise file a Notice 88-19 election with respect to the built-in gain assets acquired from Columbus, but Post has no current intention to sell any of the built-in gain assets that will be acquired from Columbus.

REQUIREMENTS FOR QUALIFICATION


     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year which has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. Finally, under the Taxpayer Relief Act of 1997 signed by the President on August 5, 1997 (the "1997 Act"), for its taxable years beginning after December 31, 1997, Post will be treated as having met condition (vi) above if it has complied with certain Treasury Regulations for ascertaining the ownership of its stock for such year and if it did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held during such year to cause it to fail condition (vi).


     The Post Charter contains restrictions regarding the transfer of Post Common Stock that are intended to assist Post in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "Comparative Rights of Shareholders -- REIT Qualification Provisions."

     Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation for tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. For taxable years ending on or before December 31, 1997, a "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT "at all times during the period such corporation was in existence." Under the 1997 Act, for post-1997 taxable years the stock of a qualified REIT subsidiary no longer needs to have been held by the REIT "at all times during the period such corporation was in existence." According to an opinion of counsel, Merger Sub will constitute a qualified REIT subsidiary following the Merger. Accordingly, in applying the income and asset tests described below, Merger Sub and GP Sub will qualify as qualified REIT subsidiaries, will be ignored for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of Post. Such subsidiaries therefore will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in an entity that is classified for federal tax purposes as a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership (based on the REIT's capital interest in the partnership) and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. The ownership of interests in the Operating Partnership by Merger Sub and GP Sub will result in their proportionate share of the assets, liabilities and items of income of the Operating Partnership being treated as assets, liabilities and items of income of Post for purposes of the asset and income tests described below.

     Income Tests. For its taxable years ending on or before December 31, 1997, in order for Post to maintain its qualification as a REIT, three requirements relating to gross income must be satisfied annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable years ending on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years

(apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year (the "30% Gross Income Test"). Under the 30% Gross Income Test, if a REIT holds an interest in a partnership that sells real property or if the REIT sells its interest in a partnership that holds real property, the gross income derived from such sale, to the extent attributable to real property, is deemed to be derived from the sale of real property held for the shorter of the period that the partnership held the property or the period that the REIT held its partnership interest. The 1997 Act repeals the 30% Gross Income Test effective for Post's taxable year beginning January 1, 1998.

     The rent received by Post from its tenants will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of Post will not qualify as "rents from real property" in satisfying the gross income tests if Post, or a direct or indirect owner of 10% or more of Post, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the rent to qualify as "rents from real property," Post generally must not operate or manage its properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom Post derives or receives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by Post are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, for Post's taxable years beginning after December 31, 1997, the "independent contractor" requirement will not apply to noncustomary services provided by Post, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided (the "1% de minimis exception"). For this purpose, such services may not be valued at less than 150% of Post's direct cost of providing the services.


     Post does not charge, and will not charge after the Merger, rent for any portion of any property that is based, in whole or in part, on the income or profits of any person. In addition, Post has not received, and does not anticipate receiving after the Merger, any material rent from a Related Party Tenant. Finally, any noncustomary services will be provided through qualifying independent contractors or, for post-1997 taxable years will satisfy the 1% de minimis exception.


     The Operating Partnership receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by the Operating Partnership. A portion of such fees (corresponding to that portion of any such property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. Post will also receive certain other types of non-qualifying income, including its allocable share of any dividends paid by Post Services to the Operating Partnership (which will qualify under the 95% gross income test but not under the 75% gross income test). Post believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause Post to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If Post fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect, Post attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Post would be entitled to the benefit of those relief provisions. As discussed above in "-- Qualification and Taxation of Post as a REIT," even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which Post fails the

75% and 95% gross income tests. No such relief is available for violations of the 30% Gross Income Test (which, as noted above, has been repealed commencing with Post's 1998 taxable year).

     Asset Tests. At the close of each quarter of its taxable year, Post also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Post's total assets must be represented by real estate assets, including (i) its allocable share of real estate assets held by the Operating Partnership and any subsidiary partnerships or limited liability companies, and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of Post, cash, cash items and government securities. Second, not more than 25% of Post's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's debt and equity securities owned by Post (including its allocable share of such securities owned by the Operating Partnership) may not exceed 5% of the value of Post's total assets, and Post may not own more than 10% of any one issuer's outstanding voting securities. Debt of an issuer that is secured by real estate assets does not constitute a "security" for purposes of the 5% asset test. The 5% asset test generally must be met for any quarter in which a REIT acquires securities of an issuer or other property. Thus, this requirement must be satisfied not only on the date that Post initially acquires securities in an issuer, but also each time Post increases its ownership of securities of an issuer (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their rights to convert Units to Post Common Stock).

     Assuming Merger Sub contributes all of Columbus' assets to the Operating Partnership, the Operating Partnership will own 100% of the nonvoting stock of both Armada and Addison, as well as of Post Services, Inc., but will own 1% or less of the voting securities of each such corporation. Based upon its analysis of the estimated value of the debt and equity securities of the subsidiaries that will be owned by the Operating Partnership relative to the estimated value of the other assets that will be owned by the Operating Partnership, Post believes its pro rata share of the debt and equity securities of each subsidiary held by the Operating Partnership will not exceed 5% of the total value of Post's assets. However, no independent appraisals have been obtained to support this conclusion, and King & Spalding, in rendering its opinion as to the qualification of Post as a REIT, will rely on a representation of management with respect to the value of the Operating Partnership's subsidiaries. Although Post plans to take steps to ensure that it satisfies the 5% asset test for any quarter in which it or the Operating Partnership acquires securities or other property, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in its subsidiary corporations.

     If Post should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of its assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, Post still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Distribution Requirements. Post, in order to qualify as a REIT, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Post timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Post does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if Post should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

     Post intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes GP Sub, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Post to meet these distribution requirements. It is possible, however, that Post, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction, of such expenses in arriving at Post's taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceed the amount of noncash deductions.

     Under certain circumstances, Post may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Although Post may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     Recordkeeping Requirements. Pursuant to applicable Treasury Regulations, in order to maintain qualification as a REIT, Post must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. Post intends to comply with these requirements.

FAILURE TO QUALIFY

     If Post fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Post fails to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Post also will be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to predict whether in all circumstances Post would be entitled to such statutory relief.

OTHER TAX CONSIDERATIONS


     Tax Status of Operating Partnership and Other Pass-Through Entities' Effect on REIT Qualification. All of Post's investments have been made through the Operating Partnership, which in turn holds an interest in a subsidiary partnership (the "Subsidiary Partnership"). In addition, following the Merger, Merger Sub currently intends to contribute certain of the assets held by the former qualified REIT subsidiaries of Columbus to wholly owned limited liability companies (the "LLCs"), all of the interests in which will be transferred to the Operating Partnership.


     In the opinion of King & Spalding, the Operating Partnership and the Subsidiary Partnership each qualify as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership. Further, the LLCs will be disregarded for federal income tax purposes and their assets and liabilities and items of income, gain, loss and deduction will be treated as those of the Operating Partnership.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent of a secondary market. The Treasury Department recently issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof. The "private placement" safe harbor applies if (i) all interests in the partnership were

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

issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the person's interest in the flowthrough entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. The Operating Partnership does not currently meet the private placement safe harbor of the PTP Regulations because it has more than 100 partners.

     Under a special grandfather rule, an existing partnership may continue to rely on safe harbors contained in IRS Notice 88-75 for a 10-year period. Post believes that the Operating Partnership has satisfied, and will continue to satisfy, the private placement safe harbor under such Notice because, in part, it has fewer than 500 direct and indirect partners. Upon expiration of the grandfather period, if the Operating Partnership does not at that time satisfy the private placement safe harbor of the PTP Regulations, it is possible that the Operating Partnership could be classified as a publicly traded partnership. In that event, the Operating Partnership should satisfy a special "passive income" exception provided in Section 7704(c) of the Code and therefore should not be subject to federal income tax at the corporate level. However, if the Operating Partnership were classified as a publicly traded partnership, the partners of the Operating Partnership would nevertheless be subject to special passive loss rules in Section 469(k) of the Code.

     If the Operating Partnership were treated as an association taxable as a corporation, Post would fail the 75% asset test. Further, if the Subsidiary Partnership were treated as a taxable corporation, then Post would cease to qualify as a REIT if Post's ownership interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of Post's assets. Furthermore, in such a situation, distributions from the Subsidiary Partnership to Post would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for Post to meet such test. Finally, Post would not be able to deduct its share of losses generated by any of the Subsidiary Partnerships in computing its taxable income. See "-- Failure to Qualify" above for a discussion of the effect of Post's failure to meet such tests for a taxable year.

     Taxation of Post Services and Operating Subsidiaries. Post Services, Inc. and its existing subsidiaries file a corporate consolidated return for federal income tax purposes. The consolidated taxable income of these companies and the taxable income of Armada and Addison following the Merger is subject to tax at regular corporate rates. To the extent such entities are required to pay federal, state and local income taxes, the cash available for distribution to shareholders will be correspondingly reduced.

     State and Local Taxes. Post and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Post's operations and distributions). The state and local tax treatment of Post and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Post Common Stock or the Columbus Common Shares.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as Post qualifies as a REIT, distributions made to taxable U.S. Shareholders (as hereinafter defined) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders (as hereinafter defined) as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Shareholder" means a holder of Post Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if

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


(A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the payor's actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held his or her shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder's shares, but will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's shares, such distributions will be included in income as capital gain, assuming that such shares are capital assets in the hands of the U.S. Shareholder. The tax rate to which such capital gain will be subject will depend on the U.S. Shareholder's holding period for his shares. See "-- Capital Gains Rates Under the 1997 Act". In addition, any distribution declared by Post in October, November or December of any year and payable to a U.S. Shareholder of record on a specified date in any such month shall be treated as both paid by the payor and received by the U.S. Shareholder on December 31 of such year, provided that the distribution is actually paid by the payor during January of the following calendar year.



     For its taxable years beginning after December 31, 1997, Post may make an election with respect to all or part of its undistributed net capital gain. If Post should make such an election, Post Shareholders would be required to include in their income as long-term capital gain their proportionate share of Post's undistributed net capital gain as designated by Post. The tax rate applicable to such gain is not clear under the 1997 Act. See "-- Capital Gains Rates Under the 1997 Act". Each such shareholder would be deemed to have paid his proportionate share of the income tax imposed on Post with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder. In addition, the tax basis of the shareholder's stock would be increased by his proportionate share of undistributed net capital gains included in his income less his proportionate share of the income tax imposed on Post with respect to such gains.


     U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Post. Instead, such losses would be carried over by Post for potential offset against its future income (subject to certain limitations). Taxable distributions from Post and gain from the disposition of Post Common Stock will not be treated as passive activity income and, therefore, U.S. Shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from Post generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Post Common Stock (or distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. Post will notify shareholders after the close of Post's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON STOCK


     In general, any gain or loss realized upon a taxable disposition of shares of Post Common Stock by a U.S. Shareholder who is not a dealer in securities will be treated as a capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains, depending on the holding period of the shares of Post Common Stock that are sold. See "-- Capital Gains Rates Under the 1997 Act". However, any loss upon a sale or exchange by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Post required to be treated by such U.S. Shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of Post Common Stock may be disallowed if other shares of Post Common Stock are purchased within 30 days before or after the disposition. In addition, capital losses not offset by capital gains may be deducted from an individual's ordinary income only up to a maximum of $3,000 per year. Unused capital losses may be carried forward. A corporate taxpayer may deduct capital losses only to the extent of capital gains, but may carry unused capital losses back three years and forward five years.


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


CAPITAL GAINS RATES UNDER THE 1997 ACT



     In general, under the 1997 Act, the maximum tax rate on an individual's net capital gain is reduced from 28-percent to 20-percent. In addition, any net capital gain which otherwise would be taxed at a 15-percent rate is taxed at a 10-percent rate. However, the rates applicable to ordinary income continue to apply to the sale or exchange of capital assets held for one year or less, and the 28-percent maximum rate under prior law, rather than the new 20-percent and 10-percent rates, will continue to apply to the sale or exchange of capital assets held for more than one year but not more than 18 months. It is unclear how the applicable rate is determined in the case of capital gain dividends paid by a REIT, which, under Section 857 of the Code, are required to be treated as "gain from the sale or exchange of a capital asset held for more than one year." The Treasury Department is authorized to issue regulations that address the application of the new capital gains rates to sales and exchanges by REITs and to sales and exchanges of interests in REITs, but no such regulations have been issued.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Post will report to its U.S. Shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Shareholder who does not provide Post with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's income tax liability. In addition, Post may be required to withhold a portion of capital gain distributions to any U.S. Shareholders who fail to certify their nonforeign status to Post. See "-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS


     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by Post to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Post Common Stock with "acquisition indebtedness," a portion of its income from distributions on such shares will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Post as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Post Common Stock would be required to treat a percentage of the dividends on its Post Common Stock as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income, less related direct expenses, derived by Post from an unrelated trade or business (determined as if Post were a pension trust) divided by the gross income, less related direct expenses, of Post for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Post Common Stock only if (i) the UBTI Percentage is at least 5%,
(ii) Post qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Post, in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of Post's Common Stock or (B) a group of pension trusts individually holding more than 10% of the value of Post's shares collectively owns more than 50% of the value of Post's shares.


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

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders of Post Common Stock (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN POST COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by Post of United States real property interests and are not designated by Post as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of Post's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in Post Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a corporate Non-U.S. Shareholder). Post expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with Post or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Post claiming that the distribution is effectively connected income. The IRS issued proposed regulations in April 1996 that would modify the manner in which Post complies with the withholding requirements.

     Distributions in excess of current and accumulated earnings and profits of Post will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Post Common Stock but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Post Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of his Post Common Stock as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the payor's current and accumulated earnings and profits.

     Post is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits to the extent such shares constitute "U.S. real property interests" under Section 897(c) of the Code. Consequently, although Post intends to withhold at a rate of 30% on the entire amount of any distribution to a Non-U.S. Shareholder, to the extent that Post does not do so, any portion of a distribution not subject to 30% withholding will be subject to 10% withholding.


     For any year in which Post qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. Post is required to withhold 35% of any distribution that is designated by it as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.


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

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Post Common Stock generally will not be taxed under FIRPTA if Post is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Post is currently a "domestically-controlled REIT" and, therefore, the sale of Post Common Stock will not be subject to taxation under FIRPTA. However, because Post's stock is publicly traded, no assurance can be given that Post is or will continue to be a "domestically-controlled REIT." In addition, a Non-U.S. Shareholder that owned (actually or constructively under certain constructive ownership rules) 5% or less of Post's outstanding stock at all times during a specified testing period will not be subject to tax under FIRPTA if such stock is regularly traded on an established securities market (e.g., the NYSE, on which Post Common Stock is currently traded). Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in Post Common Stock is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Post Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Shareholders).

OTHER TAX CONSEQUENCES

     Post, the Operating Partnership, the corporate subsidiaries of Post or Post Shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of Post and the Post Shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, COLUMBUS SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN POST.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH COLUMBUS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

              POLICIES OF POST WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of investment policies, financing policies, conflict of interest policies and policies with respect to certain activities of Post. The policies with respect to these activities have been determined by the Post Board and may be amended or revised from time to time at the discretion of the Post Board without a vote of the Post Shareholders, except that (i) Post cannot change its policy of holding its assets and conducting its business only through the Operating Partnership without the consent of the holders of units of the Operating Partnership as provided in the Partnership Agreement, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, (iii) the policies with respect to competition by Mr. Williams and Mr. Glover are imposed pursuant to a contract that cannot be amended or waived without the vote of a majority of the disinterested directors of Post, and (iv) Post cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the shares of Post Common Stock.

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

INVESTMENT POLICIES

     Investments in Real Estate or Interests in Real Estate. Post's investment objective is to provide quarterly cash distributions and achieve long-term appreciation through increases in cash flows and the value of its properties. Post intends to pursue these objectives by continuing to develop upscale apartment communities for long-term ownership and to manage its properties intensively, and thereby seek to maximize current and long-term income and the value of its assets. Post's policy is to develop or acquire assets where Post believes that opportunities exist for acceptable investment returns. Post will use the Post(R) name in operating acquired properties that in Post's judgment are consistent with the market identity of Post(R) brand name communities. Post may expand or improve existing properties or sell such properties in whole or in part as it determines.

     Post expects to pursue its investment objectives through the direct ownership of properties and the ownership of interests in special purpose partnerships. Post currently intends to invest in or develop primarily apartment communities in its primary markets. However, future development or investment activities will not be limited to any geographic area or product type or to a specified percentage of Post's assets.

     All of the communities owned by Post are managed directly by the Operating Partnership. The Operating Partnership, through one of its wholly owned subsidiaries, also manages apartment communities in which it owns no equity interests and which do not bear the Post(R) name, and through Post Asset Management, Inc., a subsidiary of the Operating Partnership, manages the Post(R) communities in which it owns no equity interests.

     Post may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investment may be subject to existing mortgage financing and other indebtedness which have priority over the equity of Post.

     Investments in Real Estate Mortgages. While Post has emphasized equity real estate investments, it may, in its discretion, invest in mortgage and other real estate interests consistent with Post's qualification as a REIT. Post has not previously invested in mortgages or other real estate interests, and Post does not presently intend to invest to a significant extent in mortgages or other real estate interests. Post may invest in participating or convertible mortgages if it concludes that it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification of Post, Post may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, although, with the exception of its wholly-owned subsidiaries, it has not done so in the past. Post may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with Post's investment policies.

FINANCING POLICIES

     Post intends to maintain a ratio of indebtedness to total market capitalization (i.e., the market value of issued and outstanding Units (deemed to be equal to the market value of an equal number of shares of Post Common Stock) plus total debt) of approximately 60% or less. This policy differs from traditional conventional mortgage debt-to-equity ratios which are asset based ratios. Post's ratio of debt to total market capitalization was approximately 27.5% at December 31, 1996 (calculated based on the closing price of Post Common Stock on December 31, 1996). Post, however, may from time to time reevaluate its borrowing policies in light of then current economic conditions, relative costs to Post of debt and equity capital, market values of properties, general conditions in the market for debt and equity securities, fluctuations in the fair market prices of the Post Common Stock, growth and acquisition opportunities and other factors. Post may modify its borrowing policy and may increase or decrease its ratio of debt to total market capitalization. To the extent that Post determines to seek additional capital, Post or the Operating Partnership may raise such capital through additional equity offerings, debt financings or retention of cash flow (subject to provisions in

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

the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

     As long as the Operating Partnership is in existence, the proceeds of the sale of Post Common Stock by Post is required to be contributed to the Operating Partnership in exchange for Units in the Operating Partnership. Post presently anticipates that any additional borrowings would be made through the Operating Partnership, although Post might incur borrowings that would be reloaned to the Operating Partnership. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by any or all of the assets of Post, the Operating Partnership, or any existing or new property owning partnership.

     On February 1, 1995, the Operating Partnership closed a 39-month unsecured revolving line of credit (the "Revolver") in the amount of $180,000,000 with a bank syndicate to provide funding for future construction, acquisitions and general business obligations. On June 7, 1995, the Operating Partnership issued $50,000,000 of notes and, on September 29, 1995, the Operating Partnership issued $50,000,000 of notes. On July 26, 1996, Post closed a $20,000,000 unsecured line of credit with Wachovia Bank of Georgia, N.A., which was fully funded and used to pay down the outstanding balance on the Revolver. In September 1996, the Operating Partnership issued $125,000,000 in senior notes. In January 1997 and March 1997, the Operating Partnership issued $30,000,000 and $50,000,000 in medium term notes, respectively. Post may also determine to issue securities senior to the Post Common Stock, including preferred stock and debt securities (either of which may be convertible into capital stock or be accompanied by warrants to purchase capital stock). The Operating Partnership may also determine to finance acquisitions through the exchange of properties or issuance of additional Units in the Operating Partnership, shares of Post Common Stock or other securities. The ability to offer Units to buyers may result in a beneficial structure for the buyers and may be an advantage for the Operating Partnership, since certain investors may be limited in the number of shares of Post Common Stock that they may purchase.

     The Operating Partnership has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole, but mortgage financing instruments often limit additional indebtedness on such properties.

CONFLICT OF INTEREST POLICIES

     Post has adopted certain policies and entered into certain agreements with Messrs. Williams and Glover designed to eliminate or minimize potential conflicts of interest. Post is subject to certain provisions of Georgia law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all the Post Shareholders.

     Noncompetition Agreements. Each of Messrs. Williams and Glover has entered into a noncompetition agreement with Post. These noncompetition agreements prohibit these individuals from engaging directly or indirectly in the development, operation, management, leasing or landscaping of any non-Post multifamily community for the period of his employment by Post and for two years thereafter.

     Policies Applicable to All Directors of Post. Pursuant to Georgia law (the jurisdiction under which Post is organized), each director will be subject to restrictions on misappropriation of corporate opportunities to himself or his affiliates learned of solely as a result of his service as a member of the Post Board. In addition, under Georgia law, a transaction effected by Post or any entity controlled by Post in which a director or certain related persons and entities of the director has a conflicting interest, as defined thereunder, of such financial significance that it would reasonably be expected to exert an influence on the director's judgment may not be enjoined, set aside or give rise to damages on the grounds of such interest if (a) the transaction is approved, after disclosure of the interest, by the affirmative vote of a majority of the disinterested directors, or by the affirmative vote of a majority of the votes cast by disinterested shareholders, or (b) the transaction is established to have been fair to Post. The Post Board has adopted a policy that all such conflicting interest transactions must be authorized by a majority of the disinterested directors.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     Post has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future, although it has no present intention of repurchasing any of its shares of Post Common Stock. As of August 1, 1997, Post has issued shares of Post Common Stock to holders of Units in the Operating Partnership in connection with all redemptions. As of August 1, 1997, Post has issued shares of Post Common Stock in connection with the formation of Post, the formation transactions, three public offerings, and Post's Employee Stock Plan, Employee Stock Purchase Plan and Dividend Reinvestment and Stock Purchase Plan. Post has no outstanding loans to other entities or persons, including its officers and limited partners. Post may in the future make loans to joint ventures in which it participates in order to meet working capital needs. Post has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has Post invested in the securities of other issuers for the purpose of exercising control. Post intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940.

     At all times, Post intends to make investments in such a manner as to be consistent with the requirements of the Code for Post to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Post Board, with the consent of a majority of the shareholders approving the board's determination, determines that it is no longer in the best interests of Post to qualify as a REIT.

            POLICIES OF COLUMBUS WITH RESPECT TO CERTAIN ACTIVITIES

INVESTMENT POLICIES

     Columbus' investment policies have been determined by the Columbus Board and may be amended or revised from time to time at the discretion of the Columbus Board without a vote of the Columbus Shareholders if it determines in the future that such a change is in the best interests of Columbus and its shareholders.

     Investments in Real Estate or Interests in Real Estate. Columbus' investment objective is to provide quarterly cash distributions, to achieve long-term appreciation through maximization of cash flow and the capital appreciation of its properties from long-term ownership and to manage those properties actively and intensively, thereby seeking to maximize current and long-term income and value. Columbus' policy is to develop and acquire assets consistent with its ownership criteria areas where Columbus believes opportunities exist for attractive investment returns.

     Columbus develops and acquires primarily high quality multifamily residential properties. Columbus' existing properties and properties proposed for acquisition or development are located in Dallas and Houston, Texas; Denver, Colorado; Jackson, Mississippi and elsewhere in the Southwest. There is no limit on the amount or percentage of assets which Columbus may invest in any single property or in any type of asset. Future investments, including the activities described below, are not limited (as to percentage of assets or otherwise) to any geographic area or any specific type of property. Management of Columbus believes that opportunities to develop and acquire high quality income-producing properties in other long-term growth markets within the southwestern United States continue to exist. Columbus may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investment may be subject to existing or future mortgage financing and other indebtedness which have priority over the equity of Columbus.

     Columbus intends to directly manage all of its properties. However, Columbus may employ third party property managers where circumstances warrant such employment.

     Investments in Real Estate Mortgages. While Columbus has emphasized equity real estate investments, it may, in its discretion, invest in mortgage and other real estate interests, including securities of other REITs. However, Columbus does not presently intend to invest to a significant extent in mortgages or securities of other REITs. Columbus may invest in participating or convertible mortgages if it concludes that it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations.

     Securities of or Interest in Persons Primarily Engaged in Real Estate Activities and Other Issues. Subject to the percentage of ownership limitations and gross income tests necessary for qualification as a REIT (see "Certain Federal Income Tax Consequences"), Columbus may invest in securities of concerns engaged in real estate activities or securities of other issuers. Columbus may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). Columbus does not anticipate investing in issuers of securities (other than REITs and to acquire interests in real property) for the purpose of exercising control of acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale.

     Columbus may, but has no present intention to, make investments other than as previously described. At all times, Columbus intends to make investments in a manner consistent with the requirement of the Code to qualify as a REIT unless, because of circumstances or changes in the applicable law, the Columbus Board determines that it is no longer in the best interests of Columbus to qualify as a REIT.

FINANCING POLICIES

     Columbus has established a $170 million credit line (the "Credit Facility") with several lenders as the primary source of acquisition and development capital, with a view towards replacing that debt following acquisition or completion, in the case of a development property, as market conditions warrant, with either long-term fixed rate debt or permanent equity. Columbus' long-term financing also includes a $50 million loan from Nationwide Life Insurance Company which bears interest at a fixed rate of 7.45% and matures in December 2002, with a 25-year principal amortization schedule.

     While Columbus currently intends to continue to use the Credit Facility as its primary source of development financing prior to consummation of the Merger, it may in the future use additional third party secured debt or equity to fund acquisitions and development costs, or to refinance the Credit Facility before maturity when deemed appropriate. Prior to consummation of the Merger and with respect to any development properties, Columbus intends to fund interest payments through additional draws on the various loan sources until such properties are completed and begin to provide sufficient income to satisfy debt service requirements and operating expenses.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     Robert Shaw owns one-third of the outstanding capital stock of Mark Burgess Structural Components, a manufacturer of roof and floor trusses. Since January 1, 1996, Post has paid $1,085,165 to Mark Burgess Structural Components for trusses.


                        AMENDMENT OF EMPLOYEE STOCK PLAN


     If the Merger Agreement is approved by the Post Shareholders and the Columbus Shareholders and the Merger is consummated, the employee stock options held by employees of Columbus will be converted into employee stock options of Post issued under Post's Employee Stock Plan. To accommodate the issuance of such options and to provide additional options to be granted to employees after the Effective Time, the Employee Stock Plan will be amended to increase the shares of Post Common Stock that are reserved for issuance thereunder.

     The proposed amendment of the Employee Stock Plan primarily would increase the number of shares reserved for issuance thereunder from 1,200,000 shares to 3,500,000 shares. The additional shares reserved under the Employee Stock Plan would be available for issuance to employees of Columbus in the Merger and for future issuance by Post. As of August 1, 1997, (i) 98,248 shares of Post Common Stock were reserved for issuance pursuant to options and shares of restricted stock not yet granted under the Employee Stock Plan and (ii) 1,030,440 shares of Post Common Stock were issuable upon the exercise of outstanding options under the Employee Stock Plan.



     Post has adopted the Employee Stock Plan to attract and provide incentives to officers, key employees and directors. The Employee Stock Plan provides for the grant of options to purchase a specified number of shares of Post Common Stock ("Options") or grants of restricted shares of Post Common Stock ("Restricted Stock"). Under the Employee Stock Plan the total number of shares available for grant is equal to 1,200,000 shares of Post Common Stock, of which not more than 550,000 may be grants of Restricted Stock.



     The proposed amendment to the Employee Stock Plan would increase the number of shares reserved for issuance thereunder from 1,200,000 to 3,500,000 shares.



     Participants in the Employee Stock Plan, who may be officers or employees of Post, its subsidiaries or designated affiliates, are selected by the Compensation Committee. Directors of Post are also eligible to participate, but, in the case of directors who are not also employees of Post, only pursuant to automatic grants under a specified formula set forth in the Employee Stock Plan.



     The Options can either be "incentive stock options" that are intended to satisfy the requirements of the Code ("ISOs") or "non-qualified stock option" that are not intended to satisfy such requirements ("NQOs"); provided, however, that employees of the Operating Partnership and directors who are not also employees are eligible only for the grant of NQOs.



     The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3 under the Exchange Act).



     The exercise price for both an ISO and NQO will be no less than the fair market value of the Post Common Stock on the date on which the Option in respect thereof is granted. The exercise price is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of shares of Post Common Stock. The vesting provisions, if any, of the Options and Restricted Stock will be determined by the Compensation Committee. Options granted under the Employee Stock Plan will become fully exercisable upon a Change in Control. A Change in Control means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of Post by a person (not previously possessing such power), acting alone or in conjunction with another, whether through the ownership of Post Common Stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote more than 20% of the outstanding Post Common Stock by any person or by two or more persons acting together except an acquisition from Post or by Post, Post's management or a Post sponsored employee benefit plan, where (x) the term "person" means natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government, and (y) customary agreements with or between underwriters and selling group members with respect to a bona fide public offering of Post Common Stock shall be disregarded for purposes of this definition. An Option also may include a right to surrender the Option for cash or for cash and Post Common Stock subject to the terms and conditions set forth in the Employee Stock Plan. The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.



     The Employee Stock Plan also permits the Compensation Committee to grant shares of Restricted Stock to a participant subject to the terms and conditions imposed by the Compensation Committee. These terms will include a restriction period (the "Restriction Period") during which the shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered and during which such shares are subject to forfeiture if one or more conditions established by the Compensation Committee are not satisfied, unless in either case a Change of Control occurs. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant will have all the rights of a holder of Post Common Stock as to such Restricted Stock including the right to vote the shares and the right to receive any cash distributions. Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination or employment for any reason during the Restriction Period, all shares still subject to restriction will be forfeited by the participant. Further, the Compensation Committee may authorize payment of a cash bonus to a participant who has been granted shares of Restricted Stock to pay all or any portion of such participant's Federal, state and local income and excise tax liability which the Compensation Committee deems attributable to his or her interest in his or her Restricted Stock grant becoming nonforfeitable and, further, to pay such tax liability attributable to such cash bonus.



     THE POST BOARD HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE EMPLOYEE STOCK PLAN AND HAS DETERMINED THAT SUCH AMENDMENT IS IN THE BEST INTEREST OF POST AND THE POST SHAREHOLDERS. ACCORDINGLY, THE POST BOARD UNANIMOUSLY RECOMMENDS THAT THE POST SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PLAN. APPROVAL OF THE EMPLOYEE STOCK PLAN AMENDMENT BY THE POST SHAREHOLDERS IS CONDITIONED UPON APPROVAL OF THE MERGER AGREEMENT AND STOCK ISSUANCE BY THE POST SHAREHOLDERS.

                          POST EXECUTIVE COMPENSATION



SUMMARY COMPENSATION TABLE



     The following table sets forth certain information concerning the compensation paid to Post's Named Executive Officers whose salary and bonus compensation for the year ended December 31, 1996 exceeded $100,000.



                           SUMMARY COMPENSATION TABLE



                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                     ANNUAL COMPENSATION                  AWARDS
                                          ------------------------------------------   -------------
                                                                          OTHER         SECURITIES
                                                                         ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR  SALARY($)  BONUS($)  COMPENSATION(1)   OPTIONS(#)(2)
---------------------------               ----  ---------  --------  ---------------   -------------
John A. Williams........................  1996   $250,000  $103,082     $141,861          21,131
  Chairman of the Board                   1995    225,000   143,640       75,510          36,791
  of Directors and Chief                  1994    225,000   157,500           --          28,640
  Executive Officer
John T. Glover..........................  1996    250,000   103,082       84,524          21,131
  President, Chief                        1995    225,000   143,640       40,374          36,791
  Operating Officer                       1994    225,000   157,500           --          28,640
  and Treasurer
W. Daniel Faulk, Jr.....................  1996    168,000    69,271           --          12,780
  President -- Post                       1995    160,000    87,144           --          22,322
  Apartment Development                   1994    140,000    98,000           --          17,280
Jeffrey A. Harris.......................  1996    168,000    51,088      261,024          10,472
  President -- Post                       1995    130,000    66,394           --          17,005
  Management Services                     1994    100,000    84,000           --          15,280
Timothy A. Peterson.....................  1996    125,000    51,541           --          10,523
  Executive Vice President                1995     90,000    57,456           --          14,716
  Post Corporate Services                 1994     85,000    56,525           --          10,280



---------------



(1) Amounts shown for Messrs. Williams and Glover for 1996 include (i) the cost of tax and financial planning by third parties in the amounts of $73,627 and $40,213, respectively and (ii) personal use of the corporate aircraft in the amounts of $65,421 and $41,497, respectively. The amount shown for Mr. Harris for 1996 includes (i) forgiveness of indebtedness in the amount of $142,857 and (ii) the cost of tax payments related to the forgiveness of such indebtedness in the amount of $115,353. Amounts shown for Messrs. Williams and Glover for 1995 include (i) the cost of tax and financial planning advice by third parties in the amounts of $49,000 and $29,600, respectively and (ii) personal use of the corporate aircraft in the amounts of $25,606 and $9,870, respectively.


(2) Represents options granted to the Named Executive Officers for meeting certain performance goals during the year indicated, but granted in the following year.

OPTION GRANTS TABLE



     The following table sets forth information regarding option grants during fiscal 1996 to each of the Named Executive Officers:



                                 OPTION GRANTS



                                                                                               POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                             VALUE OF ASSUMED
                            ----------------------------------------------------------------   ANNUAL RATE OF STOCK
                               NUMBER OF      PERCENT OF TOTAL                                  PRICE APPRECIATION
                              SECURITIES      OPTIONS GRANTED                                     FOR OPTION TERM
                              UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------
                            OPTIONS GRANTED     FISCAL 1996        PER SHARE         DATE         5%         10%
                            ---------------   ----------------   --------------   ----------   --------   ----------
John A. Williams..........      36,791              15.3%            $32.25       2/22/06      $746,190   $1,890,991
John T. Glover............      36,791              15.3              32.25       2/22/06       746,190    1,890,991
W. Daniel Faulk, Jr.......      22,322               9.3              32.25       2/22/06       452,732    1,147,311
Jeffrey A. Harris.........      17,005               7.1              32.25       2/22/06       344,893      874,026
Timothy A. Peterson.......      14,716               6.1              32.25       2/22/06       298,468      756,376



FISCAL YEAR-END OPTION VALUE TABLE



     The following table sets forth certain information with respect to the value of unexercised in-the-money options held by the Named Executive Officers of the Company at December 31, 1996. No options were exercised by the Named Executive Officers of the Company during 1996.



                         FISCAL YEAR-END OPTION VALUES



                                                      SECURITIES UNDERLYING         VALUE OF
                                                            NUMBER OF             UNEXERCISED
                                                           UNEXERCISED            IN-THE-MONEY
                                                             OPTIONS                OPTIONS
                                                          AT FY-END (#)          AT FY-END ($)
NAME                                                    (ALL EXERCISABLE)     (ALL EXERCISABLE)(1)
----                                                  ---------------------   --------------------
John A. Williams....................................         105,431                $950,048
John T. Glover......................................         105,431                 950,048
W. Daniel Faulk, Jr.................................          65,142                 587,561
Jeffrey A. Harris...................................          47,285                 429,595
Timothy A. Peterson.................................          34,996                 314,418



---------------



(1) Based on a closing price of $40.25 per share of Common Stock on December 31, 1996.



PROFIT SHARING PLAN



     Post has adopted a qualified profit sharing plan for the benefit of employees of Post, its subsidiaries and affiliates. An employee is eligible to share in contributions made under the plan after he has been employed on the first day of a calendar year. Thereafter an employee will share in the contributions, if any, made for each calendar year if he is an employee on the last day of such calendar year. Each participating employee's share of any contribution is (subject to certain limitations for highly compensated employees) based on the ratio that his compensation for such year bears to the compensation of all participating employees for such year. Contributions made on behalf of participating employees are credited to an account under the plan in his name, and his interest in such account begins to vest upon the completion of three years of service as an employee. Upon the completion of three years of service each employee has a 20% vested interest in his account, which continues to vest at a rate of 20% for each year of service such employee completes thereafter. Contributions are made based on a discretionary amount determined by management of Post. The contributions, if any, are made to a trust which is tax exempt. The assets of the trust are invested by the trustee. The plan was amended in 1993 to provide for participation by Messrs. Williams, Glover and Faulk. The Company's contributions to the plan during 1994, 1995, and 1996 were $147,000, $145,000 and $104,000, respectively.

NONCOMPETITION AND EMPLOYMENT CONTRACT



     Each of Messrs. Williams and Glover has entered into noncompetition agreements with Post and the Operating Partnership. These agreements prohibit each individual, subject to certain limited exceptions, from engaging in managerial responsibilities directly or indirectly in the development, operation, management, leasing or landscaping of any multifamily community for the period of his employment by Post and the Operating Partnership or its affiliates, including Post Services, Inc. ("Post Services") and for two years thereafter. Each of Messrs. Williams and Glover has entered into an employment contract with each of Post, the Operating Partnership and Post Services, for a term of five years although each has the right to resign after three years. The contracts provide for annual base compensation of an aggregate of $225,000, subject to any increases in base compensation approved by the Compensation Committee of the Board, of which each of Messrs. Williams and Glover will receive $125,000 from the Operating Partnership, $50,000 from Post Services and $50,000 from Post.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During 1996, Mrs. Crawford (whose term as a Director expired at the 1997 Annual Meeting) and Messrs. Blank and Shaw served as members of the Compensation Committee. No member of the Committee was an officer or employee of Post or any of its subsidiaries during 1996 or any time prior thereto.



COMPENSATION OF DIRECTORS



     Post pays its directors who are not employees of Post fees for their services as directors. Directors receive annual compensation of $12,000 plus a fee of $500 for attendance (in person or by telephone) at each meeting of the Board of Directors, but not for committee meetings. Directors are reimbursed for all out-of-pocket expenses incurred in attending all Board and committee meetings.



     Messrs. French, Parker and Shaw, upon joining the Board of Directors, each received an initial grant of options to purchase 361 shares of Common Stock and, on December 31, 1994, 1995 and 1996, each received a grant of options to purchase 318, 314 and 248 shares of Common Stock, respectively. Messrs. Blank and Bloom, upon joining the Board of Directors, each received an initial grant of options to purchase 314 shares of Common Stock and, on December 31, 1995 and 1996, each received a grant of options to purchase 314 and 248 shares of Common Stock, respectively. Historically, each director who was serving as such on December 31 of each year and who had served as such for more than one year, on each December 31, automatically received a grant of options to purchase that number of shares of Common Stock determined by dividing $10,000 by the fair market value per share of the Common Stock on the date of grant of such option at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant of such option. As of February 20, 1997, each director who is serving as such on December 31 of each year and who has served as such for more than one year will, on each December 31, automatically receive a grant of options to purchase 1,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant of such option. In the event of a change of control of Post, the Board may unilaterally cancel a director's option to purchase Common Stock as of any date to the extent then unexercised after advance written notice to each affected director.

        COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS



     The following table sets forth the beneficial ownership of shares of Common Stock as of August 30, 1997 for (i) directors of the Company, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person who is a shareholder of the Company holding more than a 5% interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power. The number of shares of Common Stock represents (a) the number of shares of Common Stock the person beneficially owns plus (b) the number of shares of Common Stock issuable upon exercise of currently outstanding options plus (c) the number of shares of Common Stock into which Units of limited partnership interests in Post Apartment Homes, L.P. ("Units") beneficially owned by the person are redeemable (if the Company elects to issue shares of Common Stock rather than pay cash upon such redemption).



                                                                 NUMBER
                                                                OF SHARES
                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNED       PERCENT OF CLASS(1)
------------------------------------                          -------------   -------------------
DIRECTORS AND EXECUTIVE OFFICERS
John A. Williams(2).........................................    2,894,649            11.9%
John T. Glover(3)...........................................    1,131,369             4.9%
W. Daniel Faulk, Jr.(4).....................................      210,420              *
Jeffrey A. Harris(5)........................................       76,382              *
Timothy A. Peterson(6)......................................       36,216              *
  3350 Cumberland Circle, N.W.,
  Suite 2200
  Atlanta, Georgia 30339
Arthur M. Blank(7)..........................................       21,277              *
  2727 Paces Ferry Road
  11th Floor
  Atlanta, Georgia 30339
Herschel M. Bloom(8)........................................        8,605              *
  191 Peachtree Street
  Atlanta, Georgia 30303
Russell R. French(9)........................................        6,752              *
  9 North Parkway Square
  4200 Northside Parkway
  Atlanta, Georgia 30327
William A. Parker, Jr.(10)..................................      278,704             1.2%
  1900 Garraux Woods Road, N.W.
  Atlanta, Georgia 30327
J.C. Shaw(11)...............................................      171,227              *
  721 West Avenue
  Cartersville, Georgia 30120
All executive officers and directors as a group (23             5,191,257            20.0%
  persons)(12)..............................................

OTHER FIVE PERCENT SHAREHOLDERS
Cohen & Steers Capital Management, Inc.(13).................    2,105,400             9.6%
Franklin Resources, Inc.(14)................................    1,390,575             6.3%
LaSalle Advisors Limited Partnership(15)....................    1,365,573             6.2%
Brown Capital Management(16)................................    1,176,807             5.4%



---------------



   * Less than 1%.

 (1) Based on an aggregate of 22,126,330 shares of Common Stock issued and outstanding as of August 30, 1997. Units are redeemable for Common Stock or cash, at the option of the Company. Assumes that all options beneficially owned by the person are exercised and all Units beneficially owned by the person are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised and none of the Units beneficially owned by other persons are redeemed for shares of Common Stock.


 (2) Includes (i) 105,431 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 204,106 shares of Common Stock issuable upon redemption of Units owned by Mr. Williams, (iii) 1,589,625 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Williams through control of certain limited partnerships and (iv) 209,839 shares of Common Stock (of which Mr. Williams has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Williams through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John T. Glover). Does not include 21,131 shares of Common Stock issuable upon exercise of outstanding stock options which become exercisable when the market price of the Common Stock maintains a certain level.


 (3) Includes (i) 105,431 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 68,890 shares of Common Stock issuable upon redemption of Units owned by Mr. Glover, (iii) 405,426 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of certain limited partnerships, (iv) 11,189 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover as trustee of a trust for the benefit of Mr. Williams' family, (v) 209,839 shares of Common Stock (of which Mr. Glover has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John A. Williams) and (vi) 1,100 shares deemed beneficially owned by Mr. Glover as Trustee for the John A. Williams 1986 Trust. Does not include 21,131 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.


 (4) Includes (i) 65,142 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 142,560 shares of Common Stock issuable upon redemption of Units owned by Mr. Faulk and (iii) 1,590 shares of Common Stock issuable upon redemption of Units owned by Mr. Faulk's children. Does not include 12,780 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.


 (5) Includes (i) 300 shares of Common Stock owned by Mr. Harris' children, (ii) 47,285 shares of Common Stock issuable upon exercise of outstanding stock options and (iii) 1,396 shares of Common Stock issuable upon redemption of Units owned by Mr. Harris. Does not include 10,472 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.


 (6) Includes 34,996 shares of Common Stock issuable upon exercise of outstanding stock options. Does not include 10,523 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.


 (7) Includes 876 shares of Common Stock issuable upon exercise of outstanding stock options.


 (8) Includes 876 shares of Common Stock issuable upon exercise of outstanding stock options.


 (9) Includes (i) 1,241 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) 383 shares of Common Stock held by Mr. French's spouse.


(10) Includes (i) 1,241 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 41,000 shares of Common Stock deemed beneficially owned by Mr. Parker as co-trustee of the J. Bulow Campbell Foundation, (iii) 5,524 shares of Common Stock deemed beneficially owned by Mr. Parker as a director of the Atlantic Investment Company, (iv) 48,949 shares of Common Stock issuable upon redemption of Units owned by Mr. Parker, (v) 94,712 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Parker as a general partner of a general partnership, (vi) 48,949 shares of Common Stock issuable upon redemption of Units owned by Mr. Parker's spouse, and (vii) 50,380 shares of Common Stock issuable upon redemption of Units held by a trust for the benefit of Mr. Parker's spouse.

(11) Includes 248 shares of Common Stock issuable upon exercise of outstanding stock options.


(12) Represents (i) 1,395,603 shares of Common Stock beneficially owned by such directors and executive officers, (ii) 648,716 shares of Common Stock issuable upon the exercise of stock options beneficially owned by such directors and executive officers, and (iii) 3,146,938 shares of Common Stock issuable upon redemption of Units beneficially owned by such directors and executive officers. Does not include 147,262 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.


(13) This information is included in reliance upon a Schedule 13G filed by Cohen & Steers Capital Management, Inc. ("Cohen & Steers") with the Securities and Exchange Commission (the "Commission") on February 7, 1997. Cohen & Steers has sole voting power over 1,795,400 shares of Common Stock and sole dispositive power over 2,105,400 shares of Common Stock. Cohen & Steers' address is 757 Third Avenue, New York, New York 10017.


(14) Represents shares of Common Stock owned by open or closed-end investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. ("Franklin"), a corporation in which Charles B. Johnson and Rupert H. Johnson, Jr. are affiliates, as follows: (i) 1,047,400 shares of Common Stock held by Templeton Global Advisors Limited ("Global"), as to which Global has sole voting and dispositive power, (ii) 203,375 shares of Common Stock held by Templeton Investment Management Limited ("Templeton Investment"), as to which Templeton Investment has sole voting and dispositive power, (iii) 125,000 shares of Common Stock held by Franklin Advisers, Inc. ("Advisers"), as to which Advisers has sole voting and dispositive power and (iv) 14,800 shares of Common Stock held by Templeton Investment Management (Australia) Limited ("Management Australia"), as to which Management Australia has sole voting and dispositive power. This information is included in reliance upon a Schedule 13G filed by Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. with the Commission on February 13, 1997. The address of Franklin and Messrs. Johnson and Johnson is 777 Mariners Island Blvd., San Mateo, CA 94404.


(15) Represents shares of Common Stock owned by LaSalle Advisors Limited Partnership ("LaSalle") and certain affiliates of LaSalle, as follows: (i) 772,098 shares of Common Stock held by LaSalle, as to which LaSalle shares voting power with respect to 142,448 shares of Common Stock, has sole voting and dispositive power with respect to 379,050 shares of Common Stock, and shared dispositive power with respect to 393,048 shares of Common Stock, (ii) 593,476 shares of Common stock held by ABKB/LaSalle Securities Limited Partnership ("ABKB"), as to which ABKB has sole voting and dispositive power with respect to 126,450 shares of Common Stock, shared voting power with respect to 374,649 shares of Common Stock, and shared dispositive power with respect to 467,025 shares of Common Stock,
     (iii) 1,365,573 shares of Common Stock held by William K. Morrill, Jr. as an employee of both ABKB and LaSalle, as to which Mr. Morrill has sole voting as dispositive power with respect to 505,500 shares of Common Stock, shared voting power with respect to 517,097 shares of Common Stock, and shared dispositive power with respect to 860,073 shares of Common Stock and
     (iv) 1,365,573 shares of Common Stock held by Keith R. Pauley as an employee of both ABKB and LaSalle, as to which Mr. Pauley has sole voting as dispositive power with respect to 505,500 shares of Common Stock, shared voting power with respect to 517,097 shares of Common Stock, and shared dispositive power with respect to 860,073 shares of Common Stock. This information is included in reliance upon a Schedule 13G filed by LaSalle with the Commission on February 14, 1997. The address of LaSalle, ABKB and Messrs. Morrill and Pauley is 11 South LaSalle Street, Chicago, Illinois 60603.


(16) This information is included in reliance upon a Schedule 13G filed by Brown Capital Management ("Brown") with the Commission on February 4, 1997. Brown's address is unavailable.

                                    EXPERTS

     The consolidated financial statements of Post Properties, Inc. incorporated in this Joint Proxy Statement/Prospectus by reference to Post's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of Columbus as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in Columbus' 1996 Annual Report on Form 10-K, as amended by Form 10-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.


                                 LEGAL OPINIONS


     The legality of the shares of Post Common Stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Post by King & Spalding, Atlanta, Georgia. Herschel M. Bloom, a member of King & Spalding, is a director of Post. Certain legal matters in connection with the Merger will be passed on for Columbus by Winstead Sechrest & Minick, P.C., Dallas, Texas and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                             SHAREHOLDER PROPOSALS

     Any proposals by Post Shareholders to be presented at Post's 1998 Annual Meeting of Shareholders must be received by Post no later than December 12, 1997 in order to be included in Post's proxy materials relating to the meeting. Any proposals by Columbus Shareholders to be presented at Columbus' 1998 Annual Meeting of Shareholders, assuming that the Merger is not consummated by January 31, 1998, must be received by Columbus no later than November 25, 1997 in order to be included in Columbus' proxy materials relating to the meeting.

                                 OTHER MATTERS

     The Post Board does not intend to bring any matter before the Post Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the Post Special Meeting by others. If, however, any other matters properly come before the Post Special Meeting, it is the intention of the proxy holders to vote such proxy in accordance with the decision of a majority of the Post Board.

     The Columbus Board does not intend to bring any matter before the Columbus Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the Columbus Special Meeting by others. If, however, any other matters properly come before the Columbus Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the Columbus Board.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 1, 1997,

                                  BY AND AMONG

                             POST PROPERTIES, INC.

                             POST LP HOLDINGS, INC.

                                      AND

                             COLUMBUS REALTY TRUST

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I -- THE MERGER........................................................   A-5
  SECTION  1.1     The Merger..................................................   A-5
  SECTION  1.2     Closing.....................................................   A-5
  SECTION  1.3     Effective Time..............................................   A-6
  SECTION  1.4     Effects of the Merger.......................................   A-6
  SECTION  1.5     Articles of Incorporation and Bylaws........................   A-6
  SECTION  1.6     Board of Directors..........................................   A-6
  SECTION  1.7     Officers....................................................   A-6
ARTICLE II -- EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
              CORPORATIONS; EXCHANGE OF CERTIFICATES...........................   A-6
  SECTION  2.1     Effect on Capitalization....................................   A-6
           2.1.1   Cancellation of Treasury Stock..............................   A-6
           2.1.2   Conversion of Common Shares.................................   A-6
           2.1.3   Shares of Acquiror Common Stock.............................   A-7
           2.1.4   Shares of Merger Sub........................................   A-7
  SECTION  2.2     Exchange of Certificates....................................   A-7
           2.2.1   Exchange Agent..............................................   A-7
           2.2.2   Acquiror To Provide Merger Consideration....................   A-7
           2.2.3   Exchange Procedure..........................................   A-7
           2.2.4   Record Dates for Final Dividends; Distributions with Respect
                   to Unexchanged Shares.......................................   A-8
           2.2.5   No Further Ownership Rights in Common Shares................   A-8
           2.2.6   No Liability................................................   A-8
           2.2.7   No Fractional Shares........................................   A-9
           2.2.8   Withholding Rights..........................................   A-9
ARTICLE III -- REPRESENTATIONS AND WARRANTIES..................................   A-9
  SECTION  3.1     Representations and Warranties of the Company...............   A-9
           3.1.1   Organization, Standing and Power of the Company.............   A-9
           3.1.2   Company Subsidiaries........................................   A-9
           3.1.3   Capital Structure...........................................  A-10
           3.1.4   Authority; Noncontravention; Consents.......................  A-10
           3.1.5   SEC Documents; Financial Statements; Undisclosed
                   Liabilities.................................................  A-11
           3.1.6   Absence of Certain Changes or Events........................  A-12
           3.1.7   Litigation..................................................  A-12
           3.1.8   Properties..................................................  A-12
           3.1.9   Environmental Matters.......................................  A-14
           3.1.10  Related Party Transactions..................................  A-14
           3.1.11  Absence of Changes in Benefit Plans; ERISA Compliance.......  A-14
           3.1.12  Taxes.......................................................  A-16
           3.1.13  No Payments to Employees, Officers or Trust Managers........  A-16
           3.1.14  Brokers; Schedule of Fees and Expenses......................  A-16
           3.1.15  Compliance with Laws........................................  A-17
           3.1.16  Contracts; Debt Instruments.................................  A-17
           3.1.17  State Takeover Statutes.....................................  A-17
           3.1.18  Registration Statement; Proxy Statement.....................  A-17
           3.1.19  Hart-Scott-Rodino Antitrust Improvements Act of 1976........  A-18
           3.1.20  Vote Required...............................................  A-18
           3.1.21  Opinion of Financial Advisor................................  A-18
           3.1.22  Investment Company Act of 1940..............................  A-18

                                                                                 PAGE
                                                                                 ----
           3.1.23  Insurance...................................................  A-18
           3.1.24  The Company's Rights Agreement..............................  A-18
  SECTION  3.2     Representations and Warranties of Acquiror..................  A-18
           3.2.1   Organization, Standing and Corporate Power of Acquiror and
                   Merger Sub..................................................  A-18
           3.2.2   Acquiror Subsidiaries.......................................  A-18
           3.2.3   Capital Structure...........................................  A-19
           3.2.4   Authority; Noncontravention; Consents.......................  A-19
           3.2.5   SEC Documents; Financial Statements; Undisclosed
                   Liabilities.................................................  A-20
           3.2.6   Absence of Certain Changes or Events........................  A-21
           3.2.7   Litigation..................................................  A-21
           3.2.8   Properties..................................................  A-22
           3.2.9   Environmental Matters.......................................  A-22
           3.2.10  Absence of Changes in Benefit Plans; ERISA Compliance.......  A-23
           3.2.11  Taxes.......................................................  A-24
           3.2.12  No Payments to Employees, Officers or Directors.............  A-24
           3.2.13  Brokers; Schedule of Fees and Expenses......................  A-24
           3.2.14  Compliance with Laws........................................  A-25
           3.2.15  Contracts; Debt Instruments.................................  A-25
           3.2.16  State Takeover Statutes.....................................  A-25
           3.2.17  Registration Statement; Proxy Statement.....................  A-25
           3.2.18  Hart-Scott-Rodino Antitrust Improvements Act of 1976........  A-25
           3.2.19  Vote Required...............................................  A-25
           3.2.20  Opinion of Financial Advisor................................  A-25
           3.2.21  Investment Company Act of 1940..............................  A-25
           3.2.22  Insurance...................................................  A-26
           3.2.23  Interim Operations of Merger Sub............................  A-26
ARTICLE IV -- COVENANTS........................................................  A-26
  SECTION  4.1     Conduct of Business by the Company..........................  A-26
  SECTION  4.2     Conduct of Business by Acquiror.............................  A-28
  SECTION  4.3     Other Actions...............................................  A-29
ARTICLE V -- ADDITIONAL COVENANTS..............................................  A-29
  SECTION  5.1     Preparation of the Registration Statement and the Proxy
                   Statement; Company Shareholders Meeting and Acquiror
                   Shareholders Meeting........................................  A-29
  SECTION  5.2     Access to Information: Confidentiality......................  A-31
  SECTION  5.3     Commercially Reasonable Efforts; Notification...............  A-31
  SECTION  5.4     Affiliates..................................................  A-32
  SECTION  5.5     Tax Treatment...............................................  A-32
  SECTION  5.6     Acquiror Board of Directors.................................  A-32
  SECTION  5.7     No Solicitation of Transactions by the Company..............  A-32
  SECTION  5.8     No Solicitation of Transactions by Acquiror.................  A-32
  SECTION  5.9     Public Announcements........................................  A-33
  SECTION  5.10    Listing.....................................................  A-33
  SECTION  5.11    Letters of Accountants......................................  A-33
  SECTION  5.12    Transfer and Gains Taxes....................................  A-33
  SECTION  5.13    Benefit Plans and Other Employee Arrangements...............  A-34
           5.13.1  Benefit Plans...............................................  A-34
           5.13.2  Stock Incentive Plan........................................  A-34
           5.13.3  Cooperation.................................................  A-34
  SECTION  5.14    Indemnification; Directors' and Officers' Insurance.........  A-34
  SECTION  5.15    The Company Rights Plan.....................................  A-36

                                                                                 PAGE
                                                                                 ----
ARTICLE VI -- CONDITIONS PRECEDENT.............................................  A-36
  SECTION  6.1     Conditions to Each Party's Obligation To Effect the
                   Merger......................................................  A-36
           6.1.1   Shareholder Approvals.......................................  A-36
           6.1.2   Listing of Shares...........................................  A-36
           6.1.3   Registration Statement......................................  A-36
           6.1.4   No Injunctions or Restraints................................  A-36
           6.1.5   Related Transactions........................................  A-36
  SECTION  6.2     Conditions to Obligations of Acquiror and Merger Sub........  A-37
           6.2.1   Representations and Warranties..............................  A-37
           6.2.2   Performance of Obligations of the Company...................  A-37
           6.2.3   Material Adverse Change.....................................  A-37
           6.2.4   Opinions Relating to REIT...................................  A-37
           6.2.5   Other Tax Opinion...........................................  A-37
           6.2.6   Consents....................................................  A-37
  SECTION  6.3     Conditions to Obligations of the Company....................  A-37
           6.3.1   Representations and Warranties..............................  A-37
           6.3.2   Performance of Obligations of Acquiror......................  A-38
           6.3.3   Material Adverse Change.....................................  A-38
           6.3.4   Opinion Relating to REIT Status.............................  A-38
           6.3.5   Other Tax Opinion...........................................  A-38
           6.3.6   Consents....................................................  A-38
ARTICLE VII -- BOARD ACTIONS...................................................  A-38
  SECTION  7.1     Company Board Actions.......................................  A-38
  SECTION  7.2     Acquiror Board Actions......................................  A-39
ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER..............................  A-39
  SECTION  8.1     Termination.................................................  A-39
  SECTION  8.2     Expenses....................................................  A-40
  SECTION  8.3     Effect of Termination.......................................  A-43
  SECTION  8.4     Amendment...................................................  A-43
  SECTION  8.5     Extension; Waiver...........................................  A-43
ARTICLE IX -- DEFINITIONS AND CONSTRUCTION.....................................  A-43
  SECTION  9.1     Certain Definitions.........................................  A-43
  SECTION  9.2     Rules of Construction.......................................  A-47
ARTICLE X -- GENERAL PROVISIONS................................................  A-48
  SECTION  10.1    Nonsurvival of Representations and Warranties...............  A-48
  SECTION  10.2    Notices.....................................................  A-48
  SECTION  10.3    Counterparts................................................  A-49
  SECTION  10.4    Entire Agreement; No Third-Party Beneficiaries..............  A-49
  SECTION  10.5    Governing Law...............................................  A-49
  SECTION  10.6    Assignment..................................................  A-49
  SECTION  10.7    Enforcement.................................................  A-49
  SECTION  10.8    Severability................................................  A-50

EXHIBITS:

                                                                                    PAGE
                                                                                    ----
A                     Form of Affiliates Letter...................................  A-52

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 1, 1997 is made and entered into by and among Post Properties, Inc., a Georgia corporation ("Acquiror"), Post LP Holdings, Inc., a Georgia corporation and a direct wholly owned subsidiary of Acquiror ("Merger Sub"), and Columbus Realty Trust, a Texas real estate investment trust (the "Company").

                                R E C I T A L S

     A. Certain capitalized terms used herein shall have the meanings assigned to them in SECTION 9.1.

     B. The respective Boards of Directors of Acquiror and Merger Sub and the Board of Trust Managers of the Company have approved the merger of the Company with and into Merger Sub, Acquiror's direct wholly owned subsidiary, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share of beneficial interest, par value $.01 per share, of the Company (the "Common Shares") will be converted into the right to receive the Merger Consideration.

     C. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     D. For federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Simultaneously with the execution of this Agreement, Armada Homes, Inc., a subsidiary of the Company ("Armada"), Robert L. Shaw ("Shaw"), Will Cureton ("Cureton"), John A. Williams ("Williams") and John T. Glover ("Glover") have entered into a Stock Purchase Agreement (the "Armada Stock Purchase Agreement") providing for the sale by Shaw and Cureton of all the issued and outstanding voting stock of Armada owned by Shaw and Cureton to Williams and Glover.

     F. Simultaneously with the execution of this Agreement, Addison Circle Access, Inc., a subsidiary of the Company ("Addison"), Shaw, Cureton, Williams and Glover have entered into a Stock Purchase Agreement (the "Addison Stock Purchase Agreement") and together with the Armada Stock Purchase Agreement, the "Stock Purchase Agreements") providing for the sale by Shaw and Cureton of all the issued and outstanding voting stock of Addison owned by Shaw and Cureton to Williams and Glover.

     G. The transactions contemplated by this Agreement, the Stock Purchase Agreements and the other agreements and documents contemplated hereby, including, without limitation, the Merger, shall be referred to collectively in this Agreement as the "Transactions."

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Real Estate Investment Trust Act and the Georgia Business Corporation Code (collectively, the "Governing Laws"), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity (the "Surviving Company") and shall succeed to and assume all the rights and obligations of the Company in accordance with the Governing Laws. At the election of Acquiror, any other direct subsidiary of Acquiror acceptable to the Company in its reasonable judgment may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.2 CLOSING. The closing of the Merger will take place at 10:00 a.m., local time, on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in SECTIONS 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in ARTICLE VI (the "Closing Date"), at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, unless another date or place is agreed to by the parties hereto.

     SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VI, the parties shall file the articles of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the Governing Laws and shall make all other filings or recordings required under the Governing Laws. The Merger shall become effective upon the filing of the Articles of Merger with the office of the County Clerk of Dallas County, Texas and the office of the Secretary of State of the State of Georgia (the "Applicable Bodies"), or at such later time which Acquiror, Merger Sub and the Company have agreed upon and designated in such filings in accordance with the Governing Laws (the time the Merger becomes effective being the "Effective Time"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

     SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Governing Laws.

     SECTION 1.5 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until duly amended in accordance with applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, until duly amended in accordance with applicable law.

     SECTION 1.6 BOARD OF DIRECTORS. The Board of Directors of Merger Sub immediately prior to the Effective Time shall be the Board of Directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 EFFECT ON CAPITALIZATION. By virtue of the Merger and without any action on the part of the holder of any shares of Common Shares or the holder of any shares of capital stock of Acquiror:

          2.1.1 CANCELLATION OF TREASURY STOCK. As of the Effective Time, any shares of capital stock of the Company that are owned by the Company or any Company Subsidiary shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

          2.1.2 CONVERSION OF COMMON SHARES. Upon the Effective Time, each issued and outstanding share of Common Shares (other than any shares to be canceled in accordance with SECTION 2.1.1) shall be converted into the right to receive from Acquiror .615 (six hundred fifteen one-thousandths) of a fully paid and nonassessable share of Acquiror Common Stock (the "Exchange Ratio"). As of the Effective Time, all Common Shares shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with SECTION 2.2.3, certificates representing the shares of Acquiror Common Stock required to be delivered under this SECTION 2.1.2 and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "Merger Consideration") as set forth in
     SECTION 2.2.7, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.2.4, in each case without interest and less any required withholding taxes. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Common Shares), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Common Shares occurring after the date hereof and prior to the Effective Time.

          2.1.3 SHARES OF ACQUIROR COMMON STOCK. Upon the Effective Time, each share of Acquiror Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of validly issued, fully paid and nonassessable Acquiror Common Stock.

          2.1.4 SHARES OF MERGER SUB. Upon the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Company.

     SECTION 2.2  EXCHANGE OF CERTIFICATES.

          2.2.1 EXCHANGE AGENT. Prior to the Effective Time, Acquiror shall appoint, or shall cause to be appointed, Wachovia Bank of North Carolina or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding Common Shares.

          2.2.2 ACQUIROR TO PROVIDE MERGER CONSIDERATION. Acquiror shall provide, or shall cause to be provided, to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Common Shares, shares of Acquiror Common Stock issuable (the "Exchange Fund") in exchange for the issued and outstanding shares of Common Shares pursuant to SECTION 2.1.2 and the cash payable in respect of fractional shares pursuant to SECTION 2.2.7.

          2.2.3 EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to SECTION 2.1.2 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Shares theretofore represented by such Certificate shall have been converted pursuant to
     SECTION 2.1.2 and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.2.4, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Shares which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this SECTION 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Shares theretofore represented by such Certificate shall have been converted pursuant to SECTION 2.1.2, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.2.4. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to SECTION 2.2.4 or SECTION 2.2.7.

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

          2.2.4 RECORD DATES FOR FINAL DIVIDENDS; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

             (i) To the extent necessary to satisfy the requirements of SECTION 857(A)(1) of the Code for the taxable year of the Company ending at the Effective Time, the Company shall declare a dividend (the "Final Company Dividend") to holders of Common Shares, the record date for which shall be close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit the Company to satisfy such requirements. If the Company determines it necessary to declare the Final Company Dividend, it shall notify Acquiror at least ten (10) days prior to the date for the Company Shareholders Meeting, and Acquiror shall declare a dividend per share to holders of Acquiror Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final Company Dividend per share of Common Shares paid by the Company by (y) the Exchange Ratio. The dividends payable hereunder to holders of Common Shares shall be paid upon presentation of the certificates of Common Shares for exchange in accordance with this
        ARTICLE II, and shall be payable solely from the separate funds of the Company, which shall be provided to the Exchange Agent on or before the Effective Time for this purpose.

             (ii) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to SECTION 2.2.7, in each case, until the surrender of such Certificate in accordance with this ARTICLE II. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Acquiror Common Stock to which such holder is entitled pursuant to SECTION 2.2.7 and (ii) if such Certificate is exchangeable for one or more whole shares of Acquiror Common Stock, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Common Stock.

          2.2.5 NO FURTHER OWNERSHIP RIGHTS IN COMMON SHARES. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this ARTICLE II (and any cash paid pursuant to SECTION 2.2.7) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates; provided, however, that the Company shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of the Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or Acquiror for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

          2.2.6 NO LIABILITY. None of Acquiror, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to Acquiror, upon demand, and any holders of Certificates who have not theretofore complied with SECTION 2.2.3 shall thereafter look only to Acquiror for delivery of the Merger Consideration and any unpaid dividends, subject to applicable escheat and other similar laws.

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

          2.2.7 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of shares of Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, upon surrender of such holder's Certificates in accordance with SECTION 2.2.3, a cash payment in lieu of such fractional shares of Acquiror Common Stock equal to the fractional proportion of the arithmetic mean of the closing sales price of a share of Acquiror Common Stock on the NYSE over the ten
     (10) trading days immediately preceding the Closing Date.

          2.2.8 WITHHOLDING RIGHTS. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as Acquiror or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by Acquiror or the Exchange Agent, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquiror and Merger Sub as follows:

          3.1.1 ORGANIZATION, STANDING AND POWER OF THE COMPANY. The Company is a real estate investment trust duly organized and validly existing under the laws of Texas and has the requisite power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has delivered to Acquiror complete and correct copies of its Amended and Restated Declaration of Trust, as amended (the "Company's Charter") and Amended and Restated Bylaws, as amended to the date of this Agreement (the "Company's Bylaws").

          3.1.2 COMPANY SUBSIDIARIES. SCHEDULE 3.1.2 to the Company Disclosure Letter sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth on SCHEDULE 3.1.2 to the Company Disclosure Letter, (A) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable, are owned by the Company or by another Company Subsidiary free and clear of all Liens, other restrictions and limitations on voting rights and (B) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by the Company, by another Company Subsidiary, or by the Company and another Company Subsidiary, or by two or more Company Subsidiaries free and clear of all Liens, other restrictions and limitations on voting rights. Except for the capital stock of or other equity or ownership interests in the Company Subsidiaries, and except as set forth on SCHEDULE 3.1.2 to the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or ownership interest in any Person. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. Copies of the Articles of Incorporation, Bylaws, organization documents and partnership and joint venture agreements of each Company Subsidiary, as amended to the date of this Agreement, have been previously delivered to Acquiror.

          3.1.3 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Common Shares and 10,000,000 shares of Preferred Shares, of which 500,000 shares have been classified as Series A Junior Participating Preferred Stock and the remaining 9,500,000 shares remain unclassified. On the date hereof, (i) 13,409,642 shares of Common Shares and no shares of Preferred Shares were issued and outstanding, (ii) 900 shares of Common Shares were held by the Company in its treasury, (iii) 260,000 shares of Common Shares were issuable under the Company's employee benefit or incentive plans pursuant to awards granted by the Company (the "Company Employee Stock Plans"), (iv) 1,940,000 shares of Common Shares were issuable upon exercise of outstanding options (the "Company Options") to purchase Common Shares, (v) 937,496 shares of Common Shares were reserved for issuance pursuant to the Company's Amended and Restated Dividend Reinvestment Share Purchase Plan and (vi) 83,898 shares of Common Shares were reserved for issuance pursuant to the Company's Employee Share Purchase Plan. On the date of this Agreement, except as set forth in this
     SECTION 3.1.3 or in SCHEDULE 3.1.3 to the Company Disclosure Letter, no shares of beneficial interest or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company has no outstanding stock appreciation rights relating to the beneficial shares of interest of the Company. All outstanding beneficial shares of interest of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except (A) as set forth above in this SECTION 3.1.3, (B) as set forth in
     SCHEDULE 3.1.3 to the Company Disclosure Letter or (C) as otherwise permitted under SECTION 4.1, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Company or a Company Subsidiary). Except as set forth on SCHEDULE
     3.1.3 to the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any beneficial shares of interest of the Company or any capital stock, voting securities or other ownership interests in any Company Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Company Subsidiary).

          3.1.4 AUTHORITY; NONCONTRAVENTION; CONSENTS. The Company has the requisite power and authority to enter into this Agreement and, subject to approval of this Agreement by the vote of the holders of the Common Shares required to approve this Agreement and the Transactions (the "Company Shareholder Approvals"), to consummate the Transactions to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions to which the Company is a party have been duly authorized by all necessary action on the part of the Company and no other action or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Transactions, subject to approval of this Agreement pursuant to the Company Shareholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in SCHEDULE 3.1.4 to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not,

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

     and the consummation of the Transactions to which the Company is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Company's Charter and the Company's Bylaws, or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that either individually or in the aggregate would not (x) have a Material Adverse Effect or (y) materially delay or prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing with the SEC of (x) a joint proxy statement relating to the Company Shareholder Approvals and the Acquiror Shareholder Approvals of the Transactions (as amended or supplemented from time to time, the "Proxy Statement") and (y) such reports under Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Articles of Merger with the Applicable Bodies, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in SCHEDULE 3.1.4 to the Company Disclosure Letter, (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or
     (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect.

          3.1.5  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED
     LIABILITIES. The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC (the "Company SEC Documents"). All of the Company SEC Documents (other than preliminary material or material which was subsequently amended), as of their respective filing dates, complied, or will comply, as the case may be, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing and effectiveness contained, or will contain, as the case may be, any untrue statement of a material fact or omitted, or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later Company SEC Documents. The consolidated financial statements of the Company included in the Company SEC Documents complied, or will comply, as the case may be, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared, or will be prepared, as the case may be, in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will present, as the case may be, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not or are not expected to be material in amount). The audited financial statements of the unconsolidated

     Company Subsidiaries previously delivered to Acquiror (the "Unconsolidated Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of such Company Subsidiaries, taken as a whole, as of the dates thereof, and the results of their respective operations and cash flows for the periods then ended. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, in the Unconsolidated Company Financial Statements, or in SCHEDULE 3.1.5 to the Company Disclosure Letter, and except for liabilities and obligations incurred since the Financial Statement Date in the ordinary course of business and consistent with past practice, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or of any unconsolidated Company Subsidiary or in the notes thereto and which, individually or in the aggregate, would have a Material Adverse Effect.

          3.1.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in
     SCHEDULE 3.1.6 to the Company Disclosure Letter, since the date of the most recent financial statements included in the Company SEC Documents (the "Financial Statement Date") to the date of this Agreement, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Material Adverse Effect (a "Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Change, (ii) except for (x) regular quarterly dividends not in excess of $.395 per share of Common Shares with customary record and payment dates and (y) the payment of a preferred share purchase right dividend pursuant to the Rights Agreement between the Company and BankBoston, N.A., dated May 23, 1997 (the "Rights Agreement"), any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's beneficial interests, other than any dividend required to be paid pursuant to SECTION 2.2.4, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Company Subsidiary except as permitted by SECTION 4.1 after the date hereof, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have or is reasonably likely to have a Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as required by a change in GAAP.

          3.1.7 LITIGATION. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 3.1.7 to the Company Disclosure Letter, there is no suit, action or proceeding pending, threatened in writing or to the Knowledge of the Company otherwise threatened against or affecting the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect or (B) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary or any of their respective properties or assets having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

        3.1.8  PROPERTIES.

             (i) The Company or one of the Company Subsidiaries owns fee simple title (or where indicated, leasehold estate) to each of the real properties identified in SCHEDULE 3.1.8 to the Company Disclosure Letter (the "Company Properties"), except as listed on SCHEDULE 3.1.8 to the Company Disclosure Letter, which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). The Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy (collectively, "Property Restrictions"), except for

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

        (A) Encumbrances and Property Restrictions set forth in SCHEDULE 3.1.8 to the Company Disclosure Letter, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property, (C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Acquiror and listed in the Company Disclosure Letter), and (D) mechanics', carriers', workmens', repairmens' and materialmens' liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect. Except as provided in SCHEDULE 3.1.8 to the Company Disclosure Letter, valid policies of title insurance have been issued insuring the Company's or the applicable Company Subsidiaries' fee simple title or leasehold estate to the Company Properties in amounts at least equal to the value of such Company Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the Company Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided in SCHEDULE 3.1.8 to the Company Disclosure Letter, (A) the Company has no Knowledge that any material certificate, permit or license, from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful access to and from any of the Company Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any such certificate, permit or license and (B) none of the Company or the Company Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially affecting any portion of any of the Company Properties issued by any Governmental Entity. Except as provided in SCHEDULE 3.1.8 to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. Except as provided in SCHEDULE 3.1.8 to the Company Disclosure Letter, all work to be performed, payments to be made and actions to be taken by the Company or the Company Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to the Company Properties (e.g. local improvement district, road improvement district, environmental mitigation) has been performed, paid or taken, as the case may be, and the Company has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

             (ii) All properties currently under development or construction by the Company or the Company Subsidiaries (the "Development Properties") and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and the Company Subsidiaries (the "Future Development Properties") are listed as such on SCHEDULE 3.1.8 to the Company Disclosure Letter. All executory agreements entered into by the Company or any Company Subsidiary relating to the development or construction of multifamily residential or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services, or construction agreements for material or labor) are listed on SCHEDULE 3.1.8 to the Company Disclosure Letter. Copies of such agreements, all of which have previously been delivered or made available to Acquiror are listed on the Company Disclosure Letter and are true and correct.

          3.1.9 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.1.9 to the Company Disclosure Letter or except as to matters previously remediated in accordance with applicable Law, none of the Company, or any Company Subsidiaries or, to the Company's Knowledge, any other Person has caused or permitted (a) the presence of any Hazardous Materials at, in, on, or under any of the Company Properties in any amount, form, or location that would be unlawful, require investigation, notification of Government Entities, or remedial action, or otherwise result in potential material liabilities under any applicable local, state, or federal environmental Laws, or (b) any spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Company Properties or at any other location as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have or is reasonably likely to have a Material Adverse Effect; and in connection with the construction on or operation and use of the Company Properties, the Company and the Company Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental Laws, regulations, ordinances and administrative and judicial orders relating to the generation, use, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

          3.1.10 RELATED PARTY TRANSACTIONS. Set forth in SCHEDULE 3.1.10 to the Company Disclosure Letter or in the Company's definitive proxy statements for the Annual Meeting of Shareholders held May 23, 1997, May 20, 1996, and May 18, 1995, is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries with any Person who (i) is an executive officer, director or Affiliate of the Company or any of the Company Subsidiaries, or any entity of which any of the foregoing is an Affiliate which would be required to be disclosed under Item 404 of Regulation S-K or (ii) acquired Common Shares in a private placement. Such documents, copies of all of which have been previously delivered or made available to Acquiror, are listed in SCHEDULE
     3.1.10 to the Company Disclosure Letter or in the Company's definitive proxy statements for the Annual Meeting of Shareholders held May 23, 1997, May 20, 1996, and May 18, 1995.

          3.1.11  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

             (i) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 3.1.11(I) to the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date hereof, there has not been any adoption or amendment by the Company, any Company Subsidiary or any Person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate of the Company") of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of the Company, any Company Subsidiary, or any ERISA Affiliate of the Company (collectively, "Company Benefit Plans"). No Company Benefit Plan is, or has been subject to Title IV of ERISA or to Section 412 of the Code or Section 302 of ERISA or provides post-retirement health benefits other than the health benefits required under Section 4980B of the Code or Part 6 of Title I of ERISA.

             Each Company Benefit Plan is listed in SCHEDULE 3.1.11(I) to the Company Disclosure Letter, including, with respect to terminated Company Benefit Plans, the date of termination. True and correct copies of each of the following have been made available to Acquiror: (i) the most recent annual report (Form 5500), if any, relating to each such Company Benefit Plan filed with the IRS, (ii) each such Company Benefit Plan,
        (iii) the trust agreement, if any, relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA, and (v) the most recent determination letter, if any, issued by the IRS with respect to any such Company Benefit Plan qualified under
        Section 401 of the Code.

             Except as set forth in SCHEDULE 3.1.11(I) to the Company Disclosure Letter, as to any such Company Benefit Plan intended to be qualified under Section 401 of the Code, such Company Benefit Plan satisfies in form the requirements of such Section and there has been no termination or partial termination of such Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

             As to any such terminated Company Benefit Plan intended to have been qualified under Section 401 of the Code, such terminated Company Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

             Except as set forth in SCHEDULE 3.1.11(I) to the Company Disclosure Letter either the Company, a Company Subsidiary or an ERISA Affiliate of the Company has the right, either individually or in the aggregate, unilaterally to terminate any, and each, of the Company Benefit Plans without incurring any additional expense to fund or pay any benefits upon such termination.

             There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of such Company Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect.

             To the Knowledge of the Company, there is no matter pending before the IRS, the United States Department of Labor or the PBGC with respect to any of such Company Benefit Plans.

             All contributions required to be made to such Company Benefit Plans pursuant to their terms and provisions have been timely made.

             Except as set forth in SCHEDULE 3.1.11(I) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or is bound by any severance agreement, program or policy. True and correct copies of all employment agreements with officers of the Company and the Company Subsidiaries, and all vacation, overtime and other compensation policies of the Company and the Company Subsidiaries relating to their employees have been made available to Acquiror.

             (ii) Except as described in the Company SEC Documents or in
        SCHEDULE 3.1.11(II) to the Company Disclosure Letter or as would not have a Material Adverse Effect, (A) all Company Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) other than claims for benefits and contributions in the normal course of business, neither the Company, any Company Subsidiary nor any ERISA Affiliate of the Company has any liabilities or obligations with respect to any such Company Benefit Plan, whether accrued, contingent or otherwise, nor to the Knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.1.11(II) to the Company Disclosure Letter, or as permitted by SECTION 5.13.2 the execution of, and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Company, any Company Subsidiary, or any ERISA Affiliate of the Company.

             (iii) Except as set forth in SCHEDULE 3.1.11(III) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

             (iv) No agreements have been made with any Person by, or on behalf of, the Company or any Company Subsidiary with respect to any interpretation of, or the amount or calculation of any benefits payable under, any plans, programs or agreements described in SECTION 3.1.11(III) or in

        SCHEDULE 3.1.11(III) to the Company Disclosure Letter, which agreement is binding on the Company or any Company Subsidiary or would be binding on Acquiror.

        3.1.12  TAXES.

             (i) Except as set forth in SCHEDULE 3.1.12 to the Company Disclosure Letter, each of the Company and each Company Subsidiary has
        (A) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects; and (B) paid (or the Company has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company (and by those Company Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for the Company and each Company Subsidiary, and all written communications relating thereto, have been delivered or made available to representatives of Acquiror. Except as set forth on SCHEDULE 3.1.12 to the Company Disclosure Letter, to the Knowledge of the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

             (ii) The Company (A) for all taxable years commencing with the taxable year ended December 31, 1993 through the most recent December 31, has been organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") (within the meaning of the Code) under the Code and has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the Company's Knowledge, no such challenge is pending or threatened. Each Company Subsidiary which is a partnership, joint venture or limited liability company has been treated during and since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Each Company Subsidiary which is a corporation for federal income tax purposes and with respect to which all of the outstanding capital stock is owned solely by the Company (or solely by a Company Subsidiary that is a corporation wholly owned by the Company) is a "qualified REIT subsidiary," as defined in Section 856(i) of the Code. Except as provided in SCHEDULE 3.1.12 to the Company Disclosure Letter, neither the Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          3.1.13 NO PAYMENTS TO EMPLOYEES, OFFICERS OR TRUST MANAGERS. Except as set forth on SCHEDULE 3.1.13 to the Company Disclosure Letter, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer, trust manager or director of the Company or any Company Subsidiary.

          3.1.14 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other Person, other than Prudential Securities Incorporated ("Prudential"), the fees and expenses of which have previously been disclosed to Acquiror and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Acquiror a good faith estimate and description of the expenses of the Company and the Company Subsidiaries which the Company and the Company Subsidiaries expect to incur, or have incurred, in connection with the Transactions.

          3.1.15 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as set forth in
     SCHEDULE 3.1.15 to the Company Disclosure Letter, neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          3.1.16  CONTRACTS; DEBT INSTRUMENTS.

             (i) To the Knowledge of the Company, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.1.16(I) to the Company Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

             (ii) Except for any of the following expressly identified in the Company SEC Documents filed with the SEC prior to the date hereof and except as permitted by SECTION 4.1 after the date hereof, SCHEDULE 3.1.16(II) to the Company Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of the Company Subsidiaries, other than indebtedness payable to the Company or a Company Subsidiary or to any third-party partner or joint venturer in any Company Subsidiary, in an aggregate principal amount in excess of $100,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on June 30, 1997, For purposes of this SECTION 3.1.16(II), "Indebtedness" shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such indebtedness of any other Person.

          3.1.17 STATE TAKEOVER STATUTES. The Company has taken all action necessary, if any, to exempt transactions between Acquiror and the Company and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under any state laws or the federal laws of the United States, or any similar statute or regulation (a "Takeover Statute").

          3.1.18 REGISTRATION STATEMENT; PROXY STATEMENT. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement (including any amendments and supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the shareholders, at the time of the Shareholders Meetings, or at the Effective Time, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or Trust Managers should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

          3.1.19 HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976. For purposes of determining compliance with the HSR, the Company confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

          3.1.20 VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding shares of Common Shares is the only vote of the holders of any class or series of the Company's shares of beneficial interest necessary (under applicable law or otherwise) to approve this Agreement and the Transactions.

          3.1.21 OPINION OF FINANCIAL ADVISOR. The Board of Trust Managers of the Company has received the opinion of Prudential, satisfactory to the Company, a copy of which has been provided to Acquiror, to the effect that, as of the date of such opinion, consideration to be received in the Merger is fair to the shareholders of the Company from a financial point of view.

          3.1.22 INVESTMENT COMPANY ACT OF 1940. Neither the Company nor any Company Subsidiary is, or at the Effective Time will be, required to be registered under the 1940 Act.

          3.1.23 INSURANCE. The Company maintains fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which the Company reasonably believes provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets.

          3.1.24 THE COMPANY'S RIGHTS AGREEMENT. Neither the execution or delivery of this Agreement nor the consummation of the Transactions will cause Acquiror or any of its Affiliates to be within the definition of "Acquiring Person" as defined in the Rights Agreement. Neither the "Distribution Date" (as defined in the Rights Agreement) nor a "Shares Acquisition Date" (as defined in the Rights Agreement) has occurred under the Rights Agreement, and, to the Knowledge of the Company, neither Acquiror nor Merger Sub nor any Affiliate or Associate of Acquiror or Merger Sub has taken any action which would cause such Person to be deemed an Acquiring Person or which would cause a Distribution Date or a Shares Acquisition Date to occur under the Rights Agreement.

     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Company as follows:

          3.2.1 ORGANIZATION, STANDING AND CORPORATE POWER OF ACQUIROR AND MERGER SUB. Each of Acquiror and Merger Sub is a Georgia corporation and each is duly organized and validly existing under the laws of Georgia and has the requisite power and authority to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Acquiror and the Acquiror Subsidiaries, taken as a whole (an "Acquiror Material Adverse Effect"). Each of Acquiror and Merger Sub has delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws, as amended or supplemented to the date of this Agreement.

          3.2.2 ACQUIROR SUBSIDIARIES. SCHEDULE 3.2.2 to the Acquiror Disclosure Letter sets forth each Acquiror Subsidiary and the ownership interest therein of Acquiror. Except as set forth in SCHEDULE 3.2.2 to the Acquiror Disclosure Letter, (A) all the outstanding shares of capital stock of each Acquiror Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by Acquiror, by another Acquiror Subsidiary or by Acquiror and another Acquiror Subsidiary, free and clear of all Liens, other restrictions and limitations on voting rights and (B) all equity interests in each Acquiror Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Acquiror, by another Acquiror Subsidiary or by Acquiror and another Acquiror Subsidiary free and clear of all Liens, other restrictions and limitations on voting rights. Except for the capital stock of or other equity or ownership interests in the Acquiror Subsidiaries, and except as set forth in SCHEDULE 3.2.2 to the Acquiror Disclosure Letter, Acquiror does not own, directly or indirectly, any capital stock or other equity or ownership interest in any Person. Each Acquiror Subsidiary (other than Merger Sub) that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Acquiror Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. Copies of the Articles of Incorporation, Bylaws, organization documents and partnership and joint venture agreements of each Acquiror Subsidiary, as amended to the date of this Agreement, have been previously delivered to the Company.

          3.2.3 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock and 20,000,000 shares of Acquiror Preferred Stock, of which 1,000,000 shares have been classified as 8 1/2% Series A Cumulative Redeemable Preferred Stock and the remaining 19,000,000 shares remain unclassified. On the date hereof, (i) 22,124,410 shares of Acquiror Common Stock and 1,000,000 shares of Acquiror Preferred Stock were issued and outstanding, (ii) no shares of Acquiror Stock or Acquiror Preferred Stock were held by Acquiror in its treasury,
     (iii) 98,248 shares of Acquiror Common Stock were reserved for issuance pursuant to options and shares of restricted stock not yet granted under Acquiror's employee benefit or incentive plans ("Acquiror Employee Stock Plans"), (iv) 1,030,440 shares of Acquiror Common Stock were issuable upon exercise of outstanding options under the Acquiror Employee Stock Plans (the "Acquiror Options") to purchase shares of Acquiror Common Stock; (v) 145,972 shares were reserved for issuance pursuant to Acquiror's Dividend Reinvestment and Stock Purchase Plan, (vi) 26,308 shares were reserved for issuance pursuant to Acquiror's Employee Stock Purchase Plan and (vii) 27,260,770 shares were reserved for issuance upon the exchange of outstanding limited partnership interests ("Units") in the Operating Partnership. On the date of this Agreement, except as set forth in this
     SECTION 3.2.3, no shares of capital stock or other voting securities of Acquiror were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Acquiror. All outstanding shares of capital stock of Acquiror are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on SCHEDULE 3.2.3 to the Acquiror Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquiror may vote. Except (A) as set above in this
     SECTION 3.2.3, (B) as set forth in SCHEDULE 3.2.3 to the Acquiror Disclosure Letter or (C) as otherwise permitted under SECTION 4.2, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any Acquiror Subsidiary is a party or by which such entity is bound, obligating Acquiror or any Acquiror Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Acquiror or of any Acquiror Subsidiary or obligating Acquiror or any Acquiror Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Acquiror or an Acquiror Subsidiary). Except as set forth on SCHEDULE 3.2.3 to the Acquiror Disclosure Letter, there are no outstanding contractual obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests in any Acquiror Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than an Acquiror Subsidiary).

          3.2.4 AUTHORITY; NONCONTRAVENTION; CONSENTS. Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by

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     the vote of the holders of the Acquiror Common Stock required to approve this Agreement and the Transactions (including, without limitation, the issuance of Acquiror Common Stock in connection with the Merger) (the "Acquiror Shareholder Approvals" and, together with the Company Shareholder Approvals, the "Shareholder Approvals"), to consummate the Transactions to which Acquiror or Merger Sub (as the case may be) is a party. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the Transactions to which Acquiror or Merger Sub (as the case may be) is a party have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub and no other action or proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or the consummation of the Transactions, subject to approval of this Agreement and the issuance of Acquiror Common Stock in connection with the Merger pursuant to the Acquiror Shareholder Approvals. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms. Except as set forth in SCHEDULE 3.2.4 to the Acquiror Disclosure Letter, the execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the consummation of the Transactions to which Acquiror or Merger Sub (as the case may be) is a party and compliance by each of Acquiror and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Acquiror, Merger Sub, or any other Acquiror Subsidiary under, (i) the Articles of Incorporation or Bylaws of Acquiror and Merger Sub or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Acquiror Subsidiary each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror, Merger Sub or any other Acquiror Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Acquiror, Merger Sub or any other Acquiror Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that either individually or in the aggregate would not (x) have an Acquiror Material Adverse Effect or (y) materially delay or prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror, Merger Sub or any Acquiror Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Acquiror or Merger Sub, as the case may be, of any of the Transactions, except for (i) the filing with the SEC of (x) the Proxy Statement and a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Acquiror Common Stock constituting the Merger Consideration (the "Registration Statement") and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions,
     (ii) the filing of the Listing Application with the NYSE with respect to the shares of Acquiror Common Stock to be issued as part of the Merger consideration, (iii) the filing of the Articles of Merger with the Applicable Bodies, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings
     (A) as are set forth in SCHEDULE 3.2.4 to the Acquiror Disclosure Letter,
     (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing their respective obligations under this Agreement in any material respect or have, individually or in the aggregate, an Acquiror Material Adverse Effect.

          3.2.5  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED
     LIABILITIES. Acquiror has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC (the "Acquiror SEC Documents"). All of the Acquiror SEC Documents (other than preliminary material or

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     material which was subsequently amended), as of their respective filing dates, complied, or will comply, as the case may be, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Acquiror SEC Documents. None of the Acquiror SEC Documents at the time of filing and effectiveness contained, or will contain, as the case may be, any untrue statement of a material fact or omitted, or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later Acquiror SEC Documents. The consolidated financial statements of Acquiror included in the Acquiror SEC Documents complied, or will comply, as the case may be, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared, or will be prepared, as the case may be, in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will present, as the case may be, in accordance with the applicable requirements of GAAP, the consolidated financial position of Acquiror and the Acquiror Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not or are not expected to be material in amount). Except as set forth in the Acquiror SEC Documents filed with the SEC prior to the date hereof, or in SCHEDULE 3.2.5 to the Acquiror Disclosure Letter, and except for liabilities and obligations incurred since the Acquiror Financial Statement Date in the ordinary course of business and consistent with past practice, neither Acquiror nor any Acquiror Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Acquiror or of any unconsolidated Acquiror Subsidiary or in the notes thereto and which, individually or in the aggregate, would have an Acquiror Material Adverse Effect.

          3.2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 3.2.6 to the Acquiror Disclosure Letter, since the date of the most recent financial statements included in the Acquiror SEC Documents (the "Acquiror Financial Statement Date") to the date of this Agreement, Acquiror and the Acquiror Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have an Acquiror Material Adverse Effect (a "Acquiror Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an Acquiror Material Adverse Change, (ii) except for regular quarterly dividends not in excess of $.595 per share of Acquiror Common Stock any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Acquiror's capital stock, other than any dividend required to be paid pursuant to SECTION 2.2.4, (iii) any split, combination or reclassification of any of Acquiror's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in any Acquiror Subsidiary except as permitted by SECTION 4.2 after the date hereof (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have or is reasonably likely to have an Acquiror Material Adverse Effect or (v) any change in accounting methods, principles or practices by Acquiror or any Acquiror Subsidiary, except insofar as required by a change in GAAP.

          3.2.7 LITIGATION. Except as disclosed in the Acquiror SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 3.2.7 to the Acquiror Disclosure Letter, there is no suit, action or proceeding pending, threatened in writing or to the Knowledge of Acquiror otherwise threatened against or affecting Acquiror or any Acquiror Subsidiary or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to (A) have an Acquiror Material Adverse Effect or (B) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Acquiror or any

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     Acquiror Subsidiary or any of their respective properties or assets having, or which, insofar as reasonably can be foreseen, in the future would have any such effect.

        3.2.8  PROPERTIES.

             (i) Acquiror or one of the Acquiror Subsidiaries owns fee simple title (or where indicated leasehold estates) to each of the real properties identified in the Acquiror SEC Documents (the "Acquiror Properties"), in each case (except as provided below) free and clear of Encumbrances, except for (A) Encumbrances and Property Restrictions set forth in the Acquiror SEC Documents, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, (C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to the Company), and (D) mechanics', carriers', workmens', repairmens' and materialmens' liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not otherwise have an Acquiror Material Adverse Effect (such matters described in clauses
        (A) through (D) being hereinafter collectively referred to as the "Permitted Acquiror Liens"). Except as provided in SCHEDULE 3.2.8 to the Acquiror Disclosure Letter, policies of title insurance have been obtained insuring Acquiror's or the applicable Acquiror Subsidiaries' fee simple title or leasehold estate to the Acquiror Properties in amounts at least equal to the value of such Acquiror Properties at the time of issuance of such policy, subject only to the Permitted Acquiror Liens, and, to the Knowledge of Acquiror, such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Acquiror has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Acquiror Properties issued by any Governmental Entity, which remains uncured and which if not cured would be expected to have an Acquiror Material Adverse Effect. Neither Acquiror nor any of the Acquiror Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Acquiror Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Acquiror Properties or by the continued maintenance, operation or use of the parking areas, in either case which remains uncured and which if not cured would be expected to have an Acquiror Material Adverse Effect.

             (ii) Acquiror has made available to the Company for review all executory agreements entered into by Acquiror or any Acquiror Subsidiary relating to the development or construction of residential or other real estate properties other than the Acquiror Properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or construction agreements for material or labor) and which would be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

          3.2.9 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 3.2.9 to the Acquiror Disclosure Letter or except as to matters previously remediated in accordance with applicable Law, none of Acquiror, or any Acquiror Subsidiary or, to Acquiror's Knowledge any other Person has caused or permitted (a) the presence of any Hazardous Materials at, in, on or under any of the Acquiror Properties in any amount, form, or location that would be unlawful, require investigation, notification of Governmental Entities, or remedial action, or otherwise result in potential material liabilities under any applicable local, state, or federal environmental Laws, or (b) any spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Acquiror Properties or at any other location as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have or is reasonably likely to have an Acquiror Material Adverse Effect; and in connection with the construction on or operation and use of the Acquiror Properties, Acquiror and the Acquiror Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental Laws, regulations, ordinances and

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     administrative and judicial orders relating to the generation, use, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

          3.2.10  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

             (i) Except as disclosed in the Acquiror SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 3.2.10(I) to the Acquiror Disclosure Letter and except as permitted by Section 4.2 (for the purpose of this sentence, as if SECTION 4.2 had been in effect since December 31, 1996), since the date of the most recent audited financial statements included in the Acquiror SEC Documents filed with the SEC prior to the date hereof, there has not been any adoption or amendment by Acquiror or any Acquiror Subsidiary, or any Person affiliated with Acquiror under Section 414 (b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate of the Acquiror") of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding or oral or in writing) providing benefits to any current or former employee, officer or director of Acquiror, any Acquiror Subsidiary, or any ERISA Affiliate of the Acquiror (collectively, "Acquiror Benefit Plans"). No Acquiror Benefit Plan is subject to Title IV of ERISA or to Section 412 of the Code or Section 302 of ERISA.

             True and correct copies of each of the following have been made available to the Company: (i) the most recent annual report (Form 5500), if any, relating to each Acquiror Benefit Plan filed with the IRS, (ii) each Acquiror Benefit Plan, (iii) the trust agreement, if any, relating to each Acquiror Benefit Plan, (iv) the most recent summary plan description for each Acquiror Benefit Plan for which a summary plan description is required by ERISA and (v) the most recent determination letter, if any, issued by the IRS with respect to any Acquiror Benefit Plan qualified under Section 401 of the Code.

             As to any Acquiror Benefit Plan intended to be qualified under
        Section 401 of the Code, such Acquiror Benefit Plan satisfies in form the requirements of such Section and there has been no termination or partial termination of such Acquiror Benefit Plan within the meaning of
        Section 411(d)(3) of the Code.

             As to any such terminated Acquiror Benefit Plan intended to have been qualified under Section 401 of the Code, such terminated Acquiror Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

             There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Acquiror, threatened against, or with respect to, any of the Acquiror Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect.

             To the Knowledge of Acquiror, there is no matter pending before the IRS, the United States Department of Labor or the PBGC with respect to any of the Acquiror Benefit Plans.

             All contributions required to be made to such Acquiror Benefit Plans pursuant to their terms and provisions have been timely made.

             Except as set forth in SCHEDULE 3.2.10(I) to the Acquiror Disclosure Letter, neither Acquiror nor any Acquiror Subsidiary is a party to or is bound by any severance agreement, program or policy. True and correct copies of all employment agreements with officers of Acquiror and the Acquiror Subsidiaries, and all vacation, overtime and other compensation policies of Acquiror and the Acquiror Subsidiaries relating to their employees have been made available to the Company.

             (ii) Except as described in the Acquiror SEC Documents or in
        SCHEDULE 3.2.10(II) to the Acquiror Disclosure Letter or as would not have an Acquiror Material Adverse Effect, (A) all Acquiror Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) other than claims for benefits in the normal course of business,

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        neither Acquiror, any Acquiror Subsidiary nor any ERISA Affiliate of the
        Acquiror has any liabilities or obligations with respect to any Acquiror Benefit Plans, whether accrued, contingent or otherwise, nor to the Knowledge of Acquiror are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.2.10(II) to the Acquiror Disclosure Letter, the execution of, and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Acquiror Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of Acquiror, any Acquiror
        Subsidiary, or any ERISA Affiliate of the Acquiror.

        3.2.11  TAXES.

             (i) Each of Acquiror and each Acquiror Subsidiary has (A) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects; and (B) paid (or Acquiror has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Acquiror SEC Documents reflect an adequate reserve for all material Taxes payable by Acquiror (and by those Acquiror Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for Acquiror and each Acquiror Subsidiary, and all written communications relating thereto, have been delivered or made available to representatives of the Company. Except as set forth on SCHEDULE
        3.2.11 to the Acquiror Disclosure Letter, to the Knowledge of Acquiror, no deficiencies for any Taxes have been proposed, asserted or assessed against Acquiror or any of the Acquiror Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

             (ii) Acquiror (A) for all taxable years commencing with the taxable year ended December 31, 1993 through the most recent December 31, has been organized in conformity with the qualifications as a REIT (within the meaning of the Code) under the Code and has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1997, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Acquiror's Knowledge, no such challenge is pending or threatened. Each Acquiror Subsidiary which is a partnership, joint venture or limited liability company has been treated during and since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation. Each Acquiror Subsidiary which is a corporation for federal income tax purposes and with respect to which all of the outstanding capital stock is owned solely by Acquiror (or solely by an Acquiror Subsidiary that is a corporation wholly owned by Acquiror) is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Neither Acquiror nor any Acquiror Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to
        Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          3.2.12 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth in SCHEDULE 3.2.12 to the Acquiror Disclosure Letter, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer, trust manager or director of Acquiror or any Acquiror Subsidiary.

          3.2.13 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other Person, other than Merrill, Lynch & Co. ("Acquiror Financial Advisor"), the fees and expenses of which have previously been disclosed to the Company and will be paid by Acquiror, is entitled to any

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     broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or any Acquiror Subsidiary.

          3.2.14 COMPLIANCE WITH LAWS. Except as disclosed in the Acquiror SEC Documents filed with the SEC prior to the date hereof, neither Acquiror nor any Acquiror Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in an Acquiror Material Adverse Effect.

          3.2.15 CONTRACTS; DEBT INSTRUMENTS. To the Knowledge of Acquiror, neither Acquiror nor any Acquiror Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.2.15 to the Acquiror Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in an Acquiror Material Adverse Effect.

          3.2.16 STATE TAKEOVER STATUTES. Acquiror has taken all action necessary, if any, to exempt transactions between the Company and its Affiliates and Acquiror from the operation of any Takeover Statute.

          3.2.17 REGISTRATION STATEMENT; PROXY STATEMENT. The Registration Statement will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and shall not at any time the Registration Statement (including any amendments and supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement will not, on the date of the Proxy Statement is first mailed to the shareholders, at the time of the Shareholders Meetings, or at the Effective Time, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading. If at any time prior to the Effective Time any event relating to the Acquiror or any of its respective Affiliates, officers or directors should be discovered by the Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Acquiror shall promptly inform the Company. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

          3.2.18 HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976. For purposes of determining compliance with the HSR, the Acquiror confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

          3.2.19 VOTE REQUIRED. The affirmative vote of a majority of the shares of Acquiror Common Stock present in Person or by proxy at the Acquiror Shareholders Meeting is the only vote of the holders of any class or series of Acquiror's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the Transactions.

          3.2.20 OPINION OF FINANCIAL ADVISOR. The Directors of Acquiror have received the opinion of Acquiror Financial Advisor, satisfactory to Acquiror, a copy of which has been provided to the Company, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Acquiror from a financial point of view.

          3.2.21 INVESTMENT COMPANY ACT OF 1940. Neither Acquiror nor any Acquiror Subsidiary is, or at the Effective Time will be, required to be registered under the 1940 Act.

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          3.2.22  INSURANCE.  Acquiror maintains fire and casualty and general liability policies with reputable insurance carriers, which Acquiror reasonably believes provide full and adequate coverage for all normal risks incident to the business of Acquiror and Acquiror Subsidiaries and their respective properties and assets.

          3.2.23 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses, to keep available the services of the present officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with tenants, landlords, customers, suppliers and other persons with which the Company or any of the Company Subsidiaries has significant business relationships. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement to the earlier of the (i) termination of this Agreement or (ii) Effective Time, except as set forth in
SCHEDULE 4.1 to the Company Disclosure Letter, the Company shall not and shall cause the Company Subsidiaries not to (and not to authorize or commit or agree to) without the prior written consent of Acquiror (which such consent shall not be unreasonably delayed):

          4.1.1 (i) except for its regular quarterly dividends not in excess of $.395 per share of Common Shares per quarter, with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of any of the Company's shares of beneficial interest or other than the dividend required to be paid pursuant to SECTION 2.2.4(I), (ii) split, combine or reclassify any shares of beneficial interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of beneficial interest or (iii) except in connection with the use of Common Shares to pay the exercise price or tax withholding in connection with the Company's Employee Stock Plans or as otherwise contemplated by or required by this Agreement, purchase, redeem or otherwise acquire any shares of beneficial interests of the Company or any options, warrants or rights to acquire, or security convertible into, shares of such beneficial interests;

          4.1.2 except as contemplated under or required pursuant to SECTIONS
     4.1.5 and 5.13.2, the Company's Amended and Restated Dividend Reinvestment Share Purchase Plan and Employee Share Purchase Plan and the exercise of share options or issuance of shares pursuant to stock rights, restricted share or performance share awards or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of beneficial interest, any other voting securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; provided, however, that with respect to such Dividend Reinvestment Share Purchase Plan, such shares may only be issued, with respect to any dividend payment date after the date of this Agreement, in an amount equal to the dividend payments and not with respect to any optional cash payments;

          4.1.3 amend the charter, articles or certificate of incorporation, declaration of trust, bylaws, partnership agreement or other comparable charter or organizational documents of the Company or any Company Subsidiary or enter into, assume or amend any material contract, agreement or commitment, except in the ordinary course of business and consistent with past practice;

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          4.1.4 in the case of the Company or any other Company Subsidiary, merge or consolidate with any Person;

          4.1.5 in any transaction or series of related transactions involving capital, securities or other assets (including cash) or indebtedness of the Company, a Company Subsidiary, or any combination thereof in excess of $100,000 individually or $500,000 in the aggregate: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, real estate investment trust, business trust or other business organization or division thereof or interest therein; (ii) sell, lease or otherwise dispose of any of the Company Properties or any assets (other than sales of the Company's or any Company Subsidiary's "for sale" housing units and condominiums sold or developed for sale in the ordinary course of business) or, except for any Development Properties or Future Development Properties, assign or encumber the right to receive income, dividends, distributions and the like, or otherwise subject any of the Company's properties or assets to any Encumbrance or Lien; (iii) make or agree to make any development or capital expenditures, except (A) in accordance with capital expenditure budgets previously delivered to and approved in writing by Acquiror or in accordance with construction and development budgets pertaining to the Development Properties (the "Development Budgets"), that have been previously delivered to and approved in writing by Acquiror, provided that within any Development Budget for a Development Property, the Company may allocate and reallocate the development and capital expenditures as it determines, or (B) in connection with pre-development, investigation and due diligence activities related to the Future Development Properties, which amounts shall not exceed $100,000 with respect to any Future Development Properties or $500,000 in the aggregate for all Future Development Properties; or (C) in connection with acquisition, development, pre-development, investigation and due diligence activities related to the Future Development Properties, which are disclosed in SCHEDULE 4.1 to the Company Disclosure Letter or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (except as contemplated by subparagraph (iii) above), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

          4.1.6  INTENTIONALLY OMITTED

          4.1.7 make any tax election (unless required by law or necessary to preserve the Company's status as a REIT or of any Company Subsidiary as a partnership for federal income tax purposes);

          4.1.8 (i) change in any manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property or sales taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently completed taxable year except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

          4.1.9 except as specifically agreed to by Acquiror in connection with the execution of this Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or the Company Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice; grant any severance or termination pay to, or enter into any employment or severance agreement with any director, trust manager, officer or other employee of the Company or any of the Company Subsidiaries, or amend or modify in any respect any existing employment or severance agreement; adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law;

          4.1.10 pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice; settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions; and

          4.1.11 enter into or amend or otherwise modify any agreement or arrangement with Persons that are Affiliates or, as of the date hereof, are executive officers, trust managers or directors of the Company or any Company Subsidiary.

     SECTION 4.2 CONDUCT OF BUSINESS BY ACQUIROR. During the period from the date of this Agreement to the Effective Time, Acquiror shall, and shall cause (or, in the case of Acquiror Subsidiaries that Acquiror does not control, shall use commercially reasonable efforts to cause) the Acquiror Subsidiaries each to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses, to keep available the services of the present officers, employees and consultants of Acquiror and the Acquiror Subsidiaries and to preserve the present relationships of Acquiror and the Acquiror Subsidiaries with tenants, landlords, customers, suppliers and other persons with which Acquiror or any of the Acquiror Subsidiaries has significant business relationships. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.2 to the Acquiror Disclosure Letter, Acquiror shall not and shall cause (or, in the case of Acquiror Subsidiaries which Acquiror does not control, shall use commercially reasonable efforts to cause) the Acquiror Subsidiaries not to (and not to authorize or commit or agree to) without the prior written consent of the Company (which such consent shall not be unreasonably delayed):

          4.2.1 (i) except for regular quarterly dividends not in excess of $.595 per share of Acquiror Common Stock, with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of Acquiror capital stock or partnership interests or stock in any Acquiror Subsidiary that is not directly or indirectly wholly owned by Acquiror, other than the dividend required to be paid pursuant to SECTION 2.2.4(I), (ii) except in connection with the Transactions, split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except in connection with the use of Acquiror Common Stock to pay the exercise price or tax withholding in connection with the Acquiror's Employee Stock Plans purchase, redeem or otherwise acquire any shares of capital stock of Acquiror or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Acquiror;

          4.2.2 except as contemplated under or required pursuant to this Agreement (including without limitation SECTION 4.2.5), Acquiror's dividend reinvestment and stock purchase plan, Acquiror's employee stock purchase plan and Acquiror Employee Stock Plans, and the exercise of stock options or warrants outstanding on the date hereof, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of Acquiror or any Acquiror Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Acquiror or an Acquiror Subsidiary;

          4.2.3 except as otherwise contemplated by this Agreement, amend the charter, articles or certificate of incorporation, bylaws, code of regulations, partnership agreement or other comparable charter or organizational documents of Acquiror or any Acquiror Subsidiary;

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

          4.2.4 in the case of Acquiror or the Operating Partnership merge or consolidate with any Person;

          4.2.5 in any transaction or series of related transactions involving capital, securities, other assets (including cash) or indebtedness of Acquiror or an Acquiror Subsidiary or any combination thereof acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, real estate investment trust, business trust or other business organization or division thereof or interest therein if such acquisition would result in such acquired entity being a "Significant Subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X, substituting 20% for 10% in the tests used therein to determine a Significant Subsidiary (or, in connection with an asset acquisition, would have resulted in the entity acquiring such assets being a "Significant Subsidiary" (substituting 20% for 10% in the tests used therein to determine a Significant Subsidiary) if such acquisition would have been made by a newly created subsidiary with no other assets);

          4.2.6 make or rescind any tax election (unless required by law or necessary to preserve Acquiror's status as a REIT or the status of any Acquiror Subsidiary as a partnership for federal income tax purposes);

          4.2.7 change in any material manner any of its methods, principles or practices of accounting in effect at the Acquiror Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     SECTION 4.3 OTHER ACTIONS. Each of Company, on the one hand, and Acquiror and Merger Sub, on the other hand, shall not and shall use commercially reasonable efforts to cause its respective subsidiaries and joint ventures not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement becoming untrue, or (ii) except as contemplated by SECTIONS 7.1 and 7.2, any of the conditions to the Merger set forth in ARTICLE VI not being satisfied.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

     SECTION 5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; COMPANY SHAREHOLDERS MEETING AND ACQUIROR SHAREHOLDERS MEETING.

          5.1.1 As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Acquiror and the Company, and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use commercially reasonable efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Each of the Company and Acquiror will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders or Acquiror's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. It shall be a condition precedent to the Company's obligation to mail the Proxy Statement that the opinion of Prudential referred to in SECTION
     3.1.21 not have been withdrawn. It shall be a condition precedent to Acquiror's obligation to mail the Proxy Statement that the opinion of Acquiror Financial Advisor referred to in SECTION 3.2.20 not have been withdrawn. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy

     Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Acquiror or the Company, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Acquiror and the shareholders of the Company such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Directors of Acquiror in favor of the issuance of Acquiror Common Stock and of the Board of Trust Managers of the Company in favor of the Merger, provided that (i) the recommendation of the Board of Trust Managers of the Company may not be included or may be withdrawn if the Board of Trust Managers of the Company has accepted a proposal for a Superior Competing Transaction in accordance with the terms of SECTION 7.1; and (ii) the recommendation of the Board of Directors of Acquiror may not be included or may be withdrawn if the Board of Directors of the Acquiror has accepted a proposal for an Alternative Transaction in accordance with the terms of SECTION 7.2. Acquiror also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Acquiror Stock pursuant to the Merger and will pay or cause an Acquiror Subsidiary to pay all expenses incident thereto. In connection with the preparation of the Proxy Statement and the Registration Statement, Acquiror shall use reasonable efforts to cause to be delivered to the Company prior to the mailing of the Proxy Statement to Acquiror's shareholders and the Company's shareholders, the opinion of King & Spalding, dated the date of the Proxy Statement, that (i) for its taxable year ended December 31, 1993 and for all subsequent taxable years ending on or before the Closing Date, Acquiror was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (ii) each Acquiror Subsidiary that is a partnership, joint venture or limited liability company has been during and since formation, and continues to be, treated as of such date, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation. In connection with the preparation of the Proxy Statement and the Registration Statement, the Company shall use reasonable efforts to cause to be delivered to Acquiror and Merger Sub prior to the mailing of the Proxy Statement to the Company's shareholders and Acquiror's shareholders, the opinion of Winstead Sechrest & Minick P.C., dated the date of the Proxy Statement, that (i) for its taxable year ended December 31, 1993 and for all subsequent taxable years ending on or before the Closing Date, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (ii) each Company Subsidiary that is a partnership, joint venture or limited liability company has been during and since formation, and continues to be, treated as of such date, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation.

          5.1.2 The Company will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of the Company), convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approvals. The Company will, through its Board of Trust Managers, recommend to its shareholders approval of this Agreement and the Transactions and use all reasonable efforts to solicit from its shareholders proxies in favor of approval of this Agreement and the Transactions and take all other action necessary or advisable to secure the vote of shareholders to obtain such approvals; provided that the recommendation of the Board of Trust Managers of the Company may be withdrawn if the Board of Trust Managers of the Company has accepted a proposal for a Superior Competing Transaction in accordance with the terms of SECTION 7.1.4.

          5.1.3 Acquiror will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Acquiror), convene and hold a meeting of its shareholders (the "Acquiror Shareholders Meeting") for the purpose of obtaining the Acquiror Shareholder Approvals. Acquiror will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the Transactions and use all reasonable efforts to solicit from its shareholders proxies in favor of the Acquiror Shareholder Approvals and take all other action necessary or advisable to secure the vote of shareholders to obtain such approvals; provided that the recommendation of the Board of Directors of Acquiror may be withdrawn if the Board of Directors of Acquiror has accepted a proposal for an Alternative Transaction in accordance with the terms of SECTION 7.2.4.

     SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Each of the Company and Acquiror shall, and shall cause each of its respective subsidiaries (including all Company Subsidiaries and all Acquiror Subsidiaries) and joint ventures to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Acquiror shall, and shall cause each of its respective subsidiaries (including all Company Subsidiaries and all Acquiror Subsidiaries) to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Acquiror will hold, and will use commercially reasonable efforts to cause its and its respective subsidiaries (including all Company Subsidiaries and all Acquiror Subsidiaries) and joint ventures' officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of June 4, 1997 between the Company and Acquiror (the "Confidentiality Agreement").

     SECTION 5.3  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

          5.3.1 Subject to the terms and conditions herein provided, the Company and Acquiror shall: (a) use commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the Transactions and (ii) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations, (b) use commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to the Company and Acquiror; and (c) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Company and Acquiror shall take all such necessary action. From the date hereof through the Effective Time, the Company shall timely file with the SEC all Company SEC Documents required to be so filed. From the date hereof through the Effective Time, the Acquiror shall timely file with the SEC all Acquiror SEC Documents required to be so filed.

          5.3.2 The Company shall give prompt notice to Acquiror, and Acquiror or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.3.3 COORDINATION OF DIVIDENDS. Each of Acquiror and the Company shall coordinate with the other regarding the declaration and payment of dividends in respect of the Acquiror Common Stock and the Common Shares and the record dates and payment dates relating thereto, it being the intention of Acquiror and the Company that any holder of Common Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Common Shares and/or any shares of Acquiror Common Stock any such holder receives in exchange therefor pursuant to the Merger.

     SECTION 5.4 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "Affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use commercially reasonable efforts to cause each such Person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT A to this Agreement.

     SECTION 5.5 TAX TREATMENT. Each of Acquiror and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in SECTIONS 6.2.4, 6.2.5, 6.3.4 and 6.3.5.

     SECTION 5.6 ACQUIROR BOARD OF DIRECTORS. Acquiror shall take all steps necessary to cause the appointment as of the Effective Time of Robert L. Shaw to the Board of Directors of Acquiror, or such other person as shall be selected prior to the Effective Time by the Company Board of Trust Managers and as shall be acceptable to Acquiror.

     SECTION 5.7 NO SOLICITATION OF TRANSACTIONS BY THE COMPANY. (a) Subject to SECTION 7.1, the Company shall not directly or indirectly, through any officer, trust manager, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by the Company, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, trust managers, employees or agents of the Company or any investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by the Company to take any such action, (b) the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction and will take the steps necessary to inform such parties of the obligations undertaken in this SECTION
5.7 and (c) the Company shall notify Acquiror in writing (as promptly as practicable) if it receives any inquiries, proposals or requests for information relating to such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following with respect to the Company or any Company Subsidiary (other than the Transactions or a transaction with Acquiror or an Acquiror Subsidiary): (i) with respect only to the Company or any group of Company Subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of the Company and the Company Subsidiaries taken as a whole, any merger, consolidation, share exchange, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities of the Company and the Company Subsidiaries taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of beneficial interest of the Company; (iv) any transaction resulting in the issuance of shares representing 20% or more of the outstanding shares of beneficial interest of the Company, or the filing of a registration statement under the Securities Act in connection therewith; or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 5.8  NO SOLICITATION OF TRANSACTIONS BY ACQUIROR.  (a) Subject to
SECTION 7.2, Acquiror shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by Acquiror, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to or endorse any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of Acquiror or any investment banker, financial

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advisor, attorney, accountant, broker, finder or other representative retained by Acquiror to take any such action, (b) Acquiror shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction and will take the steps necessary to inform such parties of the obligations undertaken in this SECTION 5.8 and (c) Acquiror shall notify the Company in writing (as promptly as practicable) if it receives any inquiries, proposals or requests for information relating to such matters. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following with respect to Acquiror or any Acquiror Subsidiary (other than the Transactions or a transaction with the Company or a Company Subsidiary): (i) with respect only to Acquiror or any group of Acquiror Subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of Acquiror and the Acquiror Subsidiaries taken as a whole, any merger, consolidation, share exchange, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities of Acquiror and the Acquiror Subsidiaries taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets;
(iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Acquiror; (iv) any transaction resulting in the issuance of shares representing 20% or more of the outstanding shares of capital stock of Acquiror, or the filing of a registration statement under the Securities Act in connection therewith; or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 5.9 PUBLIC ANNOUNCEMENTS. Acquiror and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     SECTION 5.10 LISTING. Acquiror will promptly prepare and submit to the NYSE a supplemental listing application covering Acquiror Common Stock issuable in the Merger. Prior to the Effective Time, Acquiror shall use commercially reasonable efforts to have the NYSE approve for listing, upon official notice of issuance, the Acquiror Common Stock to be issued in the Merger.

     SECTION 5.11  LETTERS OF ACCOUNTANTS.

          5.11.1 The Company shall use commercially reasonable efforts to cause to be delivered to Acquiror "comfort" letters of Ernst & Young L.L.P., the Company's independent public accountants, dated and delivered on the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          5.11.2 Acquiror shall use commercially reasonable efforts to cause to be delivered to the Company "comfort" letters of Price Waterhouse LLP, Acquiror's independent public accountants, dated and delivered on the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 5.12 TRANSFER AND GAINS TAXES. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, Acquiror shall cause the Surviving Company to pay, without deduction or

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withholding from any amounts payable to the holders of the Common Shares, all
Transfer and Gains Taxes (other than any such taxes that are solely the liability of the holders of the Common Shares under applicable state law).

     SECTION 5.13  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

          5.13.1 BENEFIT PLANS. After the Effective Time, Acquiror shall provide benefits to employees of the Company and the Company Subsidiaries that are not less favorable to such employees than those provided to similarly situated employees of Acquiror and the Acquiror Subsidiaries. With respect to any Acquiror Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, solely for purposes of satisfying the service requirements, if any, to participate in such plans and to vest in benefits payable under such plans (but not for purposes of computing the amount of the benefits, or the existence of a benefit, under such plans), service with the Company or any Company Subsidiary shall be treated as service with Acquiror or the Acquiror Subsidiaries (as applicable); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits (or is not otherwise recognized for such purposes under the Acquiror Benefit Plans).

          5.13.2  STOCK INCENTIVE PLAN.  Prior to or as of the Effective Time
     (a) in accordance with the terms of the restricted stock awards, 161,300 Common Shares held by certain senior executive officers and independent Trust Managers shall become fully vested and no longer subject to forfeiture and (b) in accordance with the terms of the performance based stock and dividend equivalent awards, 260,000 Common Shares shall be issued to certain senior executive officers. Prior to or as of the Effective Time and solely with respect to individuals employed by the Company or a Company Subsidiary immediately prior to that date, the 1,940,000 shares of Common Shares subject to Stock Options granted under the Company's Share Option Plan, Long-Term Management Incentive Plan and Long-Term Employee Incentive Plan (collectively, the "Stock Incentive Plans") shall be converted and exchanged, without any action on the part of the holder thereof, into (i) an option to acquire, upon payment of the exercise price (which shall equal the exercise price per share for the option immediately prior to the Merger, divided by the Exchange Ratio multiplied by the number of shares to which the option relates), the number of shares of Acquiror Common Stock the option holder would have received pursuant to the Merger if the holder had exercised his or her option immediately prior thereto, rounded to the next lowest whole number and (ii) cash in lieu of the portion of any option that would have related to any fractional shares of Acquiror Common Stock absent the rounding required by the previous clause; provided, however, that in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Code, the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

          5.13.3 COOPERATION. The Company and Acquiror shall cooperate in good faith with respect to the effectuation of the covenants described in
     SECTION 5.13.2.

     SECTION 5.14  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          5.14.1 The Company shall, and from and after the Effective Time, Acquiror shall (collectively, the "Indemnifying Parties"), indemnify, defend and hold harmless each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, trust manager or director of the Company or any Company Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such Person is or was an officer, trust manager or director of the Company or any Company Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation or Texas real estate investment trust is

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

     permitted under the applicable Governing Laws to indemnify its own directors or officers as the case may be (and Acquiror shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in the fourth sentence of this SECTION 5.14.1). Any Indemnified Parties proposing to assert the right to be indemnified under this SECTION 5.14 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this SECTION 5.14 against the Company, and from and after the Effective Time, Acquiror notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission or wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, and the fees, expenses and other charges of such counsel will be at the expense of the Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties) (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable and appropriate fees and expenses of such additional counsel or counsels. The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

          5.14.2 The provisions of this SECTION 5.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror and the Company.

          5.14.3 Acquiror shall either (i) extend the Company's existing directors and officers liability insurance policy as of the date hereof (or a policy providing coverage on the same or better terms and conditions) for acts or omissions occurring prior to the Effective Time by Persons who are currently

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

     covered by such insurance policy maintained by the Company for a period of six (6) years following the Effective Time, or (ii) add such Persons to the existing directors and officers liability insurance policy of Acquiror, provided, however, that for purposes of this subparagraph (ii), such insurance shall provide officers and trust managers of the Company the same coverage as similarly situated officers and directors of Acquiror and such insurance shall be maintained by Acquiror for a period of six years following the Effective Time. Notwithstanding the preceding sentence, in no event shall Acquiror or the Surviving Company be required to expend on average over such six year period in excess of 125% of the annual premium currently paid by the Company for such coverage and if the premium for such coverage on average over such six year period exceeds such amount, Acquiror or the Surviving Company shall purchase a policy with the greatest coverage available for such 125% of the annual premium.

          5.14.4 In the event that Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this SECTION 5.14, which obligations are expressly intended to be for the irreversible benefit of, and shall be enforceable by, each trust manager and officer covered hereby.

     SECTION 5.15 THE COMPANY RIGHTS PLAN. The Company shall either (i) redeem, effective immediately prior to the Effective Time, all the then outstanding Rights (as defined in the Rights Agreement) for cash pursuant to and in compliance with SECTION 23 of the Rights Agreement or (ii) take such other action to terminate the Rights Agreement as of that time, as the Company and Acquiror may mutually agree. The Company shall not redeem the Rights issued under the Rights Agreement, or terminate the Rights Agreement, prior to the Effective Time (other than in accordance with the preceding sentence) unless required to do so by a court of competent jurisdiction; provided, however, that the Company may take any of the foregoing actions if the Board of Trust Managers of the Company shall have accepted a proposal for a Superior Competing Transaction in accordance with the terms of SECTION 7.1.4.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          6.1.1 SHAREHOLDER APPROVALS. This Agreement shall have been approved and adopted by the Shareholder Approvals.

          6.1.2 LISTING OF SHARES. The NYSE shall have approved for listing the Acquiror Common Stock to be issued in the Merger.

          6.1.3 REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          6.1.4 NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

          6.1.5 RELATED TRANSACTIONS. The transactions contemplated by the Stock Purchase Agreements shall have been consummated in accordance with the terms of such agreements.

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

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by both Acquiror and Merger Sub:

          6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Acquiror shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied unless all breaches of the Company's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) are in the aggregate reasonably expected to have a Material Adverse Effect.

          6.2.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

          6.2.3 MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change and Acquiror shall have received a certificate of the chief executive officer or chief financial officer of the Company certifying to such effect.

          6.2.4 OPINIONS RELATING TO REIT. Acquiror shall have received an opinion of Counsel to the Company, dated as of the Closing Date, reasonably satisfactory to Acquiror that, for its taxable year ended December 31, 1993 and all subsequent taxable years ending on or before the Closing Date, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code.

          6.2.5 OTHER TAX OPINION. Acquiror shall have received either (i) a ruling from the IRS or (ii) an opinion dated as of the Closing Date from Counsel to Acquiror to the effect that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and that the Surviving Company will constitute a "qualified REIT subsidiary" under
     Section 856(i) of the Code.

          6.2.6 CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Material Adverse Effect.

     SECTION 6.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY.

     The obligation of the Company to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by the
Company:

          6.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Acquiror contained herein are so qualified) signed on behalf of Acquiror by the chief executive officer or the chief financial officer of Acquiror to such effect. This condition shall be deemed satisfied unless all breaches of Acquiror's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) are in the aggregate reasonably expected to have an Acquiror Material Adverse Effect.

          6.3.2 PERFORMANCE OF OBLIGATIONS OF ACQUIROR. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Acquiror signed on behalf of Acquiror by the chief executive officer or the chief financial officer of Acquiror to such effect.

          6.3.3 MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Acquiror Material Adverse Change and the Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror certifying to such effect.

          6.3.4 OPINION RELATING TO REIT STATUS. The Company shall have received an opinion of Counsel to Acquiror dated as of the Closing Date, reasonably satisfactory to the Company that, for its taxable year ended December 31, 1993 and all subsequent taxable years ending on or before the Closing Date, Acquiror was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Acquiror's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

          6.3.5 OTHER TAX OPINION. The Company shall have received either (i) a ruling from the IRS or (ii) an opinion dated as of the Closing Date from Counsel to the Company, to the effect that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and that the Surviving Company will constitute a "qualified REIT subsidiary" under
     Section 856(i).

          6.3.6 CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Material Adverse Effect.

                                  ARTICLE VII

                                 BOARD ACTIONS

     SECTION 7.1 COMPANY BOARD ACTIONS. Notwithstanding SECTION 5.7 or any other provision of this Agreement to the contrary, to the extent, and only to the extent, that the Board of Trust Managers of the Company, after consultation with outside legal counsel, determines in good faith that such action is required for the Board of Trust Managers of the Company to comply with its fiduciary duties to shareholders imposed by applicable law, the Company may:

          7.1.1 disclose to the shareholders of the Company any information that, in the opinion of the Board of Trust Managers of the Company after consultation with outside legal counsel, is required to be disclosed under applicable law;

          7.1.2 to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction;

          7.1.3 in response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to the Company pursuant to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (as determined by the Company's outside counsel), or otherwise respond to or deal with any Person in connection with a bona fide Competing Transaction proposed by such Person in writing, provided that the Company shall have notified Acquiror of such unsolicited requests or its participation in discussions or negotiations in accordance with SECTION 5.7.(C); and

          7.1.4 approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Competing Transaction and enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which has not been solicited or initiated by the Company in violation of SECTION 5.7 and which a majority of the members of Board of Trust Managers of the Company determines in good faith (A) to be more favorable to the Company's shareholders than the Merger and (B) is reasonably capable of being consummated.

     SECTION 7.2 ACQUIROR BOARD ACTIONS. Notwithstanding SECTION 5.8 or any other provision of this Agreement to the contrary, to the extent, and only to the extent, that the Board of Directors of Acquiror, after consultation with outside legal counsel, determines in good faith that such action is required for the Board of Directors of Acquiror to comply with its fiduciary duties to shareholders imposed by applicable law, Acquiror may:

          7.2.1 disclose to the shareholders of Acquiror any information that, in the opinion of the Board of Directors of Acquiror after consultation with outside legal counsel, is required to be disclosed under applicable law;

          7.2.2 to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to an Alternative Transaction;

          7.2.3 in response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to Acquiror pursuant to a confidentiality agreement not materially less favorable to Acquiror than the Company's obligations under the Confidentiality Agreement (as determined by Acquiror's outside counsel), or otherwise respond to or deal with any Person in connection with a bona fide Alternative Transaction proposed by such Person in writing, provided that Acquiror shall have notified the Company of such unsolicited requests or its participation in discussions or negotiations in accordance with SECTION 5.8(C); and

          7.2.4 approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) an Alternative Transaction and enter into an agreement with respect to such an Alternative Transaction.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after either of the Shareholder Approvals are obtained:

          8.1.1 by mutual written consent duly authorized by the Board of Directors of Acquiror and the Board of Trust Managers of the Company;

          8.1.2 by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in SECTION
     6.2.1 or SECTION 6.2.2, as the case may be, would be incapable of being satisfied by January 31, 1998 (or as otherwise extended);

          8.1.3 by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in SECTION 6.3.1 or
     SECTION 6.3.2, as the case may be, would be incapable of being satisfied by January 31, 1998 (or as otherwise extended);

          8.1.4 by either Acquiror or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger or requiring actions as a condition precedent to the Merger which would result in a Material Adverse Change shall have become final and nonappealable;

          8.1.5 by either Acquiror or the Company, if the Merger shall not have been consummated before January 31, 1998; provided, however, that the right to terminate this Agreement under this SECTION 8.1.5 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Merger to occur on or before such date;

          8.1.6 by either Acquiror or the Company (unless the Company is in breach of its obligations under SECTION 5.1.2) if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approvals shall not have been obtained as contemplated by
     SECTION 5.1;

          8.1.7 by either Acquiror (unless Acquiror is in breach of its obligations under SECTION 5.1.3) or the Company if, upon a vote at a duly held Acquiror Shareholders Meeting or any adjournment thereof, the Acquiror Shareholder Approvals shall not have been obtained as contemplated by
     SECTION 5.1;

          8.1.8 by the Company, if prior to the Company Shareholders Meeting, the Board of Trust Managers of the Company shall have withdrawn or modified in any manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction; provided, however, that such termination shall not be effective prior to the payment of the Break-Up Fee to the extent required by SECTION 8.2.2 hereof;

          8.1.9 by the Acquiror, if prior to the Acquiror Shareholders Meeting, the Board of Directors of Acquiror shall have withdrawn or modified in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, an Alternative Transaction; provided, however, that such termination shall not be effective prior to the payment of the Termination Fee to the extent required by SECTION 8.2.3 hereof;

          8.1.10 by Acquiror, if (i) prior to the Company Shareholders Meeting, the Board of Trust Managers of the Company shall have withdrawn or modified in any manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (ii) the Company shall have entered into a definitive agreement with respect to any Competing Transaction; provided, however, that such termination shall not be effective prior to the payment of the Break-Up Fee to the extent required by SECTION 8.2.2 hereof; and

          8.1.11 by the Company, if (i) prior to the Acquiror Shareholders Meeting, the Board of Directors of Acquiror shall have withdrawn or modified in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Alternative Transaction or (ii) Acquiror shall have entered into a definitive agreement with respect to any Alternative Transaction; provided, however, that such termination shall not be effective prior to the payment of the Termination Fee to the extent required by SECTION 8.2.3 hereof.

     SECTION 8.2  EXPENSES.

          8.2.1 Except as otherwise specified in this SECTION 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

          8.2.2  The Company agrees that if this Agreement shall be terminated
     (i) pursuant to SECTION 8.1.2, 8.1.6, 8.1.8 or 8.1.10 and, in the case of
     SECTION 8.1.2 or 8.1.6, following the date of this Agreement and prior to termination, the Company shall have received a proposal constituting a Competing Transaction and within 12 months following termination the Company shall enter into a definitive agreement providing for a Competing Transaction, then the Company will pay as directed by Acquiror a fee in an amount equal to the Break-Up Fee (provided that Acquiror was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination); and (ii) pursuant to
     SECTION 8.1.2 or 8.1.6, then the Company will pay an amount equal to the Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Acquiror, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Acquiror as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other, other than the payment of the Break-Up Fee. The "Break-Up Fee" shall be an amount equal to the lesser of (i) $10,000,000 (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to Acquiror in the year in which this Agreement is terminated (the "Termination Year") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to Acquiror, and (B) in the event Acquiror receives a ruling from the IRS (a "Break-Up Fee Ruling") holding that Acquiror's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Base Amount less the amount payable under clause (A) above. If the amount payable for the Termination Year under the preceding sentence is less than the Base Amount, the Company shall place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to Acquiror unless and until the Company receives either of the following: (i) a letter from Acquiror independent accountants indicating the maximum amount that can be paid at that time to Acquiror without causing Acquiror to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS ruling issued to Acquiror or an opinion of Acquiror's tax counsel to the effect that such payment would not be treated as includable in the income of Acquiror for any prior taxable year, in which event Company shall pay to Acquiror such maximum amount, or (ii) a Break-Up Fee Ruling, in which event the Company shall pay to Acquiror the unpaid Base Amount. The Break-Up Fee shall be reduced by any amounts previously paid in respect of Break-Up Expenses. The Company's obligation to pay any unpaid portion of the Break-Up Fee shall terminate five years from the date of this Agreement and the Company shall have no obligation to make any further payments notwithstanding that the entire Base Amount has not been paid as of such date. The "Break-Up Expenses" shall be an amount equal to the lesser of (i) Acquiror's out-of-pocket expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $1,500,000 (the "Expense Fee Base Amount") and (ii) the sum of
     (A) the maximum amount that can be paid to Acquiror in the Termination Year and in all relevant taxable years thereafter without causing it to fail to meet the REIT Requirements for such year, determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Acquiror and (B) in the event Acquiror receives a ruling from the IRS (an "Expense Fee Ruling") holding that Acquiror's receipt of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Expense Fee Base Amount less the amount payable under clause (A) above. The Company's obligation to pay any unpaid portion of the Break-Up Expenses shall terminate five years from the date of this Agreement and the Company shall have no obligation to make any further payments notwithstanding that the entire amount of Break-Up Expenses has not been paid as of such date. If the amount payable for the Termination Year (as determined above) is less than the Expense Fee Base Amount, the Company shall place the remaining portion of the Expense Fee Base Amount in escrow and shall not release any portion thereof to Acquiror unless and until the Company receives either of the following: (i) a letter from Acquiror's independent accountants indicating the maximum amount that can be paid at that time to Acquiror without causing Acquiror to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS ruling issued to Acquiror or an opinion of Acquiror's tax counsel to the effect that such payment would not be treated as includable in the income of Acquiror for any prior taxable year, in which event Company shall pay to Acquiror such maximum amount or (ii) an Expense Fee Ruling, in which event the Company shall pay to Acquiror the unpaid Expense Fee Base Amount.

          8.2.3 Acquiror agrees that if this Agreement shall be terminated (i) pursuant to SECTION 8.1.3, 8.1.7, 8.1.9 or 8.1.11 and, in the case of
     SECTION 8.1.3 or 8.1.7, following the date of this Agreement and prior to termination, Acquiror shall have received a proposal constituting an Alternative Transaction and within 12 months following termination Acquiror shall enter into a definitive agreement providing for an Alternative Transaction, then Acquiror will pay as directed by the Company a fee in an amount equal to the Termination Fee (provided that the Company was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination); and (ii) pursuant to
     SECTION 8.1.3 or 8.1.7, then Acquiror will pay an amount equal to the Termination Expenses. Payment of any of such amounts shall be made, as directed by the Company, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. The payment of the Termination Fee shall be compensation and liquidated damages for the loss suffered by the Company as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other, other than the payment of the Termination Fee. The "Termination Fee" shall be an amount equal to the lesser of (i) $10,000,000 (the "Termination Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to the Company in the Termination Year and in all relevant taxable years thereafter without causing it to fail to meet the REIT Requirements for such year, determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company, and (B) in the event the Company receives a ruling from the IRS (a "Termination Fee Ruling") holding that the Company's receipt of the Termination Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Termination Base Amount less the amount payable under clause (A) above. If the amount payable for the Termination Year under the preceding sentence is less than the Termination Base Amount, Acquiror shall place the remaining portion of the Termination Base Amount in escrow and shall not release any portion thereof to the Company unless and until Acquiror receives any one or combination of the following: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS ruling issued to the Company or an opinion of the Company's tax counsel to the effect that such payment would not be treated as includable in the income of the Company for any prior taxable year, in which event Acquiror shall pay to the Company such maximum amount, or (ii) a Termination Fee Ruling, in which event Acquiror shall pay to the Company the unpaid Termination Base Amount. The Termination Fee shall be reduced by any amounts previously paid in respect of Termination Expenses. Acquiror's obligation to pay any unpaid portion of the Termination Fee shall terminate five years from the date of this Agreement and Acquiror shall have no obligation to make any further payments notwithstanding that the entire Termination Base Amount has not been paid as of such date. The "Termination Expenses" shall be an amount equal to the lesser of (i) the Company's out-of-pocket expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $1,500,000 (the "Termination Expense Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to the Company in the Termination Year and in all relevant taxable years thereafter without causing the Company to fail to meet the REIT Requirements for such year, determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company and (B) in the event the Company receives a ruling from the IRS (a "Termination Expense Ruling") holding that the Company's receipt of the Termination Expense Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Termination Expense Base Amount less the amount payable under clause (A) above. Acquiror's obligation to pay any unpaid portion of the Termination Expenses shall terminate five years from the date of this Agreement and Acquiror shall have no obligation to make any further payments notwithstanding that the entire amount of Termination Expense Base Amount has not been paid as of such date. If the amount payable for the Termination Year (as determined above) is less than the Termination Expense Base Amount, Acquiror shall place the remaining portion of the Termination Expense Base Amount in escrow and shall not release any portion thereof to the Company unless and until Acquiror receives either of the following: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS ruling issued to the Company or an opinion of the Company's tax counsel to the effect that such payment would not be treated as includable in the income of the Company for any prior taxable year, in which event Acquiror shall pay to the Company such maximum amount, or (ii) a Termination Expense Ruling, in which event Acquiror shall pay to the Company the unpaid Termination Expense Base Amount.

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     SECTION 8.3  EFFECT OF TERMINATION.  In the event of termination of this
Agreement by either the Company or Acquiror as provided in SECTION 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror, or the Company, other than the last sentence of SECTION 5.2, SECTION 8.2, this SECTION 8.3, ARTICLE IX and ARTICLE X and except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors or Board of Trust Managers, as the case may be, at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the office of the County Clerk of Dallas County, Texas and the office of the Secretary of State of the State of Georgia, provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Company's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company's shareholders or Acquiror's shareholders.

     SECTION 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waivers pursuant to clause (c) of the second preceding sentence (i) of the provisions of SECTION
4.1.5 may be given in writing on behalf of Acquiror by a duly authorized officer of Acquiror and (ii) of the provisions of SECTION 4.2.5 may be given in writing by or on behalf of the Company by a duly authorized officer of the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                          DEFINITIONS AND CONSTRUCTION

     SECTION 9.1  CERTAIN DEFINITIONS.  For purposes of this Agreement:

          "1940 Act" means the Investment Company Act of 1940, as amended.

          "Acquiror" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "Acquiror Benefit Plans" has the meaning ascribed to it in SECTION 3.2.10(I).

          "Acquiror Common Stock" means common stock, par value $.01 per share, of Acquiror.

          "Acquiror Disclosure Letter" means the letter previously delivered to the Company by Acquiror disclosing certain information in connection with this Agreement.

          "Acquiror Employee Stock Plans" has the meaning ascribed to it in
     SECTION 3.2.3.

          "Acquiror Financial Advisor" has the meaning ascribed to it in SECTION 3.2.13.

          "Acquiror Financial Statement Date" has the meaning ascribed to it in
     SECTION 3.2.6.

          "Acquiror Material Adverse Change" has the meaning ascribed to it in
     SECTION 3.2.6.

          "Acquiror Material Adverse Effect" has the meaning ascribed to it in
     SECTION 3.2.1.

          "Acquiror Options" has the meaning ascribed to it in SECTION 3.2.3.

          "Acquiror Preferred Stock" means preferred stock, par value $.01 per share, of Acquiror.

          "Acquiror Properties" has the meaning ascribed to it in SECTION 3.2.8.

          "Acquiror SEC Documents" has the meaning ascribed to it in SECTION 3.2.5.

          "Acquiror Shareholder Approvals" has the meaning ascribed to it in
     SECTION 3.2.4.

          "Acquiror Shareholders Meeting" has the meaning ascribed to it in
     SECTION 5.1.3.

          "Acquiror Subsidiary" means Merger Sub, any Subsidiary of the aforementioned entities and any other entity of which Acquiror is the direct or indirect general partner or as to which the Company has the right or power to elect a majority of the board of directors or other governing body.

          "Addison" has the meaning ascribed to it in the Recitals of the Agreement.

          "Addison Stock Purchase Agreement" has the meaning ascribed to it in the Recitals of the Agreement.

          An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "Agreement" means this instrument as originally executed, including the Annexes, Exhibits and Schedules to the Acquiror Disclosure Letter and the Company Disclosure Letter, or as it may be from time to time supplemented or amended by one or more supplements or amendments hereto entered pursuant to the applicable provisions hereof.

          "Alternative Transaction" has the meaning ascribed to it in SECTION
     5.8.

          "Armada" has the meaning ascribed to it in the Recitals of the Agreement.

          "Armada Stock Purchase Agreement" has the meaning ascribed to it in the Recitals of the Agreement.

          "Applicable Bodies" has the meaning ascribed to it in SECTION 1.3.

          "Articles of Merger" has the meaning ascribed to it in SECTION 1.3.

          "Base Amount" has the meaning ascribed to it in SECTION 8.2.2.

          "Break-Up Expenses" has the meaning ascribed to it in SECTION 8.2.2.

          "Break-Up Fee" has the meaning ascribed to it in SECTION 8.2.2.

          "Break-Up Fee Ruling" has the meaning ascribed to it in SECTION 8.2.2.

          "Certificates" has the meaning ascribed to it in SECTION 2.2.3.

          "Closing Date" has the meaning ascribed to it in SECTION 1.2.

          "Code" has the meaning ascribed to it in the Recitals of the Agreement.

          "Common Shares" has the meaning ascribed to it in the Recitals of the Agreement.

          "Company" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "Company Benefit Plans" has the meaning ascribed to it in SECTION 3.1.11(I).

          "Company's Bylaws" has the meaning ascribed to it in SECTION 3.1.1.

          "Company's Charter" has the meaning ascribed to it in SECTION 3.1.1.

          "Company Disclosure Letter" means the letter previously delivered to Acquiror by the Company disclosing certain information in connection with this Agreement.

          "Company Employee Stock Plans" has the meaning ascribed to it in
     SECTION 3.1.3.

          "Company Interests" means, collectively, the Company Subsidiaries and all direct or indirect interests of the Company or any Company Subsidiary.

          "Company Options" has the meaning ascribed to it in SECTION 3.1.3.

          "Company Properties" has the meaning ascribed to it in SECTION 3.1.8.

          "Company SEC Documents" has the meaning ascribed to it in SECTION
     3.1.5.

          "Company Shareholder Approvals" has the meaning ascribed to it in
     SECTION 3.1.4.

          "Company Shareholders Meeting" has the meaning ascribed to it in
     SECTION 5.1.2.

          "Company Subsidiaries" means, collectively, those companies set forth in Section A of SCHEDULE 3.1.2 to the Company Disclosure Letter, any subsidiary of any of the aforementioned entities and any other entity of which the Company is the direct or indirect general partner or as to which the Company has the right or power to elect a majority of the board of directors or other governing body.

          "Competing Transaction" has the meaning ascribed to it in SECTION 5.7.

          "Confidentiality Agreement" has the meaning ascribed to it in SECTION 5.2.

          "Cureton" has the meaning ascribed to it in the Recitals of this Agreement.

          "Development Budgets" has the meaning ascribed to it in SECTION 4.1.5.

          "Development Properties" has the meaning ascribed to it in SECTION 3.1.8.

          "Effective Time" has the meaning ascribed to it in SECTION 1.3.

          "Encumbrances" has the meaning ascribed to it in SECTION 3.1.8.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate of the Acquiror" has the meaning ascribed to it in
     SECTION 3.2.10(I).

          "ERISA Affiliate of the Company" has the meaning ascribed to it in
     SECTION 3.1.11(I).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" has the meaning ascribed to it in SECTION 2.2.1.

          "Exchange Fund" has the meaning ascribed to it in SECTION 2.2.2.

          "Exchange Ratio" has the meaning ascribed to it in SECTION 2.1.2.

          "Expense Fee Base Amount" has the meaning ascribed to it in SECTION 8.2.2.

          "Expense Fee Ruling" has the meaning ascribed to it in SECTION 8.2.2.

          "Final Company Dividend" has the meaning ascribed to it in SECTION 2.2.4(I).

          "Financial Statement Date" has the meaning ascribed to it in SECTION 3.1.6.

          "Future Development Properties" has the meaning ascribed to it in
     SECTION 3.1.8.

          "GAAP" means generally accepted accounting principles.

          "Glover" has the meaning ascribed to it in the Recitals of this Agreement.

          "Governing Laws" has the meaning ascribed to it in SECTION 1.1.

          "Governmental Entity" means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

          "Hazardous Materials" means those substances, materials, and items, in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, byproducts, or any other material or article, which are regulated by or form the basis of liability under federal, state or local environmental, health, and safety statutes or regulations including, without limitation, hazardous wastes, hazardous substances, pollutants, contaminants, asbestos, polychlorinated biphenyls, petroleum (including, but not limited to, crude oil, petroleum-derived substances, waste, or breakdown or decomposition products thereof or any fraction thereof), and radioactive substances.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" has the meaning ascribed to it in SECTION 3.1.16(II).

          "Indemnified Liabilities" has the meaning ascribed to it in SECTION 5.14.1.

          "Indemnified Parties" has the meaning ascribed to it in SECTION
     5.14.1.

          "Indemnifying Parties" has the meaning ascribed to it in SECTION
     5.14.1.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge" where used herein with respect to the Company shall mean the actual knowledge of the Persons named in SCHEDULE 9.1 to the Company Disclosure Letter and where used with respect to Acquiror shall mean the actual knowledge of the Persons named in SCHEDULE 9.1 to the Acquiror Disclosure Letter.

          "Laws" mean any judgment, order, decree, statute, law, ordinance, rule or regulation.

          "Liens" mean any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

          "Material Adverse Change" has the meaning ascribed to it in SECTION 3.1.6.

          "Material Adverse Effect" has the meaning ascribed to it in SECTION 3.1.1.

          "Merger" has the meaning ascribed to it in the Recitals of this Agreement.

          "Merger Consideration" has the meaning ascribed to it in SECTION
     2.1.2.

          "Merger Sub" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "NYSE" means the New York Stock Exchange.

          "Operating Partnership" means Post Apartment Homes, L.P., a Georgia limited partnership.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permitted Acquiror Liens" has the meaning ascribed to it in SECTION 3.2.8.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Preferred Shares" means the preferred shares of beneficial interest, par value $.01 per share, of the Company.

          "Property Restrictions" has the meaning ascribed to it in SECTION
     3.1.8.

          "Proxy Statement" has the meaning ascribed to it in SECTION 3.1.4.

          "Prudential" has the meaning ascribed to it in SECTION 3.1.14.

          "Qualifying Income" has the meaning ascribed to it in SECTION 8.2.2.

          "Registration Statement" has the meaning ascribed to it in SECTION 3.2.4.

          "Regulation S-K" means Regulation S-K promulgated under the Securities Act the and Exchange Act.

          "Regulation S-X" means Regulator S-X promulgated under the Securities Act the and Exchange Act.

          "REIT" has the meaning ascribed to it in SECTION 3.1.12(II).

          "REIT Requirements" has the meaning ascribed to it in SECTION 8.2.2.

          "Rights Agreement" has the meaning ascribed to it in SECTION 3.1.6.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shareholder Approvals" has the meaning ascribed to it in SECTION
     3.2.4.

          "Shareholders Meetings" means collectively the Acquiror Shareholders Meeting and the Company Shareholders Meeting.

          "Shaw" has the meaning ascribed to it in the Recitals of this Agreement.

          "Stock Incentive Plans" has the meaning ascribed to it in SECTION 5.13.2.

          "Stock Purchase Agreements" has the meaning ascribed to it in the Recitals of this Agreement.

          "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 20% or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

          "Superior Competing Transaction" has the meaning ascribed to it in
     SECTION 7.1.4.

          "Surviving Company" has the meaning ascribed to it in SECTION 1.1.

          "Takeover Statute" has the meaning ascribed to it in SECTION 3.1.17.

          "Taxes" mean and shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

          "Termination Base Amount" has the meaning ascribed to it in SECTION 8.2.3.

          "Termination Expense Base Amount" has the meaning ascribed to it in
     SECTION 8.2.3.

          "Termination Expense Ruling" has the meaning ascribed to it in SECTION 8.2.3.

          "Termination Expenses" has the meaning ascribed to it in SECTION
     8.2.3.

          "Termination Fee" has the meaning ascribed to it in SECTION 8.2.3.

          "Termination Fee Ruling" has the meaning ascribed to it in SECTION 8.2.3.

          "Termination Year" has the meaning ascribed to it in SECTION 8.2.2.

          "Transactions" has the meaning ascribed to it in the Recitals of this Agreement.

          "Transfer and Gains Tax" has the meaning ascribed to it in SECTION
     5.12.

          "Unconsolidated Company Financial Statements" has the meaning ascribed to it in SECTION 3.1.5.

          "Units" has the meaning ascribed to it in SECTION 3.2.3.

          "Williams" has the meaning ascribed to it in the Recitals of this Agreement.

     SECTION 9.2  RULES OF CONSTRUCTION.

          (i) "This Agreement" means this instrument as originally executed, including the Annexes, Exhibits and Schedules hereto, or as it may be from time to time supplemented or amended by one or more supplements or amendments hereto entered pursuant to the applicable provisions hereof;

          (ii) "includes" and "including" are not limiting, and, in each case, shall be construed as if followed by the words "without limitation," "but not limited to" or words of similar import;

          (iii) "may not" is prohibitive, and not permissive;

          (iv) "shall" is mandatory, and not permissive;

          (v) "or" is not exclusive (i.e., if a party "may do (a), (b) or (c)," then the party may do all of, any one of, or any combination of, (a), (b) or (c)) unless the context expressly provides otherwise;

          (vi) all references in this instrument to designated Articles, Sections, Exhibits, and Schedules are to the designated Articles, Sections, Annexes, Exhibits, and Schedules of this instrument as originally executed;

          (vii) all references herein to constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders include any successor thereto or replacement thereof, and mean references to any of them as amended, modified or supplemented from time to time;

          (viii) the words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (ix) all terms used herein which are defined in the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder have the meanings assigned to them therein unless otherwise defined herein; and

          (x) all accounting terms not otherwise defined herein have the meaning assigned to them in accordance with GAAP.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This SECTION 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 10.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          10.2.1 if to Acquiror, to:

           Post Properties, Inc.
           3350 Cumberland Circle
           Suite 2200
           Atlanta, Georgia 30339
           Attention: John T. Glover
           Telecopy: (770) 850-4400

           with a copy to:

           King & Spalding
           191 Peachtree Street
           Atlanta, Georgia 30303
           Attention: John J. Kelley III
           Telecopy: (404) 572-5100

          10.2.2 if to the Company, to:
           Columbus Realty Trust
           15851 Dallas Parkway
           Suite 855
           Dallas, Texas 75248
           Attention: Robert L. Shaw
           Telecopy: (972) 770-5109

           with a copy to:

           Winstead Sechrest & Minick, P.C.
           5400 Renaissance Tower
           1201 Elm Street
           Dallas, Texas 75270
           Attention: Michelle P. Goolsby
           Telecopy: (214) 745-5390

           and:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022
           Attention: J. Gregory Milmoe
           Telecopy: (212) 735-3594

     SECTION 10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 10.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(b) except for the provisions of ARTICLE II, SECTION 5.13.2 and SECTION 5.14, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

     SECTION 10.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE GOVERNING LAW.

     SECTION 10.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 10.7 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the

State of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     SECTION 10.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this SECTION 10.8.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                               SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER

     IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ACQUIROR:

                                          POST PROPERTIES, INC.

                                          By:      /s/ JOHN T. GLOVER
                                            ------------------------------------
                                                       John T. Glover
                                                         President

                                          MERGER SUB:

                                          POST LP HOLDINGS, INC.

                                          By:      /s/ JOHN T. GLOVER
                                            ------------------------------------
                                                       John T. Glover
                                                         President

                                          COMPANY:

                                          COLUMBUS REALTY TRUST

                                          By:      /s/ ROBERT L. SHAW
                                            ------------------------------------
                                                       Robert L. Shaw
                                                  Chief Executive Officer

                                                                       EXHIBIT A

                        FORM OF COMPANY AFFILIATE LETTER

                                                      , 1997

Post Properties, Inc.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia 30339

Ladies and Gentlemen:

     I have been advised that as of the date of this letter, I may be deemed to be an "affiliate" of Columbus Realty Trust, a Texas real estate investment trust (the "Company"), as the term affiliate is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms
of the Agreement and Plan of Merger, dated as of August   , 1997 (the "Merger
Agreement"), by and among Post Properties, Inc., a Georgia corporation ("Post"), Post LP Holdings, Inc., a Georgia corporation ("Merger Sub"), and the Company, the Company will be merged with and into Merger Sub (the "Merger").

     As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Post (the "Post Securities"). I would receive such shares in exchange for shares owned by me of beneficial interest, par value $.01 per share, of the Company.

     I represent, warrant and covenant to Post that in the event I receive any Post Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Post Securities in violation of the Securities Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Post Securities to the extent I felt necessary with my counsel or counsel for the Company.

          C. I have been advised that the issuance of the Post Securities to me pursuant to the Merger will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger is to be submitted for a vote of the shareholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Post Securities has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of the Post Securities issued to me pursuant to the Merger unless (i) such sale, transfer or other disposition is registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          D. I understand that Post is under no obligation to register the sale, transfer or other disposition of the Post Securities by me or on my behalf under the Securities Act. By its execution hereof, Post agrees that it will, as long as I own any Post Securities, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and will promptly furnish upon my written request a written statement confirming that such reports have been so timely filed.

          E. I also understand and agree that stop transfer instructions will be given to Post's transfer agent with respect to the Post Securities and that there will be placed on the certificates for the Post Securities issued to me, or any substitutions therefor, a legend to the effect of the above restrictions. It is understood and agreed that such legend shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date I acquired the Post Securities and the provisions of Rule 145(d)(2) are then available to me, (ii) two years shall have elapsed from the date the undersigned acquired the Post Securities and the provisions of Rule 145(d)(3) are then applicable to me or (iii) Post has received either an opinion of counsel, in form and substance reasonably satisfactory to Post, or a "no action" letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this      day of
            , 1997 by

POST PROPERTIES, INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                         ANNEX B


(MERRILL LYNCH LOGO)                                                   [Address]

                                 August 1, 1997

Board of Directors
Post Properties, Inc.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia 30339

Members of the Board of Directors:

     Post Properties, Inc. (the "Acquiror"), Post LP Holdings, Inc. ("Peach"), a wholly owned subsidiary of the Acquiror, and Columbus Realty Trust (the "Company") propose to enter into an Agreement and Plan of Merger, dated August 1, 1997 (the "Agreement") pursuant to which the Company will be merged with and into Peach (a qualified Real Estate Investment Trust ("REIT") subsidiary) in a transaction (the "Transaction") in which each issued and outstanding share of Company common stock, par value $.01 per share (the "Company Shares") will be converted into the right to receive .615 shares (the "Exchange Ratio") of Acquiror common stock, par value $.01 per share (the "Acquiror Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

           (1) Reviewed certain publicly available business and financial information relating to the Acquiror and the Company which we deemed to be relevant;

           (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of the Acquiror and the Company furnished to us by the Acquiror and the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Acquiror and the Company;

           (3) Conducted discussions with members of senior management of the Acquiror and the Company concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

           (4) Reviewed the market prices and valuation multiples for the Acquiror Shares and the Company Shares and compared them with those of certain publicly traded companies that we deemed relevant;

           (5) Reviewed the results of operations of the Acquiror and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we deemed to be relevant;

           (7) Participated in certain discussions and negotiations among representatives of the Acquiror and the Company and their financial and legal advisors;

        (8)  Reviewed the potential pro forma impact of the Transaction;

        (9)  Reviewed a draft dated July 29, 1997 of the Agreement; and

        (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Acquiror or the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Acquiror or the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Acquiror or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's or Company's management as to the expected future financial performance of the Acquiror or the Company, as the case may be, and the Expected Synergies. We have further assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purpose. We have also assumed that the final form of the Agreement will be substantially similar to the last draft thereof reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. We have also assumed that the Transaction will not change the REIT status of the pro forma entity.

     We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Acquiror or the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed merger.

     In connection with the preparation of this opinion, we have not been authorized by the Acquiror or the Board of Directors of the Acquiror to solicit, nor have we solicited or taken into account any prospect of, third-party indications of interest for the acquisition of all or any part of the Company. We are not expressing any opinion herein as to the prices at which the shares of the Acquiror's common stock will trade following the announcement or consummation of the Transaction.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

                                        Very Truly yours,

                                        /s/MLPF&S
                                        -------------------------------------
                                        MLPF&S

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED

                                                                         ANNEX C


(PRUDENTIAL LOGO)                                                      [ADDRESS]


                                                                  August 1, 1997


The Board of Trust Managers
Columbus Realty Trust
15851 Dallas Parkway
Suite 855
Dallas, Texas 75248

Members of the Board:

     We understand that Columbus Realty Trust, a Texas real estate investment trust ("Columbus" or the "Company"), Post Properties, Inc., a Georgia corporation ("Post"), and Post LP Holdings, Inc., a Georgia corporation, and a wholly-owned subsidiary of Post (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, the Company shall merge with and into the Merger Sub and the Merger Sub shall be the surviving corporation (the "Merger"). In the Merger each outstanding share of Common Stock, par value $0.01 per share, of the Company (the "Columbus Common Stock") will be converted into the right to receive 0.615 of a share of common stock, $0.01 par value, of Post (the "Post Common Stock") and together with any cash in lieu of fractional shares of Columbus Common Stock (the "Merger Consideration").

     You have requested our opinion as to the fairness from a financial point of view of the Merger Consideration to the stockholders of the Company. In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

          (i) a draft dated July 27, 1997 of the Agreement;

          (ii) certain publicly-available historical financial and operating data of the Company including, but not limited to, (a) the Annual Report to Stockholders and Annual Report on Form 10-K of the Company for the three fiscal years ended December 31, 1996, 1995 and 1994, (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and internal reports for the quarter ended June 30, 1997, (c) the Proxy Statement for the Annual Meeting of Stockholders held on May 23, 1997, (d) the Prospectus dated December 21, 1993 relating to the sale of 6,898,566 shares of Columbus Common Stock and (e) the Prospectus dated July 22, 1994 relating to the sale of 2,700,000 shares of Columbus Common Stock;

          (iii) certain publicly-available historical financial and operating data for Post including, but not limited to, (a) the Annual Report on Form 10-K for the three fiscal years ended December 31, 1996, 1995 and 1994, (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and internal reports for the quarter ended June 30, 1997 and (c) a press release dated July 22, 1997 announcing financial results for the quarter ended June 30, 1997;

          (iv) certain information relating to the Company, including projected income statements for the fiscal years ending December 1997, 1998 and 1999, prepared by the management of the Company;

          (v) certain information relating to Post, including financial forecasts for the fiscal years ending December 31, 1997, 1998, 1999 and 2000 prepared by the management of Post;

          (vi) operating and unaudited financial information of certain Post properties and certain Company properties for the six months ending June 30, 1997;

          (vii) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the Company and Post, respectively, or otherwise relevant to our inquiry;

          (viii) the financial terms of certain recent transactions we deemed relevant to our inquiry;

          (ix) the historical stock prices and trading volumes of the Company Common Stock and Post Common Stock; and

          (x) such other financial studies, analyses and investigations that we deemed appropriate.

     We have assumed, with your consent, that the draft of the Agreement which we reviewed (as referred to above) will conform in all material respects to that document when in final form.

     We have met with the senior management of the Company and Post to discuss
(i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies and (iv) such other matters that we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and Post and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Post. With respect to certain financial forecasts, provided to us by the Company for the Company and Post for Post, we have assumed that such information (and the assumptions and bases therefor) represents each respective management's best currently available estimate as to the future financial performance of the Company and of Post. Our opinion is predicated on the Merger qualifying (i) as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) for "purchase" accounting treatment. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

     In connection with our advisory assignment, we were authorized to discuss with Post and one other party the acquisition of all or any part of the Company. We have not been authorized by the Company or its Board of Trust Managers to solicit, other than the aforementioned, nor have we solicited, indications of interest from third parties for the acquisition of all or any part of the Company. Our opinion does not address nor should it be construed to address the relative merits of the Merger and alternative business strategies. In addition, this opinion does not in any manner address the prices at which Post Common Stock will actually trade following consummation of the Merger.

     As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive a fee for such services, which fee is contingent upon the consummation of the Merger. In addition to having underwritten the Company's initial public offering and secondary Common Stock offering, in the ordinary course of business we may actively trade the shares of the Company Common Stock and the Post Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are for the use of the Board of Trust Managers of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

                                     Very truly yours,

                                     /s/ PRUDENTIAL SECURITIES INCORPORATED
                                     PRUDENTIAL SECURITIES INCORPORATED

                            POST PROPERTIES, INC.
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE SPECIAL MEETING OF SHAREHOLDERS ON OCTOBER 24, 1997


The undersigned hereby appoints John A. Williams and John T. Glover and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. ("Post") which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on Friday, October 24, 1997, at 9:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Special Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus as follows, and otherwise in their discretion upon such other business as may properly come before the Special Meeting of Shareholders or any adjournment thereof.





HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?


---------------------------------               -----------------------------

---------------------------------               -----------------------------

---------------------------------               -----------------------------




------------------------------------------------------------------------------------------------------------------------------------
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                                             FOR       AGAINST    ABSTAIN
    ======================  To approve adopt (a) the Agreement and Plan of                   [  ]        [  ]      [  ]
                            Merger (the "Merger Agreement") dated as of
            POST            August 1, 1997 by and among Post, Columbus Realty Trust
        PROPERTIES, INC     and Post LP Holdings, Inc. pursuant to which Post will
                            issue shares of Common Stock (the "Stock Issuance") and (b)
                            the Stock Issuance.
    ======================
                            To approve an amendment to the Post Properties, Inc.             [  ]        [  ]      [  ]
                            Employee Stock Plan (the "Employee Stock Plan Amendment")
                            to increase the number of shares of Common Stock of Post
                            reserved for issuance thereunder from 1,200,000 to 3,500,000.
                            Approval of the Employee Stock Plan Amendment by the Post
                            Shareholders is conditioned upon approval of the Merger
                            Agreement and the Stock Issuance by the Post Shareholders.

RECORD DATE SHARES:                  Mark box at right if comments or address change have                          [  ]
                                     been noted on the reverse side of
                                     this card.

                                                                                 THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF
                                                                                 NO DIRECTION IS INDICATED, THIS PROXY WILL BE
                                                                                 VOTED FOR THE ABOVE-STATED PROPOSALS.

                                                                                 Please sign exactly as your name or names appear
                                                                                 hereon. For more than one owner as shown above,
                                                                                 each should sign. When signing in a fiduciary or
                                                                                 representative capacity, please give full title.
                                                                                 If this proxy is submitted by a corporation, it
                                                                                 should be executed in the full corporate name by
                                                                                 a duly authorized officer, if a partnership,
                                                                                 please sign in the partnership name by an
                                                                                 authorized person.

                                                                                 PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
                                                                                 RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
  Please be sure to sign and date this Proxy.    Date_________________________   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL
                                                                                 MEETING ON OCTOBER 24, 1997. IF YOU ATTEND THE
     Shareholder sign here____________________Co-owner sign here______________   SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU
                                                                                 WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR
                                                                                 PROXY.
-----------------------------------------------------------------------------------------------------------------------------------

PROXY                        COLUMBUS REALTY TRUST

                 PROXY SOLICITED BY THE BOARD OF TRUST MANAGERS
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS

                              ON OCTOBER 24, 1997



    The undersigned, revoking any proxy heretofore given, hereby appoints Robert
L. Shaw and Will Cureton and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all common shares of beneficial interest of Columbus Realty Trust ("Columbus") which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on Friday, October 24, 1997, at 9:00 a.m., local time, at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270 or at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Special Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus as follows, and otherwise in their discretion upon such other business as may properly come before the Special Meeting of Shareholders or any adjournment thereof.


1. To approve and adopt the Agreement and Plan of Merger dated as of August 1, 1997 by and among Post Properties, Inc., Columbus Realty Trust and Post LP Holdings, Inc.

            [ ] FOR                             [ ] AGAINST                         [ ] ABSTAIN

                  (continued and to be signed on reverse side)

                          (continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSAL.

                                                 Date:

                                                      --------------------------
                                                 1997

                                                 -------------------------------

                                                 -------------------------------

                                                 Please sign exactly as your
                                                 name or names appear hereon.
                                                 For more than one owner as
                                                 shown above, each should sign.
                                                 When signing in a fiduciary or
                                                 representative capacity, please
                                                 give full title. If this proxy
                                                 is submitted by a corporation,
                                                 it should be executed in the
                                                 full corporate name by a duly
                                                 authorized officer, if a
                                                 partnership, please sign in the
                                                 partnership name by an
                                                 authorized person.


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ON OCTOBER 24, 1997. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Part 5 of Article 8 of the Georgia Business Corporation Code states:

14-2-850.  PART DEFINITIONS.

     As used in this part, the term:

          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

          (3) "Expenses" include attorneys' fees.

          (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

14-2-851.  AUTHORITY TO INDEMNIFY.

     (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

14-2-852.  MANDATORY INDEMNIFICATION.

     Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

14-2-853.  ADVANCE FOR EXPENSES.

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

14-2-854.  COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

          (1) The director is entitled to mandatory indemnification under Code
     Section 14-2-852, in which case the court also orders the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

          (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

          (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

14-2-855.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code
Section 14-2-851.

     (b) The determination shall be made:

          (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

          (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

          (3) By special legal counsel:

             (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

             (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

          (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

14-2-856.  SHAREHOLDER APPROVED INDEMNIFICATION.

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3) For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

14-2-857.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

     Unless a corporation's articles of incorporation provide otherwise:

          (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court ordered indemnification under Code Section 14-2-854, in each case to the same extent as a director, and

          (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858.  INSURANCE.

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code Section 14-2-852.

14-2-859.  APPLICATION OF PART.

     (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

     (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

ARTICLES OF INCORPORATION

     As permitted by the Georgia Business Corporation Code, the Post Charter provides that a director shall not be personally liable to Post or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of Post, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director derived an improper personal benefit. The Post Charter further provides that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Post shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

     Under Article IV of Post's Bylaws and certain agreements entered into by Post, Post is required to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding (as defined in the Georgia Business Corporation Code) because he is or was a director or officer against liability (as defined in the Georgia Business Corporation Code), incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of Post and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Post is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) Such person furnishes Post a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and

          (b) Such person furnishes Post a written undertaking, executed personally on his behalf to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VI of Post's Bylaws are not exclusive of any other right which any person may have under any statute, provision of the Company's Articles of Incorporation, provision of Post's Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     The Partnership Agreement of the Operating Partnership also provides for indemnification of Post and its officers and directors to the same extent indemnification is provided to officers and directors of Post in the Post Charter, and limits the liability of Post and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of Post to Post and its shareholders is limited under the Post Charter.

     In connection with the formation transactions, Post agreed to indemnify Messrs. Williams and Glover from any exposure to personal liability for or under personal guarantees of certain indebtedness of partnerships of Post aggregating $107,900,000 in principal amount as to which Messrs. Williams and Glover currently have personal liability either directly or as a guarantor of such indebtedness.

     Post's directors and officers are insured against damages from actions and claims incurred in the course of their duties, and Post is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits


EXHIBIT                                DESCRIPTION
-------                                -----------
  2.1     --   Agreement and Plan of Merger, dated as of August 1, 1997, by and among Post Properties, Inc., Post LP Holdings, Inc. and
               Columbus Realty Trust (attached as Annex A to the Joint
               Proxy Statement/Prospectus forming a part of this
               Registration Statement).
  3.1     --   Articles of Incorporation of Post Properties, Inc.
               (incorporated by reference to Exhibit 3.1 of Post
               Properties, Inc.'s Registration Statement on Form S-11 (File
               No. 33-61936).
  3.2     --   Bylaws of Post Properties, Inc. (incorporated by reference to Exhibit 3.2 to Post Properties, Inc. Registration
               Statement on Form S-11 (File No. 33-61936)).
  5.1     --   Opinion of King & Spalding regarding the validity of the
               securities being registered.
  8.1     --   Opinion of King & Spalding regarding certain tax aspects of the Merger.
  8.2     --   Opinion of King & Spalding regarding REIT qualification of
               Post Properties, Inc.
  8.3     --   Opinion of Winstead Sechrest & Minick P.C. regarding certain tax aspects of the Merger.
  8.4     --   Opinion of Winstead Sechrest & Minick P.C. regarding REIT
               qualification of Columbus Realty Trust.
  8.5     --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
               regarding certain tax aspects of the Merger.
 23.1     --   Consent of King & Spalding (included as part of its opinions filed as Exhibits 5.1, 8.1 and 8.2).
 23.2     --   Consent of Price Waterhouse LLP, independent accountants.
 23.3     --   Consent of Ernst & Young LLP, independent auditors.
 23.4     --   Consent of Winstead Sechrest & Minick P.C. (included as part of its opinions filed as Exhibits 8.3 and 8.4).
 23.5     --   Consent of Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.
 23.6     --   Consent of Prudential Securities Incorporated.
 23.7     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included as part of its opinion filed as Exhibit 8.5).
 24.1*    --   Power of Attorney.

EXHIBIT                                DESCRIPTION
-------                                -----------
 99.1     --   Opinion of Merrill, Lynch Pierce, Fenner & Smith
               Incorporated (included as Annex B to the Proxy Statement).
 99.2     --   Opinion of Prudential Securities Incorporated (included as
               Annex C to the Proxy Statement).

---------------


* Previously filed.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 24th day of September, 1997.


                                          POST PROPERTIES, INC.

                                          By:     /s/ JOHN A. WILLIAMS
                                            ------------------------------------
                                                      John A. Williams
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on September 24, 1997:



                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ JOHN A. WILLIAMS                   Chairman of the Board of Directors, Chief
-----------------------------------------------------    Executive Officer and Director (Principal
                  John A. Williams                       Executive Officer)

                          *                            President, Chief Operating Officer, Treasurer
-----------------------------------------------------    and Director (Principal Financial Officer)
                   John T. Glover

                          *                            Senior Vice President (Principal Accounting
-----------------------------------------------------    Officer)
                   R. Gregory Fox

                          *                            Director
-----------------------------------------------------
                   Arthur M. Blank

                          *                            Director
-----------------------------------------------------
                  Herschel M. Bloom

                          *                            Director
-----------------------------------------------------
                  Russell R. French

                          *                            Director
-----------------------------------------------------
               William A. Parker, Jr.

                          *                            Director
-----------------------------------------------------
                     J. C. Shaw

              *By: /s/ JOHN A. WILLIAMS
-----------------------------------------------------
                  John A. Williams
                  Attorney-in-Fact


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